UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

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Avon Products, Inc.

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Notice of

of Shareholders and Proxy Statement

April 15, 2016

Dear Fellow Shareholders:

It is my pleasure to invite you to join me, the Board of Directors, senior leaders, and current and former employees at the 2016 Annual Meeting of Shareholders in New York City. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

We hope that you will join us in New York, but whether or not you plan to attend the Annual Meeting, your vote is important. I encourage you to vote by telephone, by internet or by signing, dating, and returning your proxy card by mail. Voting instructions are found on page 6 of the Proxy Statement.

On behalf of the Board of Directors and Avon management, thank you for your investment and interest in Avon.

Sincerely yours,

Sheri McCoy
Chief Executive Officer

AVON PRODUCTS, INC.

777 Third Avenue

New York, NY 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE & TIME: Thursday, May 26, 2016 9:00 a.m. PLACE: W New York Hotel 541 Lexington Avenue New York, NY 10022 Great Room 2 RECORD DATE: April 6, 2016	Meeting Agenda
	1	Elect directors;
	2	Hold an advisory vote to approve executive compensation;
	3	Approve the 2016 Omnibus Incentive Plan;
	4	Ratify the appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for 2016; and
	5	Transact such other business as may properly come before the meeting.

YOUR VOTE IS IMPORTANT – YOU CAN VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit the website listed on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope

BY TELEPHONE Call the telephone number on your proxy card	IN PERSON Attend the Annual Meeting

If your shares are held in a stock brokerage account or by a bank or other record holder, follow the voting Instructions on the form that you receive from them. The availability of telephone and internet voting will depend on their voting process.

By order of the Board of Directors,

Ginny Edwards
Vice President & Corporate Secretary
April 15, 2016

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 26, 2016:

Our Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/avp

PROXY SUMMARY

This summary highlights information contained elsewhere in the Proxy Statement and in Avon Products, Inc.’s (“Avon,” the “Company,” “we,” “us,” or “our”) Annual Report on Form 10-K for the year ended December 31, 2015. This summary is not a complete description and you should read the entire Proxy Statement carefully before voting. Proxy materials were first sent to shareholders on or about April 15, 2016.

Meeting Agenda

Matter		Board Vote Recommendation	Page Reference (for more detail)
PROPOSAL 1	Election of Directors	FOR EACH NOMINEE	9
PROPOSAL 2	Annual Advisory Vote to Approve Executive Compensation	FOR	69
PROPOSAL 3	Approval of the 2016 Omnibus Incentive Plan	FOR	70
PROPOSAL 4	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2016	FOR	83

Board and Governance Highlights

The Company has adopted many leading governance practices that establish strong independent leadership in our boardroom and provide our shareholders with meaningful rights. Highlights include:

●    Annual election of directors

●    Majority vote standard with resignation policy for election of directors in uncontested elections

●    No supermajority voting with respect to common stock, except as provided under New York Business Corporation law

●    Non-executive Chairman of the Board and Lead Independent Director

●    All directors are independent other than CEO

●    Since 2012, 90% Board member refreshment including 4 new directors in connection with our recently completed transaction with Cerberus

●    Proxy Access

●    Directors may serve on limited number of other public boards

●    Several compensation best practices, including double-trigger change-in-control benefits, no excise tax reimbursements for change-in-control payments, stock ownership guidelines and certain holding period requirements

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Board Nominees and Designees

The following table provides summary information about each director nominated for election to our Board of Directors (the “Board”) at the 2016 Annual Meeting (the “Director Nominees”) and each director elected to the Board by holders of our Series C Preferred Stock (the “Series C Designees”). Director Nominees are elected annually by a majority of the votes cast by our shareholders, voting together as a single class, and the Series C Designees have been elected by the holders of our Series C Preferred Stock, voting separately as a class.

Nominees and Designees				Committee Membership
Names	Director Since	Independent[1]	Other Public Boards	Audit Committee	Compensation and Management Development Committee	Finance Committee	Nominating and Corporate Governance Committee
W. Don Cornwell[2]	2002	I	2
Chan W. Galbato[3,4]	2016	I	1
Nancy Killefer	2013	I	3
Susan J. Kropf	2015	I	3
Steven F. Mayer[4]	2016	I	2
Helen McCluskey	2014	I	2
Sheri McCoy[5]	2012		0
Charles H. Noski	2012	I	2
Cathy D. Ross	2016	I	1
Michael F. Sanford[4]	2016	I	0

1   Independent in accordance with NYSE listing standards and our Corporate Governance Guidelines

2   Lead Independent Director

3   Non-executive Chairman of the Board

4   Series C Designee

5   CEO

    - Committee Chair

    - Member

    - Financial Expert

 - Non-Voting Observer

Attendance

Each Director Nominee and each Series C Designee is a current director and each Director Nominee that served on the Board in 2015 attended at least 75% of the aggregate number of 2015 meetings of the Board and each Board Committee on which he or she served. Each of the Series C Designees was initially elected to the Board on March 1, 2016. Cathy D. Ross was initially elected to the Board on March 24, 2016.

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Business and Strategy Highlights

During 2015, our CEO, Sheri McCoy, and our Board of Directors conducted an exhaustive review of strategic options to drive greater shareholder value and unlock the value of our international growth markets. A significant part of this review was to find a strong solution for our North America business. The options considered by our Board ranged from continuing to operate the business under the existing model to radical shifts in channel and structure and many variations in between. We talked to other parties in direct selling, consumer packaged goods, and retail as well as other potential investors. We received broad and diverse interest that we narrowed down to the most attractive proposals, both strategically and financially. After a thorough due diligence process, on December 17, 2015, we announced a strategic partnership with Cerberus Capital Management, L.P. (including its affiliates, “Cerberus”).

On March 1, 2016, we announced the completion of this strategic partnership transaction under which Cerberus made a $435 million investment in the Company while Avon’s North America business was separated into a privately-held company that is approximately 80 percent-owned by Cerberus and 20 percent-owned by Avon. This partnership will allow us to drive revenue increases and enhance profitability in our growing international markets while increasing financial flexibility and improving our capital structure. Cerberus also brings significant operational expertise to both the North America and international businesses. Our continuing ownership position in the North America company allows shareholders to participate in the upside potential from a turnaround of this business.

In light of these changes, as of the end of 2015, Avon is a $6 billion revenue business with solid underlying growth trends in our top markets. We participate in attractive and growing categories – both direct selling and beauty. Avon is an iconic, purpose-driven brand with high quality, innovative products and strong R&D capabilities. We have an unparalleled and growing Representative base and we have leadership positions in key international markets and beauty categories.

In parallel with the review of strategic alternatives, our CEO and management team developed a thorough and comprehensive three-year transformation plan (the “Transformation Plan”) that was shared with the investment community on January 21, 2016. The plan has three components—Investing in Growth, Driving Out Cost and Improving Financial Resilience—and has long-term financial goals related to revenue growth, Representative growth and operating margin.

Avon’s Transformation Plan builds on the operational progress we made in 2015. In 2015, given our presence in emerging markets, we continued to face challenges given macroeconomic headwinds from foreign currency fluctuations (estimated to be a $475 million impact on total adjusted operating profit), and we worked hard to mitigate this impact. Despite these challenges, we delivered underlying constant-dollar revenue growth in our international business and grew Active Representatives during the year.

The Board of Directors and the management team have taken the necessary steps in 2015 including the bold strategic decision in concert with development of the Transformation Plan to deliver a stronger path forward. One of the key elements of this plan is our partnership with Cerberus. This is a strong catalyst for the Company and we expect to deliver sustainable shareholder value creation over the coming years. We believe we have continued to make solid operational progress, particularly in our top markets, that puts us on the path for improved financial performance during 2016.

Shareholder Engagement & 2015 Compensation Highlights

Following two years of low say-on-pay support and in preparation for the 2015 compensation planning season, the Chair of our Compensation and Management Development Committee (the “Committee”) and the Chairman of the Board of Directors conducted significant shareholder outreach to ensure shareholder perspectives and concerns were heard and well understood. We had discussions with our shareholders about our compensation program and potential 2015 changes. In these conversations, we reviewed potential program updates and discussed the Company’s transformation status and forward-looking financial and strategic priorities. The feedback received from our shareholders was tremendously valuable and was incorporated into the Committee’s determination of compensation program updates for 2015. Many of the changes to our 2015 compensation programs were directly responsive to shareholder feedback.

Our strategic and financial goals also influenced the design and development of our 2015 compensation programs. The Committee believes that aligning payouts with our performance outcomes is critical for shareholders, as is securing the right talent to lead our efforts. Accordingly, the targets under our annual and long-term incentive programs represent rigorous performance expectations and are aligned with our immediate and long-term financial and strategic goals.

This commitment is illustrated by the following elements of our 2015 compensation program:

•	Performance-Based Structure. 89% of target CEO pay was “at risk” based on company performance and 76% of average target for all other NEO pay was “at risk”.

•	CEO Compensation. The compensation that Ms. McCoy has realized for the last three years was significantly less than her granted pay opportunity. In addition, 100% of her 2015 long-term incentive award was granted in performance-based restricted stock units.

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•	Below Target Realized Value. Rigorous targets are set for our incentive plans so that pay realized by our executives continues to be strongly aligned with our performance and growth. For the 2013-2015 long-term incentive award, while the financial funding score was 80% of target, the average NEO realized value as a percentage of target was 16%.

•	Modified Peer Group. Our peer group was modified to be more aligned with our business.

•	Focus on Reducing Shareholder Dilution. We shifted a portion of long-term compensation awards to cash for those below senior officers.

•	Added a TSR Component: We added a total shareholder return (TSR) component to our performance-based restricted stock unit awards whereby payouts cannot exceed target unless absolute TSR is positive.

Key 2016 Compensation Changes

In 2016, we are committed to continuing to improve the alignment of our pay programs with shareholders, while balancing the need to retain a strong leadership team. The Committee believes the changes made to our compensation programs for 2016 will further improve the alignment between executive compensation and the interests of shareholders and support our financial and transformation goals. Changes for this year have continued to focus on limiting shareholder dilution and assessing our executives’ pay against a peer group more in-line with the Company’s business following the separation of our North America business as part of the Cerberus transaction. Most importantly, we have reduced the value of long-term incentives year-over-year to require upward stock price movement for executives to realize target pay, and to manage our overall equity spend. As shown on page 37 herein, these changes resulted in a reduction of our CEO’s long-term incentive compensation of 31% and an overall reduction in her total target compensation of 22% for 2016 compared to 2015. The long-term incentive compensation for our other NEOs, on average, was reduced by 22% over the same period.

Key 2015-2016 Governance Highlights

At the Company’s 2015 annual meeting of shareholders, shareholders approved a non-binding shareholder proposal requesting that the Board provide for proxy access. Subsequently, the Company engaged in discussions regarding proxy access with various shareholders, including the proponent of the 2015 proxy access proposal, to gain valuable feedback about the appropriate features and mechanics of a proxy access provision for the Company. In line with this, on March 1, 2016, the Board amended and restated the Company’s by-laws (the “By-Laws”) to, among other things, adopt a proxy access provision, as discussed on page 18 of this Proxy Statement. The Company believes the proxy access By-Law amendments adopted by the Board reflect such shareholder feedback and are responsive to the 2015 shareholder proposal.

In 2016, as part of the strategic partnership with Cerberus, the Company reduced the size of its Board from twelve to eleven directors and the Board is now comprised of six of the Company’s incumbent directors, three directors designated by Cerberus, and one additional director jointly selected by the Company and Cerberus. The Company and Cerberus will jointly select one additional director, subject to the agreement with Barington, as further described below. In addition, so long as it maintains a certain ownership level in the Company (as described in more detail on page 28 of this Proxy Statement), Cerberus will have the right to select the director to be appointed as the Chairman. A new Lead Independent Director role was also created on the Board. The Company believes this newly-reconstituted Board and the addition of a Lead Independent Director provides an effective governance framework in support of the Company’s go-forward strategy and transformation.

We have continued to engage our shareholders on these governance and related Company matters. For example, our non-executive Chairman of the Board and Lead Independent Director have participated in meetings to address the strategic partnership with Cerberus and the Company’s Transformation Plan, which we believe sets the Company on a solid path to profitability and growth by providing a solution for the North America business as well as capital, focus and resources to support the Company in the execution of its transformation. We will continue to engage investors on a regular basis to better understand and consider their views.

In addition, on March 27, 2016, the Company entered into an agreement (the “Barington Agreement”) with an investor group led by Barington Capital Group, L.P. (collectively, “Barington”) that, as of March 27, 2016, collectively owned over 3% of the outstanding shares of common stock of the Company. Under the terms of the Barington Agreement, the Company granted Barington the right to approve the appointment of the additional director to be jointly selected by the Company and Cerberus to fill the remaining vacancy on the Board. In addition, under the terms of the Barington Agreement, Barington has withdrawn the nominees that it had previously proposed for election to the Board at the 2016 Annual Meeting and has agreed to vote all of its shares in support of the nominees for election proposed by the Board in this Proxy Statement.

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Governance and Related Materials

The Company has established strong policies, practices and procedures which provide a framework for effective governance. Our Corporate Governance Guidelines describe our Board of Directors’ governance policies and practices, including standards for director independence, qualifications for Board and Board Committee membership, Board and Board Committee responsibilities, and Board and CEO evaluations. On March 1, 2016, the Board amended and restated the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”) to, among other things, clarify the rights, duties and responsibilities of the Chairman of the Board and the Lead Independent Director. Highlighted below are some of our key governance and related materials.

● Corporate Governance Guidelines ● Charters of Each Board Committee	● Code of Conduct ● Corporate Responsibility Report

The Corporate Governance Guidelines, charters of each Board Committee, and Corporate Responsibility Report are available on our investor website (www.avoninvestor.com) and may be accessed by clicking on “Corporate Governance” or, in the case of our Corporate Responsibility Report, by clicking on “Corporate Responsibility.” The Code of Conduct is available at www.avoncompany.com and may be accessed by clicking on “Ethics & Compliance” under the “About Avon” heading.

5

VOTING AND MEETING INFORMATION

Purpose of Materials

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Avon Products, Inc. (“Avon,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, which will take place on Thursday, May 26, 2016.

This Proxy Statement describes the matters to be voted on at the Annual Meeting and contains other required information.
Distribution of Proxy Materials

We are providing access to our proxy materials over the Internet. Accordingly, on or about April 15, 2016, we mailed our shareholders a Notice of Internet Availability of Proxy Materials (“proxy notice”), which contains instructions on how to access our proxy materials over the internet and vote online. If you received a proxy notice, you will not receive a printed copy of our proxy materials by mail unless you request one by following the instructions provided on the proxy notice. We mailed the proxy materials to participants in our Avon Personal Savings Account Plan.

Shareholders Entitled to Vote

Shareholders of our common stock and of our Series C Preferred Stock as of the close of business on April 6, 2016, the record date, are entitled to vote. There were approximately 436,166,974 shares of our common stock outstanding on April 6, 2016 for an aggregate vote of approximately 436,166,974 (or one vote per share) and 435,000 shares of our Series C Preferred Stock outstanding on April 6, 2016 for an aggregate vote of 87,051,524 (on an as-converted basis). Shareholders of our common stock and of our Series C Preferred Stock will vote together as a single class on all matters being presented in this Proxy Statement, for up to an aggregate 523,218,498 votes. We refer to the holders of shares of our common stock and of shares of our Series C Preferred Stock (which are convertible into shares of our common stock) as “shareholders” throughout this Proxy Statement.

How to Vote
Shareholders can vote in one of several ways:
• Via the Internet—Visit the website on the proxy notice or proxy card
• By Telephone—Call the telephone number on the proxy card
• By Mail—Sign, date and return your proxy card in the enclosed envelope
• In Person—Attend the Annual Meeting (follow instructions below)

If your shares are held in a stock brokerage account or by a bank or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and internet voting will depend on their voting process. If you do not give instructions to the broker, bank or other record holder holding your shares, it will not be authorized to vote with respect to Proposals 1, 2 or 3. We therefore urge you to provide instructions so that your shares may be voted.

Attending the Annual Meeting

Shareholders who would like to attend the Annual Meeting in person are asked to follow the guidelines below. Anyone who arrives without an admission ticket or pre-registration will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder as of April 6, 2016.

Shareholders of Record (shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.)
•

Please bring the admission ticket that is attached to your proxy notice and/or proxy card and photo identification. If you vote in advance of the Annual Meeting, please keep a copy of your admission ticket and bring it with you.

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	•	If you do not have your admission ticket at the Annual Meeting, you must bring other proof of your Avon share ownership as of April 6, 2016 and photo identification.
Beneficial Owners (shares are held in a stock brokerage account or by a bank or other record holder)
•

We recommend that you pre-register to attend the meeting by sending a written request, along with proof of ownership (such as a current brokerage statement), to our Investor Relations Department, Avon Products, Inc., 777 Third Avenue, New York, New York 10017, by mail or by fax to (646) 606-3302. We must receive your request at least one week prior to the Annual Meeting to have time to process your request. In addition, please bring photo identification to the Annual Meeting.

	•	You may attend without pre-registration; however, you must bring proof of your Avon share ownership as of April 6, 2016 and photo identification.

You may vote in person at the Annual Meeting. Please note, however, that shares held in a stock brokerage account or by a bank or other record holder may be voted in person at the Annual Meeting only if you obtain a legal proxy from such broker, bank or other record holder giving you the right to vote the shares.

Voting Instructions

Your proxy, when properly signed and returned to us, or processed by telephone or via the internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors as follows: for the election of each Director Nominee, the approval of the compensation of our named executive officers, the approval of our 2016 Omnibus Incentive Plan, and the ratification of the appointment of our independent registered public accounting firm.

Revoking Your Proxy or Changing Your Vote

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary at the address set forth in the Notice of Annual Meeting of Shareholders, by delivering a proxy bearing a later date (including by telephone or by internet) or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

If your shares are held in a stock brokerage account or by a bank or other record holder, you may submit new voting instructions by contacting your broker, bank or other record holder or, if you have obtained a legal proxy from your broker, bank or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Quorum Requirements

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum, permitting the meeting to conduct its business.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power and has not received instructions from the beneficial owner. If you do not give instructions to the broker, bank or other record holder holding your shares, it will not be authorized to vote your shares with respect to Proposals 1, 2, or 3. We therefore urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.

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Approval of a Proposal

Each of the Proposals requires the affirmative vote of a majority of the votes cast at the Annual Meeting. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes generally have no effect in determining whether a proposal is approved by shareholders.

Avon Associates—Personal Savings Account Plan

The trustee of the Avon Personal Savings Account Plan (the “Plan”), as record holder of the shares held in the Plan, will vote the shares allocated to your account in accordance with your instructions. Unless your vote is received by 11: 59 P.M. (New York time) on May 23, 2016 and unless you have specified your instructions, your shares cannot be voted by the trustee.

Voting Deadline

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. and if you vote by telephone or the internet, your vote must be received by 1: 00 A.M. (New York time) on May 26, 2016. If you do not prefer to vote by telephone or internet, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other record holder, you should return your voting instructions in accordance with the instructions provided by the broker, bank or other record holder who holds the shares on your behalf.

If you hold shares in the Avon Products Inc. Personal Savings Account Plan, your voting instructions must be received by 11: 59 P.M. (New York time) on May 23, 2016.
Tabulation of Votes
Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.
Vote Results
We intend to announce preliminary voting results at the Annual Meeting and to publish final results in a current report on Form 8-K within four business days of the Annual Meeting.

All proxies, ballots and voting materials that identify the votes of specific shareholders will generally be kept confidential, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, and to facilitate a successful proxy solicitation.

Householding

Beneficial owners who share a single address may receive only one copy of the proxy notice or the proxy materials, as the case may be, unless their broker, bank or other nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner(s) sharing a single address wish to discontinue householding and/or receive a separate copy of the proxy notice or the proxy materials, as the case may be, or wish to enroll in householding, they should contact their broker, bank or other nominee directly. Alternatively, if any such beneficial owners wish to receive a separate copy of the proxy materials, we will deliver them promptly upon written request to Investor Relations Department, Avon Products, Inc., 777 Third Avenue, New York, New York 10017, by mail or by fax to (646) 606-3302. We currently do not “household” for our registered shareholders.

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PROPOSAL 1—ELECTION OF DIRECTORS

On March 1, 2016, the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Cleveland Apple Investor L.P., a Delaware limited partnership (“Cerberus Investor”), an affiliate of Cerberus Capital Management, L.P., pursuant to which the Company reduced the size of the Board of Directors of the Company (the “Board”) from twelve directors to eleven directors.

The Board has nominated W. Don Cornwell, Nancy Killefer, Susan J. Kropf, Helen McCluskey, Sheri McCoy, Charles H. Noski and Cathy D. Ross (the “Director Nominees”) for election to the Board and Cerberus Investor, as the holder of the Company’s Series C Preferred Stock, has elected Chan W. Galbato, Steven F. Mayer and Michael F. Sanford (the “Series C Designees”) to serve as directors commencing immediately upon the conclusion of the 2016 Annual Meeting. All Director Nominees and Series C Designees are current members of our Board. Each of the Series C Designees will hold office until the next succeeding Annual Meeting or until his or her successor is elected and qualified. Each of the Director Nominees, if elected as a director at the 2016 Annual Meeting, will hold office until the next succeeding Annual Meeting or until his or her successor is elected and qualified. As set forth in further detail on page 28, Cerberus Investor is required to vote its shares in favor of each Director Nominee. Each Director Nominee has consented to serve as a director, if elected. We have no reason to believe that any of the Director Nominees will be unable or unwilling to serve as a director.

We have fewer nominees named than the number of directors fixed by the Board, and the Board is in the process of seeking candidates for the vacant position. Shareholders may not vote for a greater number of persons than the number of nominees named. As described on page 4, the Company entered into the Barington Agreement pursuant to which Barington has been granted the right to approve the appointment of an independent director to the Board that will be selected jointly by the Company and Cerberus in accordance with the terms of the Investor Rights Agreement. Barington has also agreed to withdraw its nominations for election to the Board at the Company’s 2016 Annual Meeting and to vote all its shares in favor of the nominees proposed by the Board.

If a Director Nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she is required to tender his or her resignation in accordance with our Corporate Governance Guidelines, as described under “Information Concerning The Board Of Directors—Board Policy Regarding Voting for Directors” on page 17.

THE BOARD OF DIRECTORS RECOMMENDS that you vote FOR the election of each of the Director Nominees listed below.

W. DON CORNWELL	Director Nominee

Director since 2002 Age: 68 COMMITTEE Audit Committee Finance Committee (Chair) Nominating and Corporate Governance Committee Lead Independent Director

Mr. Cornwell was Chairman and Chief Executive Officer of Granite Broadcasting Corporation from 1988 until his retirement in August 2009, and served as Vice Chairman until December 2009. On December 11, 2006, Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from its restructuring on June 4, 2007. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman Sachs from 1976 to 1988. He is a member of the joint diversity advisory council of Comcast and NBCUniversal and a trustee of Big Brothers Big Sisters of New York. Mr. Cornwell is a director of Pfizer, Inc. and American International Group, Inc.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Through Mr. Cornwell’s career as an entrepreneur driving the growth of a consumer focused media company, an executive in the investment banking industry and as a director of several significant consumer product and health care companies, he has valuable business, leadership, and management experience and brings important perspectives on the issues facing the Company. Mr. Cornwell founded and built Granite Broadcasting Corporation, a consumer-focused media company, through acquisitions and operating growth enabling him to provide insight and guidance on strategic direction and growth. Mr. Cornwell’s strong financial background, including his work at Goldman Sachs prior to co-founding Granite and his service on the audit and investment committees of other companies, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance, accounting, and capital markets.

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NANCY KILLEFER	Director Nominee

Director since 2013 Age: 62 COMMITTEE Compensation and Management Development Committee Nominating and Corporate Governance Committee (Chair)

Ms. Killefer served as a Senior Partner at McKinsey & Company, an international management consulting firm, until her retirement in August 2013. She joined McKinsey in 1979 and held a number of leadership roles, including as a member of the firm’s governing board. Ms. Killefer led the firm’s recruiting and chaired several of the firm’s personnel committees. From 2000 to 2007, she ran McKinsey’s Washington, D.C. office. From 1997 to 2000, Ms. Killefer served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer at the U.S. Department of Treasury. In 2000, she returned to McKinsey to establish and lead the firm’s Public Sector Practice. She also served as a member of the IRS Oversight Board from 2000 to 2005 and as chair of that body from 2002 to 2004. Ms. Killefer is currently a director of The Advisory Board Company, Cardinal Health and Computer Sciences Corporation. She also serves as a vice chair of the Defense Business Board, an advisory body to the Secretary of Defense and the MyVA Advisory Board, a board advising the VA Secretary.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. Killefer has served in key leadership positions in both the private and public sector and brings to the Board significant expertise in strategy development, execution, marketing, brand-building, and organizational efficiencies across all sectors. In particular, her experience with consumer-based and retail industries is valuable to the Company. In addition, Ms. Killefer’s strong financial background, including her experience as Chief Financial Officer and Chief Operating Officer of the U.S. Department of Treasury, provides expertise to the Board on financial and accounting matters.

SUSAN J. KROPF	Director Nominee

Director since 2015 Age: 67 COMMITTEE Finance Committee

Ms. Kropf served as President and Chief Operating Officer of Avon Products, Inc. from January 2001, prior to her retirement in 2006. She served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations of Avon from 1999 to 2001 and Executive Vice President and President, North America of Avon from 1998 to 1999. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. Ms. Kropf is currently a director of Coach, Inc., The Kroger Co., New Avon LLC and The Sherwin-Williams Company. Ms. Kropf also served as a director of Mead Westvaco Inc. until 2015.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. Kropf has extensive operational skills and a deep understanding of direct selling, having held various senior management positions during the course of her 36-year career at Avon, including in the areas of marketing, research and development, product development, customer service, and manufacturing. Ms. Kropf has significant boardroom experience through her service on the boards of various public companies, including experience serving on compensation, audit, and corporate governance board committees.

HELEN MCCLUSKEY	Director Nominee

Director since 2014 Age: 61 COMMITTEE Compensation and Management Development Committee (Chair)

Ms. McCluskey was President, Chief Executive Officer and a member of the Board of Directors of The Warnaco Group, Inc. from February 2012 to February 2013, when it was acquired by PVH Corp., and she then served on the board of directors of PVH Corp. until June 2014. Ms. McCluskey also served in other leadership roles at Warnaco, including Chief Operating Officer from September 2010 to February 2012 and as Group President from July 2004 to September 2010. Prior to joining Warnaco, Ms. McCluskey held positions of increasing responsibility at Liz Claiborne, Inc. from August 2001 to June 2004. Previously, she spent 18 years in Sara Lee Corporation’s intimate apparel units, where she held executive positions in marketing, operations and general management, including President of Playtex Apparel from 1999 to 2001. Ms. McCluskey is a director of Dean Foods and Signet Jewelers Limited.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. McCluskey has a broad background in strategy, business planning and operations derived from her career in consumer businesses. Having built women’s brands globally, she contributes a valuable blend of branding, merchandising, marketing and international expertise to the Company. Her experience as a Chief Executive Officer of a global public company provides her with significant expertise in global business matters, corporate leadership and management which enables her to bring important contributions to the oversight of the Company’s strategic direction and growth.

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SHERI MCCOY	Director Nominee

Director since 2012 Age: 57 CEO

Ms. McCoy joined Avon as Chief Executive Officer in April 2012 and was elected to the Board of Directors in May 2012. She joined Avon after 30 years with Johnson & Johnson, where she rose to Vice Chairman in January 2011. Most recently at Johnson & Johnson, Ms. McCoy oversaw Pharmaceutical, Consumer, Corporate Office of Science & Technology, and Information Technology divisions. Prior to that, she served in a number of leadership roles, including Worldwide Chairman, Pharmaceuticals Group from 2009 to 2011; Worldwide Chairman, Surgical Care Group from 2008 to 2009; and Company Group Chairman and Worldwide Franchise Chairman of Ethicon, Inc., a subsidiary of Johnson & Johnson, from 2005 to 2008. Earlier in her career, Ms. McCoy was Global President of the Baby and Wound Care franchise; Vice President, Marketing for a variety of global brands; and Vice President, Research & Development for the Personal Products Worldwide Division. She serves on the boards of New Avon LLC, the Partnership for New York, Catalyst, Stonehill College, and the non-profit science and technology organization FIRST.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. McCoy has a unique combination of strategic and finely honed operational skills and a significant turnaround track record. Throughout her career, she has consistently achieved results and driven change across highly diverse operating units with widely varying product lines, customers, distribution channels, and business models. Ms. McCoy has deep global experience and is highly skilled at managing complex, matrixed organizational structures.

CHARLES H. NOSKI	Director Nominee

Director since 2012 Age: 63 COMMITTEE Audit Committee (Chair) Nominating and Corporate Governance Committee

Mr. Noski served as Vice Chairman of Bank of America Corporation from June 2011 until his retirement in September 2012, having served previously as Executive Vice President and Chief Financial Officer from May 2010 to June 2011. Prior to that, Mr. Noski was Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation from 2003 to 2005 and served on its board of directors from 2002 to 2005. He was AT&T Corporation’s Senior Executive Vice President and Chief Financial Officer from 1999 to 2002 and Vice Chairman of the board of directors during 2002. Earlier in his career, Mr. Noski was President, Chief Operating Officer and Chief Financial Officer of Hughes Electronics Corporation and a Partner with Deloitte & Touche LLP. During the past five years, he has been a director of Avery Dennison Corporation and Merrill Lynch & Co. (a wholly owned subsidiary of Bank of America Corporation). Mr. Noski is currently a director of Microsoft Corporation, The Priceline Group Inc., and the National Association of Corporate Directors. He is also the Chairman of the Board of Trustees of the Financial Accounting Foundation.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Mr. Noski is a seasoned business leader with significant finance, accounting, auditing and business operations expertise. In particular, his role as chief financial officer at major global corporations and his public company board experience enhance his contributions to the Company’s transformation and strategy. His key insights into finance and accounting matters, including capital management, restructuring, and capital markets, are highly valuable to the Board.

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CATHY D. ROSS	Director Nominee

Director since 2016 Age: 58 COMMITTEE Audit Committee

Ms. Ross served as Executive Vice President and Chief Financial Officer for FedEx Express from 2010 until her retirement in July 2014 and prior to that, as Senior Vice President and Chief Financial Officer from 2004 to 2010, and Vice President, Express Financial Planning from 1998 to 2004. Ms. Ross joined FedEx in 1984 as a senior financial analyst and held numerous other leadership roles. Prior to joining FedEx, she worked for Kimberly-Clark Corporation as a cost analyst and cost analysis supervisor from 1982 to 1984. Ms. Ross serves on the board of directors of the National Civil Rights Museum in Memphis, Tennessee and The Memphis Child Advocacy Center. Ms. Ross is also a director of Steelcase, Inc.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Ms. Ross’ financial and global operating experience honed throughout her career, makes her a valuable member of the Board. In addition, her leadership and extensive knowledge in the area of cost transformation is a tremendous asset to Avon in light of our strategic direction and growth. Ms. Ross’ financial and accounting background, including her service on an audit committee of another public company, provides financial expertise to the Board.

CHAN W. GALBATO	Series C Designee

Director since 2016 Age: 53 COMMITTEE Audit Committee (non-voting Observer) Nominating and Corporate Governance Committee Non-executive Chairman of the Board

Mr. Galbato was appointed non-executive Chairman of Avon’s Board of Directors in March 2016. Mr. Galbato is Chief Executive Officer of Cerberus Operations and Advisory Company, LLC. Prior to joining Cerberus in 2009, he owned and managed CWG Hillside Investments LLC, a consulting business, from 2007 to 2009. From 2005 to 2007, he served as President and CEO of the Controls Group of businesses for Invensys plc and President of Services for The Home Depot. Mr. Galbato previously served as President and Chief Executive Officer of Armstrong Floor Products and Chief Executive Officer of Choice Parts. He spent 14 years with General Electric Company, holding several operating and finance leadership positions within their various industrial divisions as well as holding the role of President and CEO of Coregis Insurance Company, a G.E. Capital company. Mr. Galbato currently serves as Chairman of YP Holdings LLC and lead director of DynCorp International. He also serves on the Board of Directors of Blue Bird Corporation and Steward Health Care, LLC, and on the Board of Managers of New Avon LLC. Mr. Galbato has also served as lead director of the Brady Corporation and as a director of Tower International.

Mr. Galbato was elected to the Board of Directors commencing immediately upon the conclusion of the 2016 Annual Meeting by the holders of our Series C Preferred Stock, voting separately as a single class, and is not up for election by our shareholders at the 2016 Annual Meeting.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Mr. Galbato has broad operational and business strategy expertise and has developed significant corporate leadership skills from his experience at public and private companies. Mr. Galbato is recognized for his experience in corporate turnarounds, which enables him to provide guidance in helping to drive the Company’s strategic direction and growth.

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STEVEN F. MAYER	Series C Designee

Director since 2016 Age: 56 COMMITTEE Compensation and Management Development Committee

Mr. Mayer is a Senior Managing Director, Co-Head of Global Private Equity and Chairman of the Investment Committee at private investment firm Cerberus Capital Management, L.P. Prior to joining Cerberus in 2002, Mayer served as executive managing director at Gores Technology Group, a private equity investment firm. Before joining Gores Technology Group, he was a managing director at Libra Capital Partners, L.P. (“Libra”), a private equity investment firm, and was also a managing director and co-head of the Corporate Finance division U.S. Bancorp Libra, an affiliated firm. Prior to joining Libra, Mr. Mayer was a managing director of Aries Capital Group, LLC, a private equity investment firm that he co-founded, and was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private equity investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell. He currently serves on the Boards of Directors of BlueLinx Holdings Inc., Grifols S.A., Starrus Holdings Limited, and YP Holdings LLC, and on the Board of Managers of New Avon LLC.

Mr. Mayer was elected to the Board of Directors commencing immediately upon the conclusion of the 2016 Annual Meeting by the holders of our Series C Preferred Stock, voting separately as a single class, and is not up for election by our shareholders at the 2016 Annual Meeting.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Mr. Mayer has an extensive background in strategy, operations and corporate finance derived from his career in private equity. Mr. Mayer’s knowledge in the areas of finance, international business and strategic investments provide a valuable perspective to the Board.

MICHAEL F. SANFORD	Series C Designee

Director since 2016 Age: 35 COMMITTEE Finance Committee

Mr. Sanford is a Managing Director, Co-Head of North American Private Equity, and a member of the Global Private Equity Investment Committee at private investment firm Cerberus Capital Management, L.P. Prior to joining Cerberus in 2006, Mr. Sanford was at The Blackstone Group in its Restructuring and Reorganization Advisory Group from 2004 to 2006, where he advised companies and creditors on a variety of restructuring transactions. Prior to joining Blackstone, from 2003 to 2004, Mr. Sanford worked at Banc of America Securities in its Consumer and Retail Investment Banking Group, where he executed various financing, M&A and leveraged recapitalization transactions. He serves on the Board of Directors of YP Holdings LLC, Print Media LLC, DynCorp International Inc. and Tier 1 Group LLC and on the Board of Managers of New Avon LLC.

Mr. Sanford was elected to the Board of Directors commencing immediately upon the conclusion of the 2016 Annual Meeting by the holders of our Series C Preferred Stock, voting separately as a single class, and is not up for election by our shareholders at the 2016 Annual Meeting.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: Mr. Sanford has extensive experience in financing matters and private equity investments. Mr. Sanford’s insights into capital management, restructuring, and capital markets are highly valuable to the Board.

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INFORMATION CONCERNING THE BOARD OF DIRECTORS

2015 Board Meetings

Our Board of Directors held thirteen meetings in 2015. Directors are expected to attend all meetings of the Board and the Board Committees on which they serve and to attend the Annual Meeting of Shareholders. In 2015, all directors then serving on the Board attended at least 75% of the aggregate number of 2015 meetings of the Board and of each Board Committee on which he or she served. All of the directors then serving on the Board attended the 2015 Annual Meeting. In addition to participation at Board and Committee meetings and the Annual Meeting of Shareholders, our directors discharge their duties throughout the year through communications with senior management.

Non-employee directors meet in regularly scheduled executive sessions, as needed, without the CEO or other members of management. In 2015, in the absence of the Chairman from any executive session, the non-employee directors choose from among themselves a presiding director.

Board Leadership Structure

The Board currently separates the positions of Chairman, Lead Independent Director and CEO. Mr. Galbato serves as our non-executive Chairman of the Board, Mr. Cornwell serves as our Lead Independent Director and Ms. McCoy serves as our CEO. The Board evaluates its leadership structure periodically and believes that separating the Chairman, Lead Independent Director and CEO roles is important as the Company focuses on its transformation and growth efforts. Following the amendment of the By-Laws on March 1, 2016, the Chairman will preside at all meetings of the Board, including executive sessions, at which the Chairman is present, and the Lead Independent Director will preside at all meetings of the Board at which the Chairman is not present. Additional rights, duties and responsibilities of the Chairman and the Lead Independent Director are set forth in the By-Laws and the Corporate Governance Guidelines. Pursuant to the Investor Rights Agreement, so long as Cerberus Investor maintains a certain ownership level in the Company (as described in more detail on page 28 of this Proxy Statement), Cerberus Investor has the right to select the director to be appointed as our Chairman.

Risk Oversight

The Board administers its risk oversight function primarily through the Audit Committee, which oversees the Company’s risk management practices. The Audit Committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. Management is responsible for assessing and managing the Company’s various risk exposures on a day-to-day basis. In connection with this, the Audit Committee has oversight of the Company’s enterprise risk management (“ERM”) program, which includes a risk management committee, composed of certain key executives. The cross-functional group of key executives who comprise the risk management committee identify, on a periodic basis, the top current and future risks facing the Company, including, but not limited to, strategic, operational, financial and compliance risks, and the associated risk owners are responsible for managing and mitigating these risks. In line with this, the Company provides regular ERM updates to the Audit Committee and other Board Committees, as appropriate, which may have certain ERM risks assigned to them by the Board. The Audit Committee also periodically reports to the full Board on the Company’s risk management program.

While the Board has overall responsibility for overseeing risk management, Board Committees oversee risk within their areas of responsibility, as appropriate. For example, as set forth in further detail on page 53, our Compensation and Management Development Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices at least annually to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company. As set forth in its charter, the Finance Committee is responsible for, among other things, reviewing periodically the Company’s strategy for and use of derivatives for hedging risks such as interest rate and foreign exchange risks.

For certain risks, oversight is conducted by the full Board, such as during the Board’s annual review of the Company’s strategic goals and initiatives and other significant issues that are expected to affect the Company in the future. We believe that the Chairman, Lead Independent Director, CEO, and roles of the Board and the Board Committees provide the appropriate leadership to help ensure effective risk oversight.

Communications with Directors

A shareholder or other interested person who wishes to contact the Chairman, the Lead Independent Director or the non-employee or independent directors as a group may do so by addressing his or her correspondence to the Chairman, the Lead Independent Director or such directors, c/o Corporate Secretary, Avon Products, Inc., 777 Third Avenue, New York, NY 10017. All correspondence addressed to a director or group of directors will be forwarded to that director or group of directors.

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Board Committees

The Board has the following regular standing committees: Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, and Finance Committee. The charters of each Committee and our Corporate Governance Guidelines are available on our investor website (www.avoninvestor.com). Our Code of Conduct (which applies to the Company’s directors, officers and employees) is available at www.avoncompany.com.

Audit Committee	Primary Responsibilities	2015 Meetings: 9
Charles H. Noski (Chair) W. Don Cornwell Cathy D. Ross Chan W. Galbato* *non-voting Observer	•

Assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, controls and disclosures, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Committee has the authority to conduct any investigation appropriate to fulfilling its purpose and responsibilities.

•

The Board has determined that Mr. Noski, Mr. Cornwell and Ms. Ross are “audit committee financial experts,” under the rules of the Securities and Exchange Commission and that all of the Committee members are independent and financially literate under the listing standards of the New York Stock Exchange.

•

A further description of the role of the Audit Committee is set forth on pages 81 through 83 under “Audit Committee Report” and “Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm.”

Compensation and Management Development Committee	Primary Responsibilities	2015 Meetings: 10
Helen McCluskey (Chair) Nancy Killefer Steven F. Mayer	•

Discharges the responsibilities of the Board relating to executive compensation, including reviewing and establishing our overall executive compensation and benefits philosophy, including review of the risk and reward structure of executive compensation plans, policies and practices, as appropriate. In addition, the Committee, in consultation with the independent members of the Board, reviews and approves the goals and objectives relevant to the compensation of the CEO and determines the compensation of the CEO. It also determines the compensation of all senior officers and oversees incentive compensation plans, including establishing performance measures and evaluating and approving any incentive payouts thereunder.

•

Reviews and evaluates the Company’s talent management and succession planning approach, philosophy, and key processes, and is responsible for development and succession plans for members of the Company’s Executive Management Committee and their potential successors.

•

The Committee may delegate responsibilities to a subcommittee composed of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting. In addition, the Committee may delegate certain other responsibilities, as described in the Committee charter. For example, the Committee has delegated to Ms. McCoy as a director the authority to approve annual and off-cycle equity awards to employees who are not senior officers.

•

A description of the role of the compensation consultant engaged by the Committee, scope of authority of the Committee and the role of executive officers in determining executive compensation is set forth on page 42 under “Compensation Discussion and Analysis—Roles in Executive Compensation.”

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Nominating and Corporate Governance Committee	Primary Responsibilities	2015 Meetings: 6

Nancy Killefer (Chair) W. Don Cornwell Chan W. Galbato Charles H. Noski	•	Identifies individuals qualified to become Board members, consistent with criteria approved by the Board, and recommends to the Board the candidates for directorships to be filled by the Board. A description of the Committee’s process for identifying and evaluating nominees for directorships is set forth on page 17 under “Director Nomination Process & Shareholder Nominations.”

	•	Develops and recommends to the Board corporate governance principles, monitors developments in corporate governance, and makes recommendations to the Board regarding changes in governance policies and practices.

	•	Oversees the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees.

•

Reviews and recommends to the Board policies regarding the compensation of non-employee directors. A description of the compensation of non-employee directors and the Committee’s scope of authority with respect to such matters is set forth on page 20 under “Director Compensation—Role of Nominating and Corporate Governance Committee.”

Finance Committee	Primary Responsibilities	2015 Meetings: 9

W. Don Cornwell (Chair) Susan J. Kropf Michael F. Sanford	•

Assists the Board in fulfilling its responsibilities to oversee our financial management, including oversight of our capital structure and financial strategies, investment strategies, banking relationships, and funding of the employee benefit plans.

	•	Responsible for the oversight of the deployment and management of our capital, including the oversight of certain key business initiatives.

Director Independence

The Board has concluded that each non-employee Director Nominee and Series C Designee (including those who are currently serving as non-employee directors and who served during 2015) is independent.

The Board of Directors assesses the independence of its non-employee members at least annually in accordance with the listing standards of the New York Stock Exchange, the regulations of the Securities and Exchange Commission, and our Corporate Governance Guidelines. As part of its assessment, the Board determines whether or not any such director has a material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board broadly considers all relevant facts and circumstances and considers this issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. This consideration includes:

•	the nature of the relationship;

•	the significance of the relationship to Avon, the other organization and the individual director;

•	whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and

•	any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of our stock is not, by itself, a bar to independence.

In assessing the independence of directors and the materiality of any relationship with Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) one percent (1%) of Avon’s revenues or one percent (1%) of the revenues of the other organization involved.

In the ordinary course of business, the Company has business relationships with certain companies on which Avon directors also serve on the board of directors, including for example, advertising arrangements, software services, and insurance coverage. Based on the standards described above, the Board has determined that none of these transactions or relationships, nor the associated amounts paid to the parties, was material such that it would impede the exercise of independent judgment.

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Board Policy Regarding Voting for Directors

Our Corporate Governance Guidelines provide that any Director Nominee who receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election of directors will promptly tender his or her resignation. The Nominating and Corporate Governance Committee (the “Committee”) will recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee will consider any factors or other information that it considers appropriate or relevant. The Board, taking into account the Nominating and Corporate Governance Committee’s recommendation, will act on the tendered resignation and publicly disclose its decision and the rationale within 90 days from the date of the certification of the election results.

Director Nomination Process & Shareholder Nominations

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and for making recommendations to the Board regarding: (i) nominees for Board membership to fill vacancies and newly created positions, and (ii) the persons to be nominated by the Board for election at the Company’s annual meeting of shareholders. The Committee actively considers potential director candidates on an ongoing basis as part of its director succession planning efforts.

The Committee’s process for considering all candidates for election as directors, including shareholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the shareholders.

In making its recommendations, the Committee evaluates each candidate based on the independence standards described above and other qualification standards described below. For example, our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee require that our directors possess the highest standards of personal and professional ethics, character and integrity and meet the standards set forth in our Corporate Governance Guidelines. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, consistent with criteria approved by the Board, which may include professional experience, knowledge, independence, diversity of backgrounds, and the extent to which the candidate would fill a present or evolving need on the Board. There is not a formal diversity policy; however, diversity of backgrounds, as one factor that the Committee may consider, is broadly construed to include differences of viewpoint, personal and professional experience, skill, gender, race, and other individual characteristics.

Pursuant to the Investor Rights Agreement and the terms and conditions of our Series C Preferred Stock, Cerberus Investor, as the holder of the Series C Preferred Stock, is currently entitled to elect three directors to the Board. In connection with this, Cerberus Investor has elected each of Messrs. Galbato, Mayer and Sanford to serve on the Board commencing immediately upon the conclusion of the 2016 Annual Meeting. So long as Cerberus Investor maintains a certain ownership level in the Company (as described in more detail on page 28 of this Proxy Statement), Cerberus Investor also has the right to select the director to be appointed as our Chairman and has selected Mr. Galbato to serve in this capacity. In addition, pursuant to the Investor Rights Agreement, the Company and Cerberus Investor jointly selected Ms. Ross for election to the Board in accordance with the process described below.

The Committee has retained third-party search firms to locate candidates who may meet the needs of the Board. The firms typically provide information on a number of candidates for review and discussion by the Committee. As appropriate, the Committee chair and other members of the Committee and the Board interview potential candidates. If the Committee determines that a potential candidate meets the needs of the Board, possesses the relevant qualifications, and meets the standards set forth in our Corporate Governance Guidelines, the Committee will vote to recommend to the Board the election of the candidate as a director. Following the completion of this process with respect to Ms. Ross, members of the Committee determined that Ms. Ross met these standards and, therefore, recommended to the Board the election of this candidate as a director. Pursuant to the Investor Rights Agreement, each of the Company and Cerberus Investor agreed to the election of Ms. Ross to the Board based upon the recommendation of the Committee members. Ms. Ross was elected to the Board on March 24, 2016 by the directors then serving on the Board and has been nominated for election to the Board at the 2016 Annual Meeting.

As described on page 4, the Company entered into the Barington Agreement pursuant to which Barington has been granted the right to approve the appointment of an independent director to the Board that will be selected jointly by the Company and Cerberus Investor in accordance with the terms of the Investor Rights Agreement. Barington has also agreed to withdraw its nominations for election to the Board at the Company’s 2016 Annual Meeting and to vote all its shares in favor of the nominees proposed by the Board.

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The Committee will consider director candidates recommended by shareholders if properly submitted to the Committee in accordance with our Corporate Governance Guidelines. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 777 Third Avenue, New York, NY 10017. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations. A written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director is also required. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

Shareholders of record may also nominate candidates for election to the Board by following the procedures set forth in our By-Laws. On March 1, 2016, the Board amended and restated the Company’s By-laws to, among other things, adopt proxy access provisions whereby a shareholder, or a group of up to 20 shareholders, who owns 3% or more of the Company’s common stock continuously for at least three years, may nominate and include in the Company’s proxy materials candidates for election as directors of the Company. Such shareholder(s) or group(s) of shareholders may nominate up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws and comply with the other procedural requirements of our Corporate Governance Guidelines. Information regarding these procedures for nominations by shareholders will be provided upon request to our Corporate Secretary.

In addition, our Corporate Governance Guidelines provide that any non-employee director who will be age 72 or older at the time of the election may not stand for reelection unless requested by the Board.

Certain Legal Proceedings

In July and August 2010, derivative actions were filed in state court against certain present or former officers and/or directors of the Company (Carol J. Parker, derivatively on behalf of Avon Products, Inc. v. W. Don Cornwell, et al. and Avon Products, Inc. as nominal defendant (filed in the New York Supreme Court, Nassau County, Index No. 600570/2010); Lynne Schwartz, derivatively on behalf of Avon Products, Inc. v. Andrea Jung, et al. and Avon Products, Inc. as nominal defendant (filed in the New York Supreme Court, New York County, Index No. 651304/2010)). On November 22, 2013, a derivative action was filed in federal court against certain present or former officers and/or directors of the Company and following the federal court’s dismissal, an additional action was subsequently filed in New York state court on May 1, 2015 (Sylvia Pritika, derivatively on behalf of Avon Products, Inc. v. Andrea Jung, et al. and Avon Products, Inc. as nominal defendant (filed in the New York Supreme Court, New York County, Index No. 651479/2015)). The claims asserted in one or more of these actions include alleged breach of fiduciary duty, abuse of control, waste of corporate assets, and unjust enrichment, relating to the Company’s compliance with the Foreign Corrupt Practices Act, including the adequacy of the Company’s internal controls. The relief sought against the individual defendants in one or more of these derivative actions include certain declaratory and equitable relief, restitution, damages, exemplary damages and interest. The Company is a nominal defendant, and no relief is sought against the Company itself. On April 28, 2015, an action was filed to seek enforcement of demands for the inspection of certain of the Company’s books and records (Belle Cohen v. Avon Products, Inc. (filed in the New York Supreme Court, New York County, Index No. 651418/2015)). The parties have reached agreements to settle the derivative and books and records actions. The terms of settlement include certain corporate governance measures as well as releases of claims. The Company accrued approximately $4 million as of June 30, 2015 with respect to these matters, which the Company expects will be paid by insurance. Settlement is conditioned upon court approval of the proposed resolution of the derivative actions. On March 30, 2016, the court granted preliminary approval of the settlement and scheduled a hearing to consider final approval for June 30, 2016.

Consistent with the Company’s By-Laws and the New York Business Corporation Law, expenses in connection with all of the foregoing actions and certain other matters described in the Company’s Annual Report on Form 10-K are being paid by the Company on behalf of certain present or former officers and/or directors.

Compensation and Management Development Committee Interlocks and Insider Participation

No member of our Board’s Compensation and Management Development Committee has served as one of our officers or employees at any time. None of our executive officers served during 2015 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation and Management Development Committee.

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DIRECTOR COMPENSATION

The following table discloses compensation received by our non-employee directors during 2015.

Director*	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)[3]	Total ($)

Mr. Conant[4,5]	343,000	115,001	75	458,076

Mr. Cornwell	97,000	115,001	75	212,076

Ms. Hailey[4]	91,000	115,001	75	206,076

Ms. Killefer	91,000	115,001	75	206,076

Ms. Kropf	56,000	115,001	44	171,045

Ms. Lagomasino[4]	96,000	115,001	75	211,076

Ms. Mathew[4]	87,000	115,001	75	202,076

Ms. McCluskey	87,000	210,834	75	297,909

Mr. Noski	95,000	115,001	75	210,076

Mr. Rodkin[4]	87,000	115,001	75	202,076

Dr. Stern[4]	87,000	115,001	6,475	208,476

*	Mr. Galbato, Mr. Mayer, Ms. Ross and Mr. Sanford joined the Board in 2016 and did not earn any compensation during 2015.

1	This column represents the amount of cash compensation earned in Fiscal 2015 (including any deferred amounts) for Board and Board Committee service. For 2015, only Mr. Noski elected to defer any such amounts. See “Annual Retainer Fees” below for details.

2	Stock awards consist of 16,266 service-based restricted stock units (“Service-based RSUs” or “RSUs”), which were granted on May 6, 2015 as part of the annual retainer for non-employee directors. Ms. McCluskey, who joined the Board in July 2014, received an additional pro-rata award of 13,555 RSUs for her service on the Board prior to our 2015 Annual Meeting. The aggregate grant date fair value of the RSUs was determined based on the grant date fair value in accordance with FASB ASC Topic 718. See also Note 10 in the Notes to the Consolidated Financial Statements contained in our Form 10-K for 2015 for a description of our share-based awards.

On December 31, 2015, each non-employee director held the following aggregate number of restricted stock awards, RSUs and option awards:

•	Mr. Conant: 35,823 RSUs

•	Mr. Cornwell: 9,563 shares of restricted stock and 50,243 RSUs

•	Ms. Hailey: 48,729 RSUs

•	Ms. Killefer: 30,666 RSUs

•	Ms. Kropf: 16,266 RSUs and options to purchase 184,502 shares

•	Ms. Lagomasino: 10,819 shares of restricted stock and 50,243 RSUs

•	Ms. Mathew: 27,785 RSUs

•	Ms. McCluskey: 29,281 RSUs

•	Mr. Noski: 33,214 RSUs

•	Mr. Rodkin: 2,519 shares of restricted stock and 50,243 RSUs

•	Dr. Stern: 15,999 shares of restricted stock and 50,243 RSUs

3	This column includes payments of life and business travel accident insurance premiums and matches made pursuant to the Avon Foundation Matching Gift Program. Non-employee directors are eligible to participate in the Avon Foundation’s U.S. Associate Matching Gift Program on the same terms as Avon Products, Inc. employees. Under this program, the Avon Foundation will match a non-employee director’s contribution to a charitable organization up to $15,500 per year. This column includes the following amount, for matches to charitable organizations: Dr. Stern, $6,400.

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4	Mr. Conant, Ms. Hailey, Ms. Lagomasino, Ms. Mathew, Mr. Rodkin and Dr. Stern resigned from the Board in March 2016.

5	Mr. Conant received a fee of $250,000 for his service as Independent Chairman of the Board.

Annual Retainer Fees

Directors who are employees of Avon or any of our subsidiaries receive no remuneration for services as a director. As in prior years, in 2015, each non-employee director was entitled to an annual retainer of $190,000, consisting of $75,000 in cash plus an annual grant of RSUs having a market value as of the date of grant of approximately $115,000 based on the closing price of our common stock on the date of grant. Pursuant to the Avon Products, Inc. Compensation Plan for Non-Employee Directors (the “Plan”), annual RSU awards are granted on the same date as the Annual Meeting of Shareholders and vest on the date of the next Annual Meeting of Shareholders, provided that such non-employee director has served as a member of the Board of Directors for the entirety of his or her annual term. Vested RSUs are settled upon a director’s departure from the Board. A non-employee director is entitled to regular dividend equivalent payments (to the extent any dividends on common stock are declared and paid) on RSUs but does not have the right to vote RSUs until settlement.

In 2016, we amended the Plan to provide that the Board can accelerate vesting of the annual RSU grant in the event a non-employee director’s Board service ceases involuntarily and without cause or in the event of a similar cessation of Board service. Additionally, directors elected by Cerberus Investor pursuant to the terms of the Series C Preferred Stock and the Investor Rights Agreement are entitled to be compensated for their services in the same amounts described above. Each of these directors’ compensation that would otherwise be in the form of an annual RSU award will instead be in the form of a contractual right to cash (to be paid upon vesting) in an amount equal to the value of the other non-employee directors’ RSU awards as of the date of vesting.

In addition to the annual Board retainer, during 2015, the Company paid a $10,000 retainer for service on the Audit Committee and a $6,000 retainer for service on each of the other Board committees. Furthermore, Mr. Conant, who, during 2015, served as the Chairman of the Board, received an additional fee of $250,000. In 2015, the chair of the Audit Committee received an additional fee of $10,000, the chair of the Compensation and Management Development Committee received an additional fee of $9,000, and the chair of each other Committee received an additional fee of $6,000. In 2016, pursuant to the By-Laws and the terms of the Investor Rights Agreement with Cerberus Investor, the Board has two separate defined roles of non-executive Chairman and Lead Independent Director. The Board approved the changes to the Board roles and, beginning with their respective elections for the one-year term commencing immediately upon the conclusion of the 2016 Annual Meeting, provided for fees for the non-executive Chairman of $150,000 and for the Lead Independent Director of $100,000. At certain times, we provide directors with complimentary Avon products, such as samples of new product launches.

Pursuant to the Board of Directors of Avon Products, Inc. Deferred Compensation Plan, non-employee directors may elect to defer all or a portion of their cash retainer fees into a stock account or cash account. The amounts deferred into the stock account increase or decrease in value proportionately with the price of Avon’s common stock. In line with this, the amounts deferred into the cash account, inclusive of accumulated interest, earn interest equal to the prime rate.

Stock Ownership Guideline

The Board of Directors has adopted a stock ownership guideline which requires non-employee directors to own shares of our common stock having a value equal to or greater than $350,000 within five years from the date of their election to the Board. The Board may waive this stock ownership guideline for any director if the receipt of equity awards or the ownership of Company common stock by such director would violate any policies or procedures to which such director is subject in connection with his or her employment. In line with this, the Board has waived this stock ownership guideline for Messrs. Galbato, Mayer and Sanford. All other current directors were in compliance with this guideline for 2015 or are on track to satisfy it within the period allowed to satisfy the guideline.

Role of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-employee directors. In making its recommendations, the Committee typically considers:

•	The form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the directors with those of shareholders.

•	The non-employee director compensation practices of other companies to assist it in the development of the compensation program and practices for our non-employee directors.

•	The impact on the perceived independence of the directors of compensation in excess of customary amounts and of indirect compensation.

•	The advice of independent consultants retained from time to time by the Nominating and Corporate Governance Committee (whom the Committee did not retain in 2015).

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EXECUTIVE OFFICERS

The executive officers of the Company as of the date hereof are listed below. Executive officers are generally designated by the Board of Directors at its first meeting following the Annual Meeting of Shareholders or in connection with the appointment to his or her role. Each executive officer holds office until the first meeting of the Board of Directors following the next Annual Meeting of Shareholders or until his or her successor is elected, except in the event of death, resignation, removal or the earlier termination of his or her term of office.

Name	Title	Age	Year Designated Executive Officer

Sheri McCoy	Chief Executive Officer	56	2012

James S. Scully	Executive Vice President, Chief Operating Officer and Chief Financial Officer	51	2015

Fernando Acosta	Executive Vice President, Chief Marketing and Social Selling Officer	48	2011

John P. Higson	Executive Vice President, Europe, Middle East & Africa and Latin America	58	2006

Jeff Benjamin	Senior Vice President, General Counsel and Chief Ethics & Compliance Officer	70	2012

Susan Ormiston	Senior Vice President, Human Resources and Chief Human Resources Officer	45	2013

Nilesh Patel	Senior Vice President and President, Asia Pacific	56	2014

Robert Loughran	Group Vice President, Chief Accounting Officer	51	2012

Sheri McCoy joined Avon as Chief Executive Officer in April 2012 and was elected to the Board of Directors in May 2012. She joined Avon after 30 years with Johnson & Johnson, where she rose to Vice Chairman in January 2011. Most recently at Johnson & Johnson, Ms. McCoy oversaw Pharmaceutical, Consumer, Corporate Office of Science & Technology, and Information Technology divisions. Prior to that, she served in a number of leadership roles, including Worldwide Chairman, Pharmaceuticals Group from 2009 to 2011; Worldwide Chairman, Surgical Care Group from 2008 to 2009; and Company Group Chairman and Worldwide Franchise Chairman of Ethicon, Inc., a subsidiary of Johnson & Johnson, from 2005 to 2008. Earlier in her career, she was Global President of the Baby and Wound Care franchise; Vice President, Marketing for a variety of global brands; and Vice President, Research & Development for the Personal Products Worldwide Division. She serves on the boards of New Avon LLC, the Partnership for New York, Catalyst, Stonehill College, and the non-profit science and technology organization FIRST.

James S. Scully has been Avon’s Executive Vice President, Chief Operating Officer and Chief Financial Officer since January 2016. Prior to this, he was Executive Vice President and Chief Financial Officer from March 2015 to December 2015. Prior to joining Avon, Mr. Scully served as the Chief Operating Officer of the J. Crew Group, Inc., a specialty apparel and accessories retailer. Mr. Scully served as J. Crew’s Executive Vice President and Chief Financial Officer from September 2005 to May 2012 and Chief Administrative Officer from April 2008 to April 2013. Prior to joining J. Crew in 2005, Mr. Scully served in key roles at Saks Incorporated from 1997 to 2005, including at various times as Executive Vice President of Human Resources and Strategic Planning, Senior Vice President of Strategic and Financial Planning and Senior Vice President, Treasurer. Mr. Scully held the position of Senior Vice President of Corporate Finance at Bank of America (formerly NationsBank) from 1994 to 1997. Mr. Scully began his career in the banking industry at Connecticut National Bank, which was subsequently acquired by Shawmut Bank.

Fernando Acosta has been Avon’s Executive Vice President, Chief Marketing and Social Selling Officer since January 2016. Prior to this, he was Senior Vice President and President, North Latin America and Andean Cluster and Head of Global Brand Marketing from November 2014 to December 2015 and Senior Vice President and President Latin America from December 2011 to November 2014. Prior to joining Avon, Mr. Acosta spent 19 years at Unilever, where he advanced through a series of senior operating positions with increasing responsibility. He served as Unilever’s Senior Vice President, Middle Americas beginning in November 2010. Prior to that, he served as Unilever’s Senior Vice President, Skin Care and Cleansing from August 2008 to October 2010. Prior to that, he served as Senior Vice President, Dove Personal Care from July 2006 to July 2008. Prior to 2006, Mr. Acosta held various management positions within Unilever’s Deodorants and Hair Care businesses.

John P. Higson has been Avon’s Executive Vice President, Europe, Middle East & Africa (EMEA) and Latin America since January 2016. Prior to this, he was Avon’s Senior Vice President and President, EMEA and Head of Global Field Operations from November 2014 to December 2015 and Senior Vice President and President, EMEA from March 2012 to November 2014. Mr. Higson served as Senior Vice President, Global Commercial Operations from March 2011 to March 2012 and Senior Vice President, Global Direct Selling and Business Model Innovation from June 2009 to March 2011.Prior to that, Mr. Higson was Senior Vice President, Central and Eastern Europe from 2005 to 2009, Area Vice President, Central and Eastern Europe from 2002 to 2005 and, additionally during that period, was General Manager, Avon Poland from 2003 to 2005 and head of Global Sales Development from 1999 to 2002. Before that, he held various positions since joining Avon in 1985.

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Jeff Benjamin has been Avon’s Senior Vice President, General Counsel and Chief Ethics & Compliance Officer since September 2012. Prior to joining Avon, he was employed by Novartis Corporation (formerly known as Ciba-Geigy Corporation) from April 1974 through December 2011. There he served in a variety of general counseling positions from 1986 until his retirement in December 2011. In addition, he was Chief Ethics & Compliance Officer at Novartis Corporation from 1997 through 2010 and Chair of the Ethics & Compliance Committee from 2010 through 2011.

Susan Ormiston has been Avon’s Senior Vice President, Human Resources and Chief Human Resources Officer since July 2013. Prior to that, Ms. Ormiston served as Group Vice President, Global Functions & HR Operational Excellence since November 2012 and prior to that she held the position Vice President, Human Resources, Global Brand Marketing since joining Avon in August 2010. Prior to joining Avon, Ms. Ormiston was Senior Vice President, Human Resources, at global life insurer New York Life International from June 2007 to July 2010. Earlier in her career, she spent 15 years at IBM, progressing through human resources management roles of increasing responsibility in the U.S. and U.K.

Nilesh Patel has been Avon’s Senior Vice President and President, Asia Pacific since February 2014. Prior to joining Avon, Mr. Patel spent 26 years with the Heinz Company, most recently serving as President, Director and Regional CEO of the Heinz ASEAN Region from May 2007 to January 2014. Prior to that, he served as Managing Director and Chairman of the Board of the Board of Directors of Heinz India from 2004 to 2007. Before that, Mr. Patel held positions of increasing responsibility in technical, supply chain, and commercial functions in EMEA and in Asia, including China.

Robert Loughran has been Avon’s Group Vice President, Chief Accounting Officer since March 2016 and prior to that Group Vice President, Corporate Controller since May 2015. He also served as Acting Chief Financial Officer from October 2014 to March 2015. Prior to that, Mr. Loughran served as Vice President and Corporate Controller from May 2012 to May 2015 and Vice President and Assistant Controller from September 2009 to May 2012. Prior to that, he held the position of Executive Director, Assistant Controller since joining Avon in 2004.

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OWNERSHIP OF SHARES

The following table shows information for beneficial owners of more than 5% of the outstanding shares of Avon common stock, as set forth in recent filings with the Securities and Exchange Commission (“SEC”). Beneficial ownership is determined in accordance with SEC rules. In computing a person’s percentage ownership of common stock, shares of common stock into which shares of Avon’s Series C Preferred Stock are convertible are deemed to be outstanding and beneficially owned only with respect to the person exercising voting and dispositive power over such shares of Series C Preferred Stock, as described in more detail in footnote 1 to the following table.

Name and Address	Amount and Nature of Beneficial Ownership Of Common Stock	Percent of Class

Stephen Feinberg, Cerberus Investor and Avatar GP, LLC[1] 875 Third Avenue, 11th Floor New York, New York 10022	87,051,524	16.6%

Capital Research Global Investors[2] 333 South Hope Street Los Angeles, CA 90071	51,855,341	11.9%

Wellington Management Group LLP[3] c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	36,059,581	8.3%

Yacktman Asset Management LP4 6300 Bridgepoint Parkway Building One, Suite 500 Austin, TX 78730	34,998,500	8.0%

The Vanguard Group[5] 100 Vanguard Blvd. Malvern, Pennsylvania 19355	30,494,994	7.0%

BlackRock, Inc.[6] 55 East 52nd Street New York, NY 10055	30,010,292	6.9%

FMR LLC[7] 245 Summer Street Boston, MA 02210	23,719,430	5.4%

1	In its Schedule 13D filed on March 11, 2016 with the SEC, each of Stephen Feinberg, Cerberus Investor and Avatar GP, LLC reported that each may be deemed to beneficially own 435,000 shares of the Company’s Series C Preferred Stock, which represents 100% of the outstanding Series C Preferred Stock and was convertible into 87,000,000 shares of the Company’s common stock as of March 1, 2016. Such shares are held by Cerberus Investor. Mr. Feinberg exercises sole voting and sole dispositive power over all securities held by Cerberus Investor. The percentage of class noted in the table is on an as-converted basis. Stephen Feinberg is the president, sole director and sole shareholder of Craig Court, Inc., the managing member of Craig Court GP, LLC, which is the general partner of Cerberus Capital Management, L.P. As set forth in further detail on page 28, Cerberus Investor is required to vote its shares of Series C Preferred Stock and common stock in favor of (i) each director nominated to the Board, (ii) the Company’s “say-on-pay” proposal and any other approved equity compensation proposals and (iii) ratification of the Company’s independent registered public accounting firm. In its Form 4 filed on March 4, 2016 with the SEC, each of Mr. Feinberg, Cerberus Investor and Avatar GP, LLC reported that each may be deemed to own an additional 51,524 shares of the Company’s common stock as of March 31, 2016 as a result of accrued and unpaid dividends on such date.

2	In its Schedule 13G/A filed on February 16, 2016 with the SEC, Capital Research Global Investors, a division of Capital Research and Management Company reported the beneficial ownership of 51,855,341 shares. Capital Research Global Investors reported that it had sole voting power with respect to 51,855,341 shares, shared voting power with respect to no shares, sole dispositive power with respect to 51,855,341 shares, and shared dispositive power with respect to no shares.

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3	In its Schedule 13G filed on February 11, 2016 with the SEC, Wellington Management Group LLP (“Wellington”) reported the beneficial ownership of 36,059,581 shares on behalf of itself and the following subsidiaries, which are investment managers and hold shares: Wellington Group Holdings LLP; Wellington Investment Advisors Holdings LLP; Wellington Management Company LLP; Wellington Investment Advisors LLP; Wellington Management Global Holdings, Ltd.; Wellington Management Canada LLC; Wellington Management Singapore Pte Ltd; Wellington Management Hong Kong; Wellington Management International Ltd.; Wellington Management Japan Pte Ltd; and Wellington Management Australia Pty Ltd. Wellington reported that it had sole voting power with respect to no shares, shared voting power with respect to 30,764,575 shares, sole dispositive power with respect to no shares, and shared dispositive power with respect to 36,059,581 shares.

4	In its Schedule 13G/A filed on February 5, 2016 with the SEC, Yacktman Asset Management LP (“Yacktman”) reported the beneficial ownership of 34,998,500 shares. Yacktman reported that it had sole voting power with respect to 34,834,800 shares, shared voting power with respect to no shares, sole dispositive power with respect to 34,998,500 shares, and shared dispositive power with respect to no shares.

5	In its Schedule 13G/A filed on February 10, 2016 with the SEC, The Vanguard Group (“Vanguard”) reported the beneficial ownership of 30,494,994 shares on behalf of itself and the following subsidiaries, which are investment managers and beneficially own shares: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard reported that it had sole voting power with respect to 312,354 shares, shared voting power with respect to 24,900 shares, sole dispositive power with respect to 30,183,840 shares, and shared dispositive power with respect to 311,154 shares.

6	In its Schedule 13G filed January 25, 2016 with the SEC, BlackRock, Inc. (“BlackRock”) reported the beneficial ownership of 30,010,292 shares on behalf of itself and the following subsidiaries: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and BlackRock Life Limited. BlackRock reported that it had sole voting power with respect to 28,298,065 shares, shared voting power with respect to no shares, sole dispositive power with respect to 30,010,292 shares, and shared dispositive power with respect to no shares.

7	In its Schedule 13G filed on February 12, 2016 with the SEC, FMR LLC (“FMR”) and its Director, Vice Chairman, CEO and President, Abigail P. Johnson, reported the beneficial ownership of 23,719,430 shares on behalf of itself and the following subsidiaries, which are investment managers and beneficially own certain shares: Fidelity Institutional Asset Management Trust Company, FMR Co., Inc.; and Strategic Advisers, Inc. FMR reported that it had sole voting power with respect to 1,887,859 shares, sole dispositive power with respect to 23,719,430 shares, and shared voting power and shared dispositive power with respect to no shares.

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The following table sets forth certain information as of March 15, 2016 regarding the beneficial ownership of our common stock by each director, each named executive officer (“NEO” — those officers listed in the Summary Compensation Table), and all of our directors and executive officers as a group. The total shares, individually and on an aggregate basis, represent less than 1% of Avon’s outstanding shares of common stock.

Name	Shares of Common Stock[1]		Stock Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares Beneficially Owned	Restricted Stock Units[2]	Total
Fernando Acosta	114,384		0	114,384	318,981	433,365
Jeff Benjamin	53,216		0	53,216	191,104	244,320
W. Don Cornwell	12,083	[3,4]	0	12,083	50,243	62,326
Chan W. Galbato	0		0	0	0	0
Nancy Killefer	0		0	0	30,666	30,666
Susan J. Kropf	169,861		184,502	354,363	16,266	370,629
David Legher	60,581		60,667	121,248	204,760	326,008
Robert Loughran	17,949	[4]	20,417	38,366	94,431	132,797
Steven F. Mayer	0		0	0	0	0
Helen McCluskey	0		0	0	29,281	29,281
Sheri McCoy	201,236		0	201,236	80,000	281,236
Charles H. Noski	1,000	[4]	0	1,000	33,214	34,214
Michael F. Sanford	0		0	0	0	0
James S. Scully	79,037		0	79,037	603,470	682,507
20 directors, NEOs and executive officers as a group	786,679	[5]	518,149	1,304,828	2,182,044	3,486,872

1	Shares reflect sole voting and investment power except as otherwise noted.

2	The numbers in this column include unvested Service-based RSUs, which do not afford the holder voting or investment power. Performance RSUs held by executive officers, which will vest only if certain financial goals are met, have not been included and do not afford the holder voting or investment power.

3	Includes the following restricted shares for which the director has sole voting but no investment power as follows:

•	Mr. Cornwell: 9,563 shares

4	Includes the following:

•	Mr. Cornwell: 200 shares held in the name of a family member

•	Mr. Loughran: 8,748 shares held jointly with spouse and 861 shares held in a 401(k) Plan

•	Mr. Noski: 1,000 shares held in trust

5	Includes shares as to which beneficial ownership is shared with others.

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TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

We have policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended.

Under the written charter of the Audit Committee, related person transactions are subject to the review, evaluation and, as appropriate, approval or ratification of the transaction by the Committee. The Committee considers any such related person transactions in a manner that best serves the interests of the Company and the interests of our shareholders.

In addition, our Code of Conduct (the “Code”), which is available on our Company website (www.avoncompany.com), prohibits all conflicts of interest. Under the Code, conflicts of interest occur when personal, private or family interests interfere in any way, or even appear to interfere, with the interests of the Company. The Company also has a written global conflicts of interest policy for employees, including executive officers, which provides procedures and guidelines for addressing such matters. Under the policy, actual conflicts of interest are prohibited and the appearance of a conflict necessitates the review and prior approval, as appropriate, by certain members of management.

We have multiple processes for identifying related person transactions and conflicts of interest. We annually distribute a questionnaire to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests, which information is then reviewed for any related person transactions and conflicts of interest. In addition, our global internal audit function periodically surveys our global finance function, including accounts payable, for any amounts paid to any of our directors, executive officers or 5% shareholders, and certain of such persons’ affiliates. The global ethics & compliance function undertakes a regular survey of employees, including executive officers, which asks specific questions regarding conflicts of interest, and requires certification of compliance with the Code.

We also have other policies and procedures regarding related person transactions and conflicts of interest. For example, our Corporate Governance Guidelines, which are available on our investor website (www.avoninvestor.com), require that the Board of Directors assess the independence of its non-employee directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information Concerning the Board of Directors—Director Independence” on page 16. In addition, we maintain a number of controls and procedures, including a written global policy, for the proper review and approval of contracts and other financial commitments.

Transactions with Related Persons

Upon the completion of the Series C Preferred Stock investment in Avon on March 1, 2016 (as further described below), Cerberus Investor, an affiliate of Cerberus Capital Management, L.P., became a related person by virtue of obtaining beneficial ownership of approximately 16.7% of the voting rights of the Company’s common stock on an as-converted basis. In connection with the Series C Preferred Stock investment, we participated in several other transactions with Cerberus Investor and one or more of Cerberus’ affiliates, all of which were reviewed and approved by the Board as in the best interests of the Company and its shareholders. The Audit Committee determined that no further action was required by it with respect to these transactions under its written charter, since these transactions were previously reviewed and approved by the Board prior to the completion of such transactions and prior to the time any of the Cerberus Investor-designated directors (including Mr. Mayer, who has an indirect material interest in such transactions) joined the Board. We may participate in additional transactions with Cerberus Investor or one or more of Cerberus’s affiliates in the future, which would be subject to the policies and procedures described above, as appropriate.

Separation of North America Business

On March 1, 2016, Cleveland NA Investor LLC (an affiliate of Cerberus) contributed $170 million of cash into New Avon LLC (“New Avon”) in exchange for 80.1% of its membership interests, and we contributed (i) assets primarily related to our North America business (including approximately $100 million of cash, subject to certain adjustments), (ii) certain assumed liabilities of our North America business and (iii) the employees of our North America business into New Avon and retained 19.9% of New Avon’s membership interests. The Company and certain of its subsidiaries entered into the following agreements with New Avon in connection with the closing of the Series C Preferred Stock investment and the separation of our North America business on March 1, 2016 and the establishment of New Avon as a standalone North America operating entity.

•	Transition Services Agreements. The Company and New Avon entered into both a Transition Services Agreement and a Reverse Transition Services Agreement pursuant to which the Company and New Avon will provide each other with certain services, including related to sourcing and supply chain, treasury and financial shared services, human resources, technology, sales, legal and global packaging, for initial service periods of up to 24 months. In connection with these agreements, the Company expects to receive approximately $24 million from New Avon and to pay New Avon approximately $1 million, in each case, in fiscal year 2016.

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•	Intellectual Property Agreements. The Company, certain of its subsidiaries and New Avon entered into an Intellectual Property License Agreement pursuant to which the Company and certain of its subsidiaries licensed to New Avon certain intellectual property rights that the Company and certain of its subsidiaries used in the conduct of the North America business prior to the separation. The Company and New Avon also entered into a Research and Development Agreement pursuant to which the Company will provide New Avon with certain beauty product development services for an initial term through December 31, 2017. In connection with these agreements, the Company expects to receive approximately $7 million from New Avon in fiscal year 2016.

•	Supply Agreements. The Company, certain of its subsidiaries and New Avon entered into a Manufacturing and Supply Agreement pursuant to which the Company and certain of its subsidiaries, on the one hand, and New Avon, on the other hand, will manufacture and supply certain products to each other for an initial term through December 31, 2018. The Company and New Avon also entered into a Joint Procurement Sourcing Agreement pursuant to which the Company and New Avon will work together to preserve and enhance volume pricing discount arrangements with suppliers and other counterparties of both the Company and New Avon. In connection with these agreements, the Company expects to receive approximately $38 million from New Avon and to pay New Avon approximately $5 million, in each case, in fiscal year 2016.

•	Real Estate Agreements. The Company and New Avon entered into both a Sublease Agreement and a Real Estate License Agreement pursuant to which the Company will provide New Avon space at the Company’s offices in New York, NY and Rye, NY. In connection with these agreements, the Company expects to receive approximately $7 million from New Avon in fiscal year 2016.

Preferred Stock Investment

On March 1, 2016, we issued and sold to Cerberus Investor 435,000 shares of newly issued Series C Preferred Stock for an aggregate purchase price of $435 million pursuant to an Investment Agreement among the Company, New Avon and Cerberus Investor. The Series C Preferred Stock ranks senior to the shares of our common stock with respect to dividend rights and rights on the distribution of assets on any liquidation, dissolution or winding up of our affairs. The Series C Preferred Stock has a liquidation preference of $1,000 per share, representing an aggregate liquidation preference of $435 million upon issuance. Holders of Series C Preferred Stock are entitled to participate on an as-converted basis in any cash dividends paid to the holders of shares of the Company’s common stock. In addition, cumulative preferred dividends accrue daily on the Series C Preferred Stock and are payable at a rate of 1.25% per quarter (net of any dividends on the Company’s common stock and subject to increase up to a maximum rate of 5.00% per quarter if the Company breaches certain obligations). Except to the extent not otherwise previously paid by the Company, preferred dividends are payable on the seventh anniversary of the issuance date of the Series C Preferred Stock as and when declared by the Board of Directors and at the end of each quarter thereafter. Accrued and unpaid preferred dividends may be paid, at the Company’s option, (i) in cash, (ii) subject to certain conditions, in shares of the Company’s common stock or (iii) upon conversion of shares of Series C Preferred Stock, in shares of the Company’s non-voting, non-convertible Series D Preferred Stock, par value $1.00 per share (the “Series D Preferred Stock”). Any such shares of Series D Preferred Stock issued would have similar preferential rights.

Series C Preferred Stock is convertible at the option of the holders at any time into shares of the Company’s common stock at an initial conversion price of $5.00 per share, which equals an initial conversion rate of 200 shares of the Company’s common stock per share of Series C Preferred Stock, subject to certain anti-dilution adjustments. If at any time the volume weighted average price of the common stock exceeds $10.00 per share (subject to certain anti-dilution adjustments) for a period of 30 consecutive trading days, the Company may cause all of the Series C Preferred Stock to be converted into shares of common stock based on the then applicable conversion price.

Holders of Series C Preferred Stock are entitled to vote generally with the holders of common stock on an as-converted basis. Holders of Series C Preferred Stock will also be entitled to a separate class vote with respect to (i) amendments to the Company’s organizational documents that have an adverse effect on the Series C Preferred Stock, (ii) issuances by the Company of securities that are senior to, or equal in priority with, the Series C Preferred Stock or (iii) the delisting of the Company’s common stock, other than in connection with a change of control event.

Upon certain change of control events involving the Company, holders of Series C Preferred Stock can require the Company to repurchase the Series C Preferred Stock for an amount equal to the greater of (i) an amount in cash equal to 100% of the liquidation preference thereof plus all accrued but unpaid dividends or (ii) the consideration the holders would have received if they had converted their shares of Series C Preferred Stock into common stock immediately prior to the change of control event.

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Pursuant to an Investor Rights Agreement between the Company and Cerberus Investor, the Company reduced the size of the Board from twelve directors to eleven directors and granted Cerberus Investor certain minority rights relating to Board representation and other matters. Pursuant to the Investor Rights Agreement, the Board shall consist of six incumbent directors of the Company, two new independent directors jointly selected by the Company and Cerberus Investor and three new directors elected by Cerberus Investor (one of whom has been appointed as the non-executive Chairman). Pursuant to the amendment to the Company’s Certificate of Incorporation classifying the Series C Preferred Stock and the Investor Rights Agreement, Cerberus Investor will continue to be entitled to elect: (i) three directors to the Board, so long as Cerberus Investor continues to beneficially own shares of Series C Preferred Stock and/or shares of common stock that represent, on an as-converted basis, at least 75% of Cerberus Investor’s initial shares of Series C Preferred Stock on an as-converted basis, (ii) two directors to the Board, so long as Cerberus Investor continues to beneficially own shares of Series C Preferred Stock and/or common stock that represent, on an as-converted basis, at least 50% but less than 75% of Cerberus Investor’s initial shares of Series C Preferred Stock on an as-converted basis (the “50% Ownership Requirement”) and (iii) one director to the Board, so long as Cerberus Investor continues to beneficially own shares of Series C Preferred Stock and/or common stock that represent, on an as-converted basis, at least 25% but less than 50% of Cerberus Investor’s initial shares of Series C Preferred Stock on an as-converted basis (the “25% Ownership Requirement”). Until Cerberus Investor no longer meets the 50% Ownership Requirement, Cerberus Investor has the right to select the director to be appointed as the Chairman of the Board. Until Cerberus Investor no longer meets the 25% Ownership Requirement, subject to certain exceptions and to satisfaction by such director designees of independence and other customary qualifications, Cerberus Investor has the right to have one of its director designees serve on each committee of the Board. The Investor Rights Agreement also contemplated the creation of the new Lead Independent Director of the Board, which role has certain customary rights and responsibilities identified in our By-Laws.

Subject to maintaining certain levels of beneficial ownership of Series C Preferred Stock and/or common stock, Cerberus Investor has consent rights over certain actions taken by the Company, including increasing the size of the Board, reinstating the Company’s quarterly common stock dividend and incurring indebtedness in excess of certain thresholds. Subject to maintaining certain levels of beneficial ownership of Series C Preferred Stock and/or common stock and certain other factors, Cerberus Investor is required to vote its shares in favor of (i) each director nominated to the Board by the Board, (ii) the Company’s “say-on-pay” proposal and any other approved equity compensation proposals and (iii) ratification of the Company’s independent registered public accounting firm.

Cerberus Investor and its affiliates are subject to certain standstill restrictions, including that Cerberus Investor and its affiliates are restricted from acquiring additional securities of the Company in excess of a certain percentage, subject to certain exceptions. The standstill restrictions will terminate upon the occurrence of certain events, including upon the earlier of the date on which (i) Cerberus Investor no longer meets the 25% Ownership Requirement and (ii) the 25% Ownership Requirement remains satisfied (and the 50% Ownership Requirement is not satisfied), no Cerberus Investor designee serves on the Board and Cerberus Investor has irrevocably waived its director nomination and consent rights. Subject to certain exceptions, Cerberus Investor is restricted from transferring the Series C Preferred Stock, Series D Preferred Stock or shares of common stock issued upon conversion of the Series C Preferred Stock (“Conversion Common Stock”) until March 1, 2018.

Pursuant to the Investor Rights Agreement, Cerberus Investor and its affiliates have (i) certain customary registration rights with respect to Series C Preferred Stock, Series D Preferred Stock, Conversion Common Stock and shares of common stock issued pursuant to the terms of the Series C Preferred Stock, Series D Preferred Stock or the Investor Rights Agreement and (ii) certain customary preemptive rights with respect to the issuance of equity securities by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and greater than 10% shareholders to file certain reports with respect to beneficial ownership of our equity securities. Based solely on a review of copies of reports furnished to us, or written representations that no reports were required, we believe that during 2015 all Section 16 reports that were required to be filed were filed on a timely basis.

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EXECUTIVE COMPENSATION

The Executive Compensation section is organized as follows:

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LETTER FROM THE COMMITTEE CHAIR

Dear Fellow Shareholders:

As Chair of Avon’s Compensation and Management Development Committee, I am committed to leading the Committee and management to design compensation plans that align with shareholder interests, as well as attracting and retaining strong leadership. Our programs have and will continue to be aligned with Company performance and shareholder interests. To that end, I would like to highlight key changes to our compensation programs in 2015, and additional changes made in 2016 as a result of strategic decisions we made as a company.

During early 2015 we continued the extensive shareholder outreach begun in 2014. As a result, changes were made in line with the feedback we received. The following reflect those changes made in response to your concerns (details can be found in the Compensation Discussion and Analysis on pages 35 to 36):

•	Removed Committee discretion for our annual incentive program and moved to fully formulaic funding which continues to be based on key financial metrics.

•	Added a total shareholder return (TSR) component to our performance-based restricted stock unit awards whereby payouts cannot exceed target unless absolute TSR is positive.

•	Modified our long-term performance period for our performance-based restricted stock units from three years to two years in light of business volatility with significant currency devaluations and Company progress on strategic alternatives; this change was for 2015 only.

•	Limited shareholder dilution by shifting a portion of long-term compensation awards to cash for those below senior officers.

•	Modified the peer group (by eliminating PepsiCo and Hillshire Brand, and adding Coty) to be more aligned with our business.

In December 2015, we announced a strategic partnership with Cerberus Capital Management, L.P. (including its affiliates, “Cerberus”), which closed on March 1, 2016. Under this partnership, Avon’s North America business separated into a privately-held entity that is majority owned by Cerberus, in which Avon retains an approximate 20% ownership share. Simultaneously, Cerberus also invested $435 million into Avon becoming its largest shareholder. During 2015, our management team developed a thorough and comprehensive three-year transformation plan (the “Transformation Plan”) that was announced to our Investor Community in January 2016. We are confident that the Cerberus partnership and the Transformation Plan position the Company to drive greater shareholder value, unlock growth and improve financial resilience.

Although we have made significant progress with regard to our compensation programs in 2015, as we confirmed the strategic direction for Avon, and set the path forward with our Transformation Plan, we recognized the opportunity to make additional changes to improve our programs in 2016. The following are the changes we made to further align with shareholder interests and drive Company performance (details can be found in the Compensation Discussion and Analysis on pages 36 to 37):

•	In addition to financial metrics in our annual incentive plan, we have introduced two strategic goals linked directly to our Transformation Plan—Active Representative Growth and Cost Reduction/Take Out. Goals have threshold, target and maximum attainment levels and will be assessed quantitatively.

•	Given the decline in our stock price, and to limit dilution, we felt it prudent to grant shares consistent with the Cerberus investment. We used a stock price of $5.00, rather than the actual stock price on the grant date of $4.22, to determine the number of shares granted to senior officers (this resulted in a 16% reduction in grant date fair value).

•	Restored the performance period for performance-based restricted stock units to three years based on relative TSR goals.

•	Introduced premium priced stock options with a 30% higher exercise price than the actual stock price at grant, to be exercisable and vest ratably over three years.

•	Continued to refine the peer group in light of the new revenue size and geographic footprint of Avon’s business post the Cerberus transaction (by removing Procter & Gamble, Kimberly Clark and Limited Brands, and adding Herbalife, Edgewell and Nu Skin).

The actions above resulted in a reduction of our CEO’s long-term target incentive compensation of 31% and an overall reduction in her total target compensation of 22%.

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Finally, as we explored a broad array of strategic alternatives for our Company during 2015, and cognizant of the need to retain leadership to execute on our Transformation Plan in a time of uncertainty, the Committee felt it critically important to retain key executives and focus them on achieving certain goals. Accordingly, in August 2015, we provided select executives with a special one-time performance-based retention award aligned with Company performance.

We invite you to read our Compensation Discussion and Analysis that follows for further information on our compensation philosophy and decisions. We expect our compensation programs to support and reinforce our transformation strategy, secure our talent, and drive shareholder value creation. We look forward to maintaining ongoing dialogue with our shareholders.

Sincerely,

Helen McCluskey

Chair, Compensation and Management Development Committee

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COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe our executive compensation program for Named Executive Officers (“NEOs”). Our NEOs for 2015 were the following individuals:

Name	Current Title
Sheri McCoy	Chief Executive Officer
James S. Scully	Executive Vice President, Chief Operating Officer and Chief Financial Officer*
Robert Loughran	Group Vice President, Chief Accounting Officer**
Fernando Acosta	Executive Vice President, Chief Marketing and Social Selling Officer
David Legher	Senior Vice President and President, Avon Brazil and South Market Group
Jeff Benjamin	Senior Vice President, General Counsel and Chief Ethics & Compliance Officer

* James S. Scully joined as our new Executive Vice President and Chief Financial Officer effective March 9, 2015.

** Robert Loughran served as Acting Chief Financial Officer from October 2, 2014 through March 9, 2015, and he continued thereafter, first as Corporate Controller and now as Chief Accounting Officer.

This Compensation Discussion and Analysis (“CD&A”) is divided into the following sections:

•	Executive Summary (page 32)

•	Pay-for-Performance (page 39)

•	Roles in Executive Compensation (page 42)

•	Competitive Positioning and Peer Group (page 43)

•	Elements of our Compensation Program (page 44)

•	Compensation Governance Best Practices (page 50)

•	Additional Information (page 51)

EXECUTIVE SUMMARY

BUSINESS AND STRATEGY UPDATE

During 2015, our CEO, Sheri McCoy, and our Board of Directors conducted an exhaustive review of strategic options to drive greater shareholder value and unlock the value of our international growth markets. A significant part of this review was to find a strong solution for our North America business. The options considered by our Board ranged from continuing to operate the business under the existing model to radical shifts in channel and structure and many variations in between. We talked to other parties in direct selling, consumer-packaged goods, and retail as well as other potential investors. We received broad and diverse interest that we narrowed down to the most attractive proposals, both strategically and financially. After a thorough due diligence process, on December 17, 2015, we announced a strategic partnership with Cerberus Capital Management, L.P. (including its affiliates, “Cerberus”).

On March 1, 2016, we announced the completion of this strategic partnership transaction under which Cerberus made a $435 million investment in the Company while Avon’s North America business was separated into a privately-held company that is approximately 80 percent-owned by Cerberus and 20 percent-owned by Avon. This partnership will allow us to drive revenue increases and enhance profitability in our growing international markets while increasing financial flexibility and improving our capital structure. Cerberus also brings significant operational expertise to both the North America and international businesses. Our continuing ownership position in the North America company allows shareholders to participate in the upside potential from a turnaround of this business.

In light of these changes, as of the end of 2015, Avon is a $6 billion revenue business with solid underlying growth trends in our top markets. We participate in attractive and growing categories – both direct selling and beauty. Avon is an iconic, purpose-driven brand with high quality, innovative products and strong R&D capabilities. We have an unparalleled and growing Representative base and we have leadership positions in key international markets and beauty categories.

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In parallel with the review of strategic alternatives, our CEO and management team developed a thorough and comprehensive three-year transformation plan (the “Transformation Plan”) that was shared with the investment community on January 21, 2016. The plan has three components as shown below:

3-Year Transformation Plan
Components		Details
Invest in Growth	•	Invest in our Brand and Beauty Categories
	•	Improve Representative Engagement
	•	Bring Social Selling to Scale
Drive Out Cost	•	Improve Operating Model
	•	Optimize Supply Chain
Improve Financial Resilience	•	Cerberus Investment
	•	Dividend Suspension
	•	Debt Repayment
	•	Tax Planning
Measures & Outcomes

• Reinvest $350M	•	Reduce Operational Costs by $200M
• Reduce Support Costs by $150M	•	1% Active Representative Growth
• Stronger Balance Sheet

The long-term financial goals of our Transformation Plan include the following:

Long-Term Financial Goals

Revenue Growth	•	Mid Single-Digit Constant Dollar Revenue Growth

Representative Growth	•	Low Single-Digit Active Representative Growth

Operating Margin	•	Low Double-Digit Operating Margin

Progress in 2015

Avon’s Transformation Plan builds on the operational progress we made in 2015. In 2015, given our presence in emerging markets, we continued to face challenges given macroeconomic headwinds from foreign currency fluctuations (estimated to be a $475 million impact on total adjusted operating profit), and we worked hard to mitigate this impact. Despite these challenges, we delivered underlying constant-dollar (“C$” or “constant $”) growth in our international business and grew Active Representatives during the year. In addition, we continued to make strong progress on some of our core priorities (all reflecting the reporting of North America as discontinued operations):

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2015 Progress on Core Priorities
Priorities		2015 Progress
Execute on Growth Platforms	•	Avon grew 3% in revenue in constant dollars, excluding the Liz Earle divestiture[1]*
	•	Active Representatives grew 1%*
	•	Introduction of new brand positioning, Avon’s “Beauty for a Purpose”
	•	Strong innovation across all three beauty categories
	•	Pricing guidelines implemented to further mitigate inflation
Drive Simplification	•

Having already completed and exceeded our original $400M cost savings target, continued reduction of SG&A in 2015 (including restructuring that resulted in annualized pre-tax savings of approximately $30M)

	•	Agreement with Hewlett Packard Enterprise to outsource our IT infrastructure
	•	Improvements in service models through technology in key markets
	•	Increased our Social Media and Digital capabilities
	•	Improved financial resilience by refinancing our revolving credit facility, divesting Liz Earle, prepaying certain debt and suspending dividends
Improve Organizational Effectiveness	•	Introduced new Corporate to Cluster Operating Model, eliminating one layer of executive management in the Company
	•	Improved and stronger leadership teams in our Top 10 Markets
•

Engaged compliance monitor pursuant to government agreements in connection with Foreign Corrupt Practices Act investigations; continued enhancements to Ethics & Compliance program to prevent and detect violations and support a corporate-wide culture of integrity

1See Appendix A for a reconciliation of our constant-dollar revenue growth excluding the Liz Earle divestiture.

*These figures reflect the reporting of North America as discontinued operations.

In the last year we also continued to enhance and solidify our Executive Management Committee. We have streamlined the number of members to ensure a more highly effective and integrated senior leadership team. These changes included the following:

•	James Scully was appointed Chief Operating Officer in addition to his continued role as Executive Vice President and Chief Financial Officer to create better operating efficiencies and effectiveness.

•	John Higson was appointed Executive Vice President, Europe, Middle East & Africa (EMEA) and Latin America to lead our geographic portfolio.

•	Fernando Acosta was appointed Executive Vice President, Chief Marketing and Social Selling Officer to expedite the evolution of our brand experience and accelerate the adoption of social selling.

The Board of Directors and the management team have taken the necessary steps in 2015 including the bold strategic decision in concert with development of the Transformation Plan to deliver a stronger path forward. One of the key elements of this plan is our partnership with Cerberus. This is a strong catalyst for the Company and we expect to deliver sustainable shareholder value creation over the coming years. We believe we have continued to make solid operational progress, particularly in our top markets, that puts us on the path for improved financial performance during 2016.

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SHAREHOLDER ENGAGEMENT

Following two years of low say-on-pay support and in preparation for the 2015 compensation planning season, the Compensation and Management Development Committee Chair and the Chairman of the Board of Directors conducted significant shareholder outreach to ensure shareholder perspectives and concerns were heard and well understood. We had discussions with our shareholders about our compensation program and potential 2015 changes. In these conversations, we reviewed potential program changes, and discussed the Company’s transformation status and forward-looking financial and strategic priorities.

The feedback received from our shareholders was tremendously valuable and was incorporated into the Compensation and Management Development Committee’s (the “Committee”) determination of compensation program changes for 2015. In striving to listen and respond to our shareholders, our say-on-pay vote improved in 2015 to 71%, and in 2016 we continue to focus on improving the alignment of our compensation programs with our shareholders’ interests.

KEY 2015 COMPENSATION CHANGES

The table below sets out the key changes to our 2015 compensation program for our senior executives and the primary reasons for those changes. Many of these changes are directly responsive to feedback we received from our shareholders, as noted below.

2015 Annual Incentive Program
Changes Made	Reasons for Change

Eliminated Committee discretion related to payout ranges • Committee discretion related to payout ranges was eliminated and replaced with a fully formulaic measurement using a performance curve	• Responsive to shareholder feedback • Creates a stronger alignment with Company performance

Eliminated individual performance component • Individual payout for senior officers based 100% on Company financial goals • Previously, individual performance was a component	• Responsive to shareholder feedback • Creates a stronger, direct link to Company performance and “One Team, One Avon” philosophy

Reduced cap on annual incentives to 150% of target • Previously, awards were capped at 200%	• Aligns with Company focus on managing expense
2015 Long-Term Incentive Program

Changes Made	Reasons for Change

Incorporated total shareholder return (TSR) as payout regulator • Payouts cannot exceed target unless absolute TSR is positive at the end of the 3-year period • Previously, no TSR measure was used	• Responsive to shareholder feedback, which varied between the use of absolute vs. relative TSR measures • Creates stronger alignment between long-term incentives and creation of shareholder value

Aligned performance measurement period of performance restricted stock units (“Performance RSUs” or “PRSUs”) with our strategic and financial goals

•     For the 2015 program only, performance measurement period set at two years, with three-year vesting

• Creates stronger alignment with our key goals and focuses management on the next two years • Addresses unusual and uncertain times, given currency fluctuations and strategic uncertainties

Introduced cash component below senior officer level • Replaced certain share-based awards with cash-based awards	• Mitigated further shareholder dilution

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2015 Peer Group
Changes Made	Reasons for Change

Eliminated one of the largest companies in our peer group, reducing the median revenue and market capitalization of our peer group

•      Eliminated PepsiCo, one of the largest companies in peer group

•      Eliminated Hillshire Brands following an acquisition

•      Added Coty, a relevant beauty peer

• Responsive to shareholder feedback • Improves scale of companies relative to Avon

Additionally, in 2015 it became paramount to retain key executives who could steer the Company through its review of strategic alternatives such that the potential transaction or alternatives could be defined and executed. Accordingly, in August 2015 we made performance-based retention awards to select executives, including to certain NEOs (see page 48 for more details).

2016 COMPENSATION CHANGES

In 2016, we are committed to continuing to improve the alignment of our pay programs with shareholders, while balancing the need to retain a strong leadership team. The Committee believes the changes made to our compensation programs for 2016 will further improve the alignment between executive compensation and the interests of shareholders and support our financial and transformation goals. Changes for this year have continued to focus on limiting shareholder dilution and assessing our executives’ pay against a peer group more in-line with Avon’s business following the separation of our North America business. Most importantly, we have reduced the value of long-term incentives year-over-year to require upward stock price movement for executives to realize target pay, and to manage our overall equity spend. Highlights of our 2016 changes and the primary reasons for change are described below:

2016 Annual Incentive Program
Changes Made	Reasons for Change

Introduced strategic objectives in addition to financial metrics

•      Added metrics for Active Representative Growth and Cost Reduction/Take Out (each weighted 12.5%)

•      Formulaic measures using a performance curve

• Aligns with Transformation Plan of investing in growth and driving out cost • Continues to reinforce strong and direct link to Company performance

2016 Long-Term Incentive Program

Changes Made	Reasons for Change

Reduced the grant date fair values

•      CEO’s target grant date fair value was reduced by 10%

•      Used a $5.00 divisor rather than the stock price at grant to determine the number of shares. Resulted in a 16% reduction in grant date fair value

•      Converted shares to premium-priced stock options using a 2.5 to 1 ratio rather than the compensation expense based ratio of 3.2 to 1. Resulted in 23% reduction in grant date fair value of the option component

• Aligns executives with Cerberus investment and Avon’s new peer group • Requires a significant increase in stock price to earn target long-term incentive award • Reduces shareholder dilution

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Introduced premium-priced stock options and changed the award mix to better align with shareholder value creation

•     CEO award mix modified from 100% PRSUs to 40% premium-priced stock options and 60% PRSUs (remains 100% performance-based)

•     Other NEO award mix modified from 60% PRSUs and 40% RSUs to 33% premium-priced stock options, 33% PRSUs and 33% RSUs

•     Enhances shareholder alignment as premium-priced stock options (33% to 40% of program) provide no payout unless significant stock price improvement

•     Increases performance link by reducing RSU component for other NEOs

Incorporated other executive compensation best practices

•     Set premium-priced stock option exercise price at 30% above stock price at grant

•     Introduced relative TSR as a performance metric for PRSUs with target set above median

•     Restored PRSU measurement period to three years

•     Balanced performance metrics between long-term and short-term incentive programs

•     Responsive to shareholder feedback

•     Premium-priced stock options “raise the bar” versus standard stock options

•     Enhances link to long-term performance

•     Better aligns management incentives with shareholder interests

2016 Peer Group

Changes Made	Reasons for Change

Eliminated companies with minimal international focus and high revenue size • Removed Procter & Gamble, Kimberly Clark and Limited Brands • Added Herbalife, Edgewell and Nu Skin	• Responsive to shareholder feedback • Better aligns with Avon’s business profile and size

As a result of the changes described above, target compensation for our CEO has been significantly reduced for 2016, as highlighted below:

Component	2015 Target	2016 Target	% Change
Base Salary	$1,200,000	$1,200,000	0%
Annual Incentive	$1,800,000	$1,800,000	0%
Long-Term Incentive	$7,700,000*	$5,322,517	-31%
Total Target Compensation	$10,700,000	$8,322,517	-22%

*	The amount reflects Performance RSUs granted under our 2015-2017 long-term incentive program and is exclusive of the one-time 2015 performance-based retention awards.

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STRONG COMPENSATION GOVERNANCE PRACTICES

We maintain several best practices in compensation governance. A more detailed discussion of these practices is on page 50.

What We Do	What We Don’t Do

Comprehensive Clawback Policy	No Excise Tax Gross-Ups on Change in Control

Double-Trigger Vesting for Change-in-Control Benefits	No Hedging Transactions or Short Sales

Multiple Performance Metrics for Various Incentive Plans	No Repricing of Stock Options

Multi-Year Vesting Equity Awards	No Dividend Equivalents Paid on Unvested Performance RSUs

Stock Ownership Guidelines and Holding Requirements for Senior Executives

Limited Perquisites

Active Shareholder Engagement

Independent Compensation Consultant

Compensation Risk Review

Regular review of compensation, especially incentive design, to ensure continued alignment with evolving company strategy

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PAY-FOR-PERFORMANCE

Our strategic and financial goals also influenced the design and development of our 2015 compensation programs. The Committee believes that aligning payouts with our performance outcomes is critical for shareholders, as is securing the right talent to lead our efforts. Accordingly, the targets under our annual and long-term incentive programs represent rigorous performance expectations and are aligned with our immediate and long-term financial and strategic goals.

We seek to promote the following in our incentive compensation program design:

•	Maintain focus on financial results and year-over-year improvement

•	Strengthen leadership behaviors including accountability and execution

•	Attract, motivate and retain talent

•	Reinforce the “One Team, One Avon” concept

Performance-based structure. Target total compensation for our CEO in 2015 was 89% “at risk”, meaning that it is contingent upon and based on Company performance and stock price performance, and target total compensation for our other NEOs was on average 76% “at risk”.

Significant Majority of Target Total Compensation Tied to Avon Performance*

89% of target CEO pay is “at risk” and 76% of average target for all other NEO pay is “at risk”.

*Incentive compensation for these purposes is based on “at target” compensation, which reflects approximate compensation that would be realized if we achieve the financial goals set within our incentive plans. The one-time 2015 performance-based retention awards granted in August 2015 are excluded for these purposes.

Our Committee continues to believe that despite external challenges to achieving our goals, a high percentage of our executives’ compensation should remain “at risk” and based on Company financial performance.

Demonstrated rigor of incentive plans.  Despite our management team’s focus on key strategic and financial goals, our financial results have fallen short of the performance targets set by our Committee over the past several years.

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The tables below illustrate the strong link between our financial performance and incentive opportunity value realized by our management team. The funding score continues to be strongly aligned with our performance.

*See page 46 for actual 2015 annual incentive plan payouts for NEOs.

*The realized value shown is a percentage of target and reflects the December 31, 2015 closing stock price.

CEO compensation aligns with performance

As illustrated in the table below, the realizable and realized compensation for Ms. McCoy over the last three years (2013-2015) is significantly less than the amounts disclosed in the Summary Compensation Table and demonstrates the pay and performance alignment of our program. Given our performance over the last three years, from her ongoing pay, Ms. McCoy has earned her base salary and annual incentives of 85%, 50% and 76% of target in 2013, 2014 and 2015, respectively. In addition, Ms. McCoy has earned only a fraction of her Performance RSUs to date and at lower prices than grant.

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•	The Performance RSUs granted for the 2013-2015 performance period achieved an 80% payout; however, the value realized upon vesting was only 16% of the original value awarded.
•	The one-time retention Performance RSUs granted in August of 2015 achieved a 100% payout (subject to continued vesting during 2016), however the value as of December 31, 2015 was only 66% of the original value awarded, and as of December 31, 2015 the performance-cash portion of the award was not projected to payout.
•	The 2014-2016 Performance RSUs have one year remaining in the performance cycle and, as of December 31, 2015, with a 73% decline in value from grant date.
•	The 2015-2017 Performance RSUs have two years remaining in the performance cycle and, as of December 31, 2015, with a 51% decline in value from grant date.

The differences in Ms. McCoy’s grant-date compensation, potentially realizable pay and actual realized pay reflect the unearned Performance RSUs, payout of cash incentive awards at less than target, and the current stock price.

3-Year Aggregate CEO Pay ($MM)

(2013 – 2015)

The payout value of our CEO’s performance-based equity awards continues to remain significantly below target.

1	In the chart above, “Granted Pay Opportunity” equals the sum of, for all of the three prior fiscal years (i.e., 2013-2015): (i) Salary (as reported in the Summary Compensation Table on page 55), (ii) target value of short-term cash incentives, and (iii) the grant date fair-value of long-term incentive awards (i.e., Performance RSUs, one-time 2015 retention Performance RSUs and performance-based cash).

2	In the chart above, “Realizable Pay” equals the sum of, for all of the three prior fiscal years: (i) Salary, (ii) short-term cash incentives earned, and (iii) the value of all earned long-term incentive awards for completed performance periods (of which there are two) and unvested long-term incentive awards for ongoing performance periods. All unvested long-term incentive awards are valued based on our stock price as of December 31, 2015. The 2013-2015 Performance RSUs have been reduced to reflect the payout of 80% of target. The 2014-2016 Performance RSUs and the 2015-2017 Performance RSUs are included at target value. The one-time 2015 performance-based retention awards reflect the payout at 100% of target for the Performance RSU portion (subject to continued vesting during 2016) and no projected payout for the performance-based cash portion (see page 48 for more details).

3	In the chart above, “Realized Pay” equals the sum of, for all of the three prior fiscal years: (i) Salary, (ii) short-term cash incentives earned, and (iii) the value of all earned long-term incentive awards (of which there are two) based on our stock price as of December 31, 2015. The 2013-2015 Performance RSUs have been reduced to reflect the payout of 80% of target. The one-time 2015 performance-based retention awards reflect the payout at 100% of target for the Performance RSU portion (subject to continued vesting during 2016) and no projected payout for the performance-based cash portion (see page 48 for more details).

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ROLES IN EXECUTIVE COMPENSATION

The following parties are responsible for the development and oversight of our executive compensation program for our NEOs:

Compensation and Management Development Committee

•	Oversees our executive compensation program; responsibilities include review of strategic objectives, design, and risk and reward structure

•	Determines and approves the compensation of our NEOs, other officers at or above the level of senior vice president, and any officers covered by Section 16 under the Securities Exchange Act of 1934, as amended

•	Consults with the independent members of the Board in establishing and evaluating performance objectives for the CEO each year, in part to determine the CEO’s incentive compensation payout

•	Sets annual and long-term performance measures and goals that align with our pay-for-performance philosophy

•	Reviews and evaluates our talent management and succession planning approach, philosophy, and key processes; responsible for development and succession plans for members of the Executive Management Committee and their potential successors

•	Has sole authority to continue or terminate its relationship with outside advisors, including its independent compensation consultant

•	Requires that the compensation consultant be independent, and reviews such independence at least annually

–	Under the Committee’s charter, a compensation consultant is not considered independent if it provides significant services to the business apart from work performed for the Committee (services in excess of $50,000 or, if less, 1% of the consulting firm’s gross revenues for the most recent fiscal year). In 2015, Semler Brossy Consulting Group (“Semler Brossy”) provided no services to us apart from work performed for the Committee and other Board members, and the Committee has determined that Semler Brossy is independent. The Committee also reviews the relationship with Semler Brossy to identify conflicts of interest pursuant to Securities and Exchange Commission and New York Stock Exchange rules and, in 2015, did not identify any such conflicts

See “Information Concerning the Board of Directors—Compensation and Management Development Committee” on page 15 for additional Committee responsibilities.

Independent Consultant to the Committee (Semler Brossy since 2009)

•	Engaged by and reports directly to the Committee and consults directly with its Chair; the Committee has the sole authority to retain and terminate Semler Brossy and to review and approve Semler Brossy’s fees and other terms of the engagement

•	Advises the Committee on various executive compensation matters, including proposed changes to our annual and long-term incentive programs, share utilization, compensation levels, peer group constituents and pay mix

•	Attends all Committee meetings

•	Provides periodic reports, analyses and presentations to the Committee, and reviews all Committee meeting materials regarding current and prospective compensation plans and programs

•	Conducts analyses related to the employment arrangements for new senior officers

•	Provides assistance with the Committee’s review of the risk and reward structure of executive compensation plans, policies and practices

Chief Executive Officer

•	Makes individual compensation recommendations for senior officers (other than herself), including the other NEOs, to the Committee for its review and approval, after considering market data and relative individual achievements

•	Provides input on the design of the executive compensation program, with a focus on alignment with strategic priorities and the desired Company culture

Management

•	Supports the Committee by making recommendations and providing analyses with respect to competitive practices and pay ranges, compensation and benefit plans, policies and procedures related to equity awards, perquisites, and general compensation and benefits philosophy

•	Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda

•	Does not recommend, determine or participate in Committee discussions relating to their individual compensation arrangements

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COMPETITIVE POSITIONING AND PEER GROUP

We seek to deliver competitive compensation packages and programs, and use our peer group for compensation benchmarking and relative pay and performance comparisons. We periodically assess pay ranges, pay levels, and our program design against our peer group. The Committee, with input from Semler Brossy, continued to review the peer group during 2015 and 2016 to better align the size of the companies we use as a comparison as we move forward with the Transformation Plan. Similarly, the peer group needed to be reviewed in the context of the Cerberus transaction, as Avon is smaller in revenue and an internationally-focused company. Avon’s current market capitalization presents a challenge for identifying potential peers, as there are only a handful of companies with similar market capitalizations that are sufficiently large in terms of revenue and complex in terms of scale and international presence.

The 2015 peer group was generally selected because we compete with these organizations for employees, customers, and/or shareholders. The peer group included U.S.-based public companies that are generally comparable to Avon in terms of their consumer products orientation and/or global size and scale (measured in revenues) and, in most cases, the scope of their global operations based on a number of countries and reporting entities.

Our peer group for 2015 was made up of the following companies (note that PepsiCo and Hillshire Brands were removed and Coty was added to the 2015 group to improve the scale of companies relative to Avon):

2015 Peer Group
Campbell Soup	General Mills	Limited Brands
Clorox	Hershey Foods	Procter & Gamble
Colgate-Palmolive	Kellogg	Revlon
Coty	Kimberly Clark	Tupperware Brands
Estee Lauder

As our Company enters its transformation and moves forward in its partnership with Cerberus, we made additional changes to the peer group for 2016 that result in an overall reduction in the median revenue and market capitalization of the peer group, while retaining a composition of relevant consumer products companies that are internationally and operationally complex. The peer group for 2016 will consist of the following companies:

2016 Peer Group
Campbell Soup	Estee Lauder	Kellogg
Clorox	General Mills	Nu Skin Enterprises
Colgate-Palmolive	Herbalife	Revlon
Coty	Hershey Foods	Tupperware Brands
Edgewell Personal Care

The Committee made five changes to the peer group that will be used in 2016:

•	Removed Procter & Gamble and Kimberly Clark due to their high revenue sizes

•	Removed Limited Brands since its international sales accounted for less than 15% of sales

•	Added Herbalife, a competitor in direct selling, which is similar in market capitalization size and has nearly half its sales from international markets

•	Added Edgewell since it is focused on retail consumer-end products with nearly half of its sales from international markets and is within a competitive range for market capitalization

•	Added Nu Skin because it is a direct competitor in the beauty market, has a similar market capitalization, and has a majority of sales from international markets.

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The 2016 changes result in a decrease in the median peer’s revenues from $11.1 billion to $5.7 billion. Furthermore, the new peer group will be comprised of companies with a strong international focus—at median, peers earn half of sales from international markets and operate in 100 countries. In addition, total direct compensation is lower than the current peer group. For 2016, our CEO target compensation would position slightly below the median of the new peer group (based on grant date fair value of the 2016 long-term incentive awards).

We generally target the market median for total direct compensation and each of base salary, total cash compensation, and long-term incentives for senior officers, including NEOs, although we allow flexibility to pay above or below the median depending on other factors, including, adjusting for specific individual circumstances and personal achievement (e.g., length of time in a given role, sustained performance, and potential to take on expanded roles within Avon), the evolving business environment, and executive recruitment efforts. We determine “market” for these purposes based on analysis provided to the Committee by its independent compensation consultant, Semler Brossy, with respect to the peer group of companies described above.

ELEMENTS OF OUR COMPENSATION PROGRAM

Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation, retirement benefits, and other benefits, including health and limited perquisites.

COMPENSATION STRUCTURE

The 2015 executive compensation program was highly performance-based and provided incentive opportunities that align with our shareholders’ interests and our strategic and financial goals. Performance goals were selected to fully align with our commitment to our shareholders. The following table provides a summary of the three primary components of the executive compensation program:

*For NEOs below the senior executive level, long-term incentive awards for 2015 included performance-based cash rather than Performance RSUs.

BASE SALARY

Purpose: Compensates for achievements based on job responsibilities and individual performance and attracts and retains key executive talent

Annual salary increases are based on our overall salary increase budget, individual performance, and internal and external market comparisons. In 2015, Ms. McCoy and Mr. Scully did not receive any increases; Messrs. Acosta, Benjamin and Legher each received a 3% salary increase and Mr. Loughran received a 5% salary increase in consideration of their performance and value to Avon. Mr. Loughran was then promoted to Group Vice President given his critical role, responsibility and needed continuity in finance and his performance as Acting Chief Financial Officer from October 2014 to March 2015. He received an additional 7% salary increase in connection with his promotion.

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ANNUAL INCENTIVE COMPENSATION

Purpose: Encourages and rewards achievement of annual/short-term Company financial goals and strategic initiatives and personal contributions towards such goals; attracts, motivates, and retains key executive talent

As in previous years, the aggregate amount available for payment under the annual incentive program for all senior officers for 2015 was based solely on our global financial results, which supports our objectives to focus on a “One Team One Avon” culture of collaboration. The Committee then may use negative discretion to reduce the target payout for senior officers. The Committee selected three global financial performance measures of equal weight for 2015: revenue growth, operating profit growth, and operating cash flow growth. These metrics were chosen to focus execution on top-line growth, profit, and cash flow generation. Individual payouts to senior officers were fully funded based on pre-set global financial performance measures. Calculation of award payments for each senior executive was based fully on Company financial performance. Individual performance was not a component for our senior executives:

The calculation of the financial score is purely formulaic and no discretion is used in determining the financial score. The table below summarizes the results of each financial metric.

The actual performance as well as the goals of the three defined metrics above all include the full-year North America results. The North America business was reported as discontinued operations for the Fourth Quarter and Full Year 2015. However, we assessed the performance of the Company for annual incentive plan purposes including these results in order to align to the way the goals were set.

1.	Revenue growth (in constant $) was up 1.6% on a year-over-year basis and above the target of 1%. This resulted in a funding score of 115% for this metric, which applied to 33% of the financial score. Revenue growth (in constant $) excluded the estimated impact of the Industrial Production Tax (IPI) and certain margin value added (MVA) taxes in Brazil and adjusted for the Liz Earle divestiture.

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2.	Operating profit growth (in constant $) was up 6.2% on a year-over-year basis and above the target of 3.4%. This resulted in a funding score of 113% for this metric, which applied to 33% of the financial score. Operating profit growth (in constant $) excluded the estimated impact of IPI and certain MVA taxes in Brazil as well as certain other foreign taxes and foreign tax planning strategies, certain foreign currency transaction losses, costs related to the transaction with Cerberus, and adjusted for the Liz Earle divestiture.

3.	Operating cash flow growth (in constant $) was below the minimum performance threshold after adjusting for the same items that impacted the operating profit growth listed above as well as an adjustment for a pension plan contribution, and therefore contributed zero toward the financial score.

In light of these results, the financial score for 2015 was 76.2%. Based on these results, the Committee approved payments to our NEOs at 76.2% of their target amounts, except as following: Mr. Scully was paid at 100% of target in accordance with his employment offer agreement. The Committee approved payment to Mr. Loughran (who is not a direct report to the CEO and so for whom individual performance may be taken into account) of 114% of target given his critical role first as Acting Chief Financial Officer and then in the Cerberus transaction with his strong leadership in the area of accounting and controls.

Target award and actual payout under the 2015 annual incentive program for each NEO are summarized below:

NEO	2015 Target Annual Incentive Program Amount	2015 Actual Payout Amount
Ms. McCoy	$1,800,000	$1,371,600
Mr. Scully	$800,000	$800,000
Mr. Loughran	$247,500	$282,893
Mr. Acosta	$609,760	$464,637
Mr. Legher	$340,252	$259,272
Mr. Benjamin	$513,300	$391,135

LONG-TERM INCENTIVE COMPENSATION

Purpose: Encourages long-term focus and promotes decision making consistent with our long-term strategic and financial goals and the interests of our shareholders; attracts, motivates and retains key executive talent

For 2015, the Committee constructed a long-term incentive program that encouraged and rewarded key executives for meeting business objectives associated with our strategic and financial goals. As in prior years, our long-term incentive award program consisted of overlapping cycles, with a new equity award each year. In general, each participant received an annual grant at the beginning of each three-year cycle. In 2015:

•	100% of Ms. McCoy’s long-term compensation was in Performance RSUs (she was awarded no service-based restricted stock units (“Service-based RSUs”)).

•	For other senior officers, including the NEOs, 2015 long-term incentive awards consisted of 60% Performance RSUs and 40% Service-based RSUs. As a Group Vice President, Mr. Loughran’s 2015 long-term incentive awards consisted 70% of Service-based RSUs and 30% performance-based cash.

Service-based RSUs were included as part of the long-term incentive award program for NEOs, other than the CEO, to provide stability and to attract and retain key talent. Service-based RSUs also were used to connect the realized pay of our senior officers to Avon’s stock, thereby aligning their pay to shareholder interests. These awards will vest on the third anniversary of the grant date, subject to continued employment, in order to encourage share ownership of our senior officers and to attract and retain key talent. Dividend equivalents are generally paid on Service-based RSUs. However, because the Company suspended its dividend to shareholders effective in the first quarter of 2016, dividend equivalents have been similarly suspended for Service-based RSUs effective in the first quarter of 2016.

2015 Performance RSU and Performance-Based Cash Awards

Long-term Performance RSU and performance-based cash awards granted in 2015 were formulaic and based solely on the two key financial measures that strongly align with previous 2016 financial commitments to shareholders:

•	Revenue growth in constant dollars over two years (50% weight)

•	Operating margin in second year of vesting (50% weight)

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While the revenue growth measure is applied in both the annual and long-term incentive programs for 2015, the Committee thought it was appropriate to include it in both programs in light of the Company’s business and strategic goals. While the above measures are the primary metrics that drive payout for 2015 Performance RSU and performance-based cash awards, the Committee added another governance feature to ensure that even if the formulaic metrics result in payout, payouts cannot exceed target unless absolute total shareholder return (TSR) is positive at the end of the three year vesting period. Awards vest at the end of the three-year vesting period and payouts can range from 0% to 150% of target. There is no discretion in determining the payout. If performance measures are met, the Performance RSUs will generally be settled in shares of Avon common stock. However, Performance RSUs may be settled in cash rather than shares as necessary to comply with applicable limits under our stock incentive plan. Dividend equivalents are not paid on Performance RSUs. Consistent with the award mix for his level as Group Vice President (i.e., not a direct report to the CEO), Mr. Loughran received performance-based cash awards rather than Performance RSUs, which have similar design features as Performance RSUs.

Grants to the NEOs under the 2015-2017 long-term incentive program were as follows:

NEO	Grant Date Value of Performance RSUs/Performance Cash	Grant Date Value of Service-Based RSUs	Total Grant Date Value

Ms. McCoy	$7,700,005	$0	$7,700,005

Mr. Scully	$1,440,002	$959,999	$2,400,001

Mr. Loughran	$144,000	$336,003	$480,003

Mr. Acosta	$1,332,000	$888,003	$2,220,003

Mr. Legher	$652,302	$434,862	$1,087,164

Mr. Benjamin	$797,278	$531,524	$1,328,802

2013-2015 Performance RSU Awards

In order for there to be any payout with respect to the 2013-2015 Performance RSUs granted in 2013, minimum thresholds had to be achieved. The table below summarizes the results of each financial metric, which resulted in an 80% funding score, however the value realized upon vesting, which reflects the December 31, 2015 closing stock price, was only 16% of the original value awarded.

The actual performance as well as the goals of the two defined metrics above all include the full-year North America results. The North America business was reported as discontinued operations for the Fourth Quarter and Full Year 2015. However, we assessed the performance of the Company for long-term incentive plan purposes including these results in order to align to the way the goals were set.

1.	Revenue growth (in constant dollars) was up 3.6% on a three-year basis and above the target of 2.6%. This resulted in a score of 160% for this metric, which applied to 50% of the financial score. Revenue growth (in constant $) was adjusted for the Liz Earle divestiture.

2.	Operating margin (in fluctuating dollars) was below the minimum performance threshold, adjusted for the Liz Earle divestiture, and therefore contributed zero toward the financial score.

3.	The realized value is shown as a percentage of target and reflects the December 31, 2015 closing stock price.

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Targets awards value and actual realized payouts to the NEOs under the 2013-2015 long-term incentive program were as follows:

NEO	Target Value of Performance-Based Awards	Realized Value of Performance-Based Awards*
Ms. McCoy	$7,200,001	$1,160,597
Mr. Scully**	N/A	N/A
Mr. Loughran	$198,005	$31,917
Mr. Acosta	$1,215,005	$195,852
Mr. Legher	$534,439	$86,148
Mr. Benjamin	$749,991	$120,894

*Realized value is based on the 80% funding score, and the December 31, 2015 closing stock price.

**Mr. Scully was not employed by the Company at the time these awards were granted and therefore was not eligible for a grant or payout.

OTHER COMPENSATION

Special One-Time Performance-Based Retention Awards

In 2015, the Board explored a variety of potential strategic paths for the Company. During this period of uncertainty, the Board determined it was critical to retain key executives who could steer the Company through its review of strategic alternatives and the execution of a potential transaction, and that retention awards were critical to achieve this goal. It was also important for such awards to be structured to keep the team focused on running the day-to-day business and achieving immediate goals while the potential alternatives were being considered, and therefore the Committee determined that any such retention awards needed to be performance-based rather than merely service-based. Therefore, a one-time retention award of Performance RSUs was granted to certain NEOs on August 7, 2015 with the following terms:

•	Performance Measure and Period: The awards would only be payable to the extent the Company achieved its 2015 adjusted operating profit target, consistent with the target under the Company’s 2015 annual incentive plan. The goal reinforced attention on achievement of ongoing goals while strategic alternatives were being considered.

•	Payout Leverage: A payout curve applied that provides threshold and target achievement. Payout of the award may range from 0% to 100% of target with no above target opportunity. The Company exceeded its target by 2.8%. Therefore 100% of the target shares would be paid out, subject to vesting requirements.

•	Vesting: The number of shares will vest 50% one year from the date of grant and 50% on December 30, 2016, provided the recipient remains in service.

•	Target Value: The target value awarded for the applicable NEOs are as follows: For Messrs. Acosta and Legher, one-and-a-half times annual base salary; for Messrs. Scully and Benjamin, one-time annual base salary. For Ms. McCoy, the total target value awarded was two-times her annual base salary. In no case are additional payouts or awards available for achievement above applicable targets. For grant values of awards, please see amounts corresponding to footnote 4 to the Grants of Plan-Based Awards table on page 57.

•	CEO Cash Component: Given the limits on stock-based awards under the Company’s stock incentive plan, the CEO’s award is composed mainly of Performance RSUs and partly of a performance-based cash award of $322,359 granted under the Executive Incentive Plan. The cash component fully vests on July 1, 2017, and is based on the Company’s TSR performance over a two-year period between July 1, 2015 and June 30, 2017. Payout of the performance-based cash award for the CEO may range from 0% to 100% of target based on achievement of the performance metrics.

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Retirement Benefits

Purpose: Offers market-based retirement opportunities and promotes retention

Avon offers retirement benefits to the NEOs, which are generally available to all employees meeting the qualifications required by each benefit plan. Because the amount of an employee’s compensation and the number of years of service are key components in determining retirement benefits, an employee’s performance and service over time will influence the level of his or her retirement benefits. For each NEO, the Committee reviews accrued and projected retirement benefits and deferred compensation account balances as part of its annual total compensation review. Our U.S. plans, which are further described in the applicable executive compensation tables, include a cash balance pension plan (that is closed to new hires after December 31, 2014), a 401(k) plan (that includes an employer match contribution and, solely for individuals hired on or after January 1, 2015 who are not eligible to participate in the pension plan, an additional nonelective employer contribution), a benefit restoration plan to restore benefits that may not be provided under the cash balance plan due to IRS limitations, and a nonqualified deferred compensation plan, which provides alternative tax-deferred savings opportunities and restores benefits that may not be provided under the 401(k) plan. Other benefits are provided to our non-U.S.-based NEO as further described in the applicable executive compensation tables.

Other Benefits and Perquisites

Purpose: Offers health and financial protection programs to support well-being and healthy lifestyles

The Committee has established and periodically reviews the perquisites and benefits available to our NEOs in light of our compensation philosophy and competitive market practices.

•	Broad-Based Benefits: Our NEOs are eligible to participate in the benefit plans generally available to all employees. These include medical, dental and vision coverage, life insurance and disability plans, flexible spending accounts, and adoption assistance. International allowances are also provided when our employees, including our NEOs, work abroad in accordance with our international assignment policies and procedures.

•	Limited Perquisites: As part of our overall compensation program, we provide some limited perquisites to our NEOs that are not available to employees generally. These additional benefits are generally limited to financial planning and tax preparation services allowances, transportation allowance, and executive health exams. The transportation allowance was closed to newly hired or promoted executives after 2012.

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COMPENSATION GOVERNANCE BEST PRACTICES

What We Do

•	Comprehensive Clawback Policy. We have a robust clawback policy that applies to annual and long-term incentive payments. This policy applies to certain executives, including all of our NEOs, in the event of a financial restatement, a material miscalculation of performance achievement, misconduct, serious violations of our Code of Conduct or violations of law within the scope of company employment.

•	Double-Trigger Vesting. Change in control benefits under our Change in Control Policy, long-term incentive cash programs, and equity awards granted to our senior executives since 2011 are subject to double-trigger vesting following a change in control event.

•	Multiple Performance Metrics. We mitigate compensation-related risk in a number of ways, including by using multiple performance measures across our various incentive plans.

•	Multi-Year Vesting Equity Awards. The on-cycle equity awards granted to our NEOs in 2015 vest at the end of a three-year period and, in the case of Performance RSUs, only in the event that underlying performance goals are met.

•	Stock Ownership Guidelines and Holding Requirements. We have clear stock ownership guidelines and we monitor compliance with those guidelines regularly. At this time, all of our applicable NEOs are on track to satisfy these guidelines. Our CEO’s ownership guideline is equal to 6 times base salary and a stock holding retention ratio is in place until the ownership guideline is satisfied. In 2015, we added a stock holding retention ratio for all other senior executives that applies until the stock ownership guideline is satisfied.

•	Limited Perquisites. We eliminated transportation allowances for executives hired or promoted after December 31, 2012, further reducing our already limited perquisites.

•	Active Shareholder Engagement. We communicate proactively with our largest shareholders regarding executive compensation, governance, and business matters.

•	Independent Compensation Consultant. The Committee has retained Semler Brossy to advise on our executive compensation programs. Aside from services to the Committee and other Board members, Semler Brossy performs no other services for us.

•	Risk Review. The Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the business.

•	Regular Review of Compensation to Ensure Alignment. The Committee, with support and advice from its independent consultant, regularly reviews its compensation programs for executives, especially the incentive design, to ensure continued alignment with evolving company strategy.

What We Don’t Do

•	No Excise Tax Gross-Ups on Change in Control. We do not have any excise tax gross-ups with respect to any change in control payments.

•	No Hedging Transactions or Short Sales. We do not permit our directors and employees to engage in any transaction in publicly traded options on Company common stock or any other transaction to hedge a position in, or engage in short sales of, Company common stock.

•	No Repricing of Stock Options. Our equity plans prohibit repricing or the buyout of underwater stock options without shareholder approval.

•	No Dividend Equivalents on Unvested Performance RSUs. To the extent we declare any dividends on our common stock, we pay dividend equivalents only on certain Service-based RSUs.

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ADDITIONAL INFORMATION

EQUITY AWARD GRANTING PROCESS

The Committee generally approves annual equity grants to senior officers, including NEOs, at its regularly scheduled meeting in March of each year and approves off-cycle equity grants that may be made to senior officers, including NEOs, from time to time (for example, to new hires or for promotions). For employees who are not senior officers, grants are made on pre-established dates determined by the Committee. The Committee establishes the aggregate number of shares that may be subject to annual and off-cycle equity grants and the terms and conditions of such awards, but has delegated to Ms. McCoy, as a director, the authority to determine the grantees of such awards and the number of shares subject to each award for grantees other than senior officers. We do not time the release of non-public information for the purpose of affecting the value of equity awards.

CLAWBACK POLICIES

In 2010, the Board of Directors adopted a “clawback” policy that applies to any annual and long-term incentive payments (cash and equity) awarded to certain executives, including our NEOs, and which we believe supports our pay-for-performance philosophy. Under the policy, in the event of a financial restatement, material incorrect calculations of performance metrics, or misconduct, the Committee is authorized to recover compensation based on its analysis of the relevant facts and circumstances. In January 2013, the policy was updated to provide an expanded definition of misconduct to include serious violations of the Code of Conduct and violations of law within the scope of Avon employment. In addition, the three-year discovery limit for misconduct was eliminated. The scope of coverage was also expanded to include additional key finance executives below the executive officer level.

In addition to the policy described above, our shareholder-approved Amended and Restated 2013 Stock Incentive Plan and 2013-2017 Executive Incentive Plan include the misconduct provisions described above for all participants (including individuals who are not senior officers) and also provide for forfeiture of awards if a participant breaches certain non-compete, non-solicitation or non-disclosure obligations. Our 2005 and 2010 Stock Incentive Plans also provide for forfeiture of awards if a participant (including individuals who are not senior officers) breaches certain non-compete, non-solicitation or non-disclosure obligations. Further, as part of our annual Code of Conduct certification, where permitted by local law, certifying employees acknowledge our right of recoupment of incentive compensation in the event of serious violations of the Code of Conduct and violations of law within the scope of company employment.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

To further support our goal of achieving a strong link between shareholder and executive interests, we maintain stock ownership guidelines to require executive share ownership as follows:

•	Chief Executive Officer: 6 times base salary

•	Executive Vice President (EVP): 3 times base salary

•	Senior Vice President (SVP): 2 times base salary

Ms. McCoy is expected to hold 75% of the net shares acquired upon the vesting of the equity awards until she has satisfied her ownership target. EVPs and SVPs are expected to hold 50% of the net shares acquired upon vesting of equity awards until their ownership target has been satisfied. All applicable NEOs are on track to satisfy the guidelines.

Stock ownership for U.S. executives includes unvested RSUs, deferred RSUs, Company stock units in the 401(k) plan, Company stock fund units in the deferred compensation plan and Company stock held in the executive’s spouse’s name. Stock ownership for non-U.S. executives includes only unvested RSUs and Company stock held in the executive’s spouse’s name. Stock ownership does not include stock options or unvested Performance RSUs.

TRADING POLICIES

Under our Trading in Avon Securities policy, no employee or director may engage in any transaction in publicly traded options on Avon common stock or any other transaction to hedge a position in, or engage in short sales of, Avon common stock.

EXCISE TAX GROSS UPS

No NEO or senior officer is entitled to an excise tax gross-up, which we believe reflects current best practices.

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POST-TERMINATION PAYMENTS

We have a change in control policy for senior officers at or above the senior vice president level who serve on our Executive Management Committee. We have designed this policy based on competitive practice and shareholder input and considerations to attract senior level executives and motivate and retain them in the event of a potential change in control. Generally, we believe that having change in control provisions will help ensure that, in the event of a potential change in control, members of senior management can act in the best interests of shareholders without the uncertainty and distraction that could result from the effects a change in control could have on their personal situations.

Our policy provides for payments to be made to covered executives upon a “double trigger,” i.e., in the event of an involuntary termination without cause or termination of a covered executive for good reason within two years of a change in control. A covered executive is generally entitled to receive two times the sum of base salary and target annual incentive bonus, and continued participation in our medical and welfare benefit plans for two years, plus two additional years of service and age credits under our nonqualified defined benefit plan. Ms. McCoy would be entitled to receive three times the sum of base salary and target annual incentive bonus, and continued participation in our medical and welfare benefit plans for three years, plus three additional years of service and age credits under our Benefit Restoration Pension Plan.

In addition, our employees, including NEOs, are generally eligible for post-termination payments in the event of death, disability or an involuntary termination. We periodically review the level of post-termination benefits that we offer to ensure that it is competitive and necessary for the attraction, motivation, and retention of superior executive talent. Please refer to the narrative discussion under “Potential Payments Upon Termination of Employment, Including After a Change in Control” beginning on page 64 for a further description.

TAX CONSIDERATIONS

The Committee recognizes tax factors that may impact executive compensation, including:

•	Section 162(m) of the Internal Revenue Code.

•	Places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to certain of our executive officers unless such compensation satisfies certain criteria.

•	Certain performance-based compensation approved by shareholders is not intended to be subject to the deduction limit (e.g., annual and long-term incentive awards and Performance RSUs).

•	For our annual incentive awards, baseline revenue of $7 billion in constant dollars was set and achieved for 2015 for 162(m) purposes. No payouts would have been made if this revenue goal had not been attained. This goal reflected the revenue size of the Company and the impact of fluctuations in foreign currency from the prior-year constant-dollar exchange rates used by the Company. Note that this amount is meant only to create a funding threshold to have any payouts of annual awards to senior executives. The Committee then uses negative discretion to reduce the target payout based on the operative plan described on pages 44 to 49.

•	The Committee considers tax implications in determining executive pay, and generally endeavors to provide compensation that is tax deductible under Section 162(m) of the Internal Revenue Code; however, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Avon and its shareholders. For example, we believe that granting Service-based RSUs in certain instances is in our best interest despite being subject to the deduction limit under Section 162(m) of the Internal Revenue Code. It is possible that performance-based compensation that is intended to be exempt from the deduction limit may not meet the requirements to qualify for such exemption.

•	Section 409A of the Internal Revenue Code.

•	Sets forth limitations on the deferral and payment of certain benefits.

•	The Committee considers the impact of, and designs its programs to comply with or be exempt from, Section 409A and considers generally the evolving tax and regulatory landscape in which its compensation decisions are made.

ACCOUNTING CONSIDERATIONS

The Committee recognizes accounting implications that may impact executive compensation. For example, we record salaries and performance-based compensation in the amount paid or expected to be paid to our NEOs in our financial statements. Also, generally accepted accounting principles require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees.

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COMPENSATION AND RISK MANAGEMENT

A multi-disciplinary management team comprised of senior executives in human resources, legal, internal audit, sales, and finance discusses our compensation programs and risk management at least annually and considers many factors, including governance and oversight of compensation plan and program design and global and local compensation policies and programs, together with potential business risks relating thereto.

The Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices at least annually to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company. We consider in this review program attributes to help mitigate risk, including:

•	The use of multiple performance measures, balanced between short- and long-term objectives

•	Overlapping long-term incentive programs

•	Individual payout caps under plans and programs

•	The ability to clawback compensation, including pursuant to our stock incentive plans and the compensation recoupment policy

•	Our stock ownership guidelines for senior executives to further align executive interests with those of shareholders

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COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2015. Based upon such review and discussion, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE Helen McCluskey, Chair Nancy Killefer Steven F. Mayer

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EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of our CEO, each person who served as our CFO in 2015, and the three other most highly compensated officers who were serving as executive officers as of December 31, 2015 (the “named executive officers”).

	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
Sheri McCoy Chief Executive Officer	2015 2014 2013	1,200,000 1,200,000 1,200,000	0 0 0	9,777,646 7,700,004 7,200,001	1,693,959 900,000 1,530,000	167,403 292,292 216,766	36,608 90,186 47,521	12,875,616 10,182,482 10,194,288
James Scully Executive Vice President, Chief Operating Officer and Chief Financial Officer[5]	2015	650,959	1,000,000[6]	8,606,365	800,000	0	47,797	11,105,121
Robert Loughran Group Vice President, Chief Accounting Officer[7]	2015 2014	435,644 360,822	0 0	336,003 498,198	426,893 91,684	27,430 66,088	26,973 27,130	1,252,943 1,043,922
Fernando Acosta Executive Vice President, Chief Marketing and Social Selling Officer	2015 2014 2013	756,848 733,904 706,671	0 0 0	3,363,303 2,144,997 2,025,015	464,637 293,562 504,563	41,423 109,627 79,387	60,457 82,272 152,789	4,686,668 3,364,362 3,468,425
David Legher[8] Senior Vice President and President, Avon Brazil and South Market Group	2015 2014	422,260 487,339	0 0	1,872,791 1,999,067	259,272 151,113	0 0	739,695 1,003,220	3,294,018 3,640,739
Jeff Benjamin Senior Vice President, General Counsel and Chief Ethics & Compliance Officer	2015	679,578	0	2,013,204	391,135	80,854	37,481	3,202,252

1	For each of the named executive officers, 2015 stock awards consist of performance-based restricted stock units (“Performance RSUs”) and/or service-based restricted stock units (“Service-based RSUs”) as follows:

Name	Performance RSUs Grant Date Fair Value($)	Service-based RSUs Grant Date Fair Value($)
Ms. McCoy	9,777,646	N/A
Mr. Scully	3,240,002	5,366,363
Mr. Loughran	N/A	336,003
Mr. Acosta	2,475,300	888,003
Mr. Legher	1,437,929	434,862
Mr. Benjamin	1,481,680	531,524

The aggregate grant date fair value of the awards was determined based on the grant date fair value in accordance with FASB ASC Topic 718. This column (Stock Awards) reflects the Performance RSUs and the Service-based RSUs granted under our 2015-2017 long-term incentive program and the Performance RSUs granted as one-time 2015 performance-based retention awards. Amounts reported for Performance RSUs are based on the probable outcome of relevant performance conditions as of the grant date. The value of the Performance RSU awards at the grant date assuming the highest level of performance conditions achieved would be $13,627,648 for Ms. McCoy, $4,460,002 for Mr. Scully, $3,141,300 for Mr. Acosta, $1,764,080 for Mr. Legher, and $1,880,319 for Mr. Benjamin. Performance RSUs will be settled in cash rather than shares as necessary to comply with applicable limits under our stock incentive plan(s). Please refer to the “Compensation Discussion and Analysis” for additional information.

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2	For Mr. Scully, Mr. Acosta, Mr. Legher and Mr. Benjamin, this column reflects amounts earned under our annual incentive program. For Ms. McCoy, this column reflects $1,371,600 earned under our annual incentive program and a target cash payout amount of $322,359 as part of her one-time 2015 performance-based retention award (see page 48 for more detail). For Mr. Loughran, this column reflects $282,893 earned under our annual incentive program and a target cash payout amount of $144,000 under our long term incentive program.

3	This column for 2015 includes the change in pension value reported, which is the aggregate change in the actuarial present value of the named executive officers’ accumulated benefits under our Personal Retirement Account Plan (“PRA”) and Benefit Restoration Pension Plan (“BRP”), See “Pension Benefits” beginning on page 60. No amounts are reported for deferred compensation earnings as the interest rate for the fixed rate fund of our Deferred Compensation Plan was 3.50%, which is 120% of the applicable federal long-term interest rate published by the Treasury Department at the time it was set for the 2015 plan year.

4	“All Other Compensation” generally includes perquisites, 401(k) employer contributions, excess 401(k) employer contributions and tax gross-ups, which are set forth in the table below for 2015:

Name	Perquisites ($)[a]	401(k) Employer Contributions ($)	Excess 401(k) Employer Contributions ($)	Tax Gross-ups ($)
Ms. McCoy[b]	26,785	9,823	0	0
Mr. Scully[c]	30,000	10,600	7,197	0
Mr. Loughran[d]	15,048	11,925	0	0
Mr. Acosta[e]	25,196	11,572	23,327	361
Mr. Legher[f]	731,987	7,708[g]	0[h]	0
Mr. Benjamin[h]	30,600	6,881	0	0

a	The amounts disclosed are the actual costs incurred by us. The actual and incremental cost for any complimentary Avon products is nominal.

b	For Ms. McCoy, perquisites include financial planning and tax preparation services, car service allowance, executive health exam, and home security.

c	For Mr. Scully, perquisites include one-time legal fees in the amount of $30,000 in connection with his hire.

d	For Mr. Loughran, perquisites include financial planning and tax preparation services and transportation allowance.

e	For Mr. Acosta, perquisites include financial planning and tax preparation services, transportation allowance, executive health exam and related tax gross-up.

f	For Mr. Legher, perquisites include international assignment allowances, which include costs of $136,671 related to housing allowances, $153,576 related to auto allowances and $249,045 for tax equalization payments. Also included as part of Mr. Legher’s international allowances are dependent education, travel, goods and services differential, club dues and a hardship allowance (given political, social and physical conditions in Brazil).

g	As a non-U.S. based employee, Mr. Legher is not eligible to participate in our 401(k) plan (or excess 401(k) plan), and is not eligible for contributions to any other defined contribution plans established, maintained or sponsored by us. However, Mr. Legher participates in a mandatory public retirement plan in Colombia to which both he and Avon must contribute a set percentage of his monthly salary. Our employer contributions to this public plan for Mr. Legher in 2015 was $7,365. In addition, Mr. Legher chooses to participate in a program called Fondo de Empleados—FONAVON, which is an organization formed by our employees in Colombia that functions as a savings fund to enable participants to obtain cost-efficient loans and insurance. Employees contribute to this program and we match 100% of employee contributions. We contributed $343 in 2015 to FONAVON as a matching contribution for Mr. Legher. Contributions are made in Colombian Pesos; amounts have been converted to U.S. Dollars based on the December 31, 2015 currency exchange rate.

h	For Mr. Benjamin, perquisites include financial planning and tax preparation services, transportation allowance and executive health exam.

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5	Mr. Scully joined as our new Executive Vice President and Chief Financial Officer effective March 9, 2015.

6	The amount indicated represents payments of a special cash sign-on bonus pursuant to the terms of Mr. Scully’s employment agreement.

7	Mr. Loughran served as Acting Chief Financial Officer from October 2, 2014 through March 9, 2015, and he continued thereafter as Corporate Controller and now as Chief Accounting Officer.

8	Compensation for Mr. Legher is generally delivered in Colombian Pesos. In calculating the dollar equivalent for such amounts reported for Mr. Legher, amounts have been converted to U.S. Dollars based on the December 31, 2015 currency exchange rate.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of equity and non-equity plan-based awards to our named executive officers during 2015.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock and
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (#)	Option Awards ($)[2]
Ms. McCoy		1,800,000[3]	2,700,000[3]
	3/12/2015			234,756	939,025	1,408,538		7,700,005
	8/7/2015[4]	322,359[5]	322,359[5]	169,465	338,930	338,930		2,077,641
Mr. Scully		800,000[3]	1,200,000[3]
	3/9/2015						489,596[6]	4,406,364
	3/12/2015						117,073[7]	959,999
	3/12/2015			30,488	121,951	182,927		999,998
	3/12/2015			43,903	175,610	263,415		1,440,002
	8/7/2015[4]			65,253	130,506	130,506		800,002
Mr. Loughran		247,500[3]	371,250[3]
	3/12/2015	144,000[8]	216,000[8]				40,976[7]	336,003
Mr. Acosta		609,760[3]	914,640[3]
	3/12/2015						108,293[7]	888,003
	3/12/2015			40,610	162,439	243,659		1,332,000
	8/7/2015[4]			93,255	186,509	186,509		1,143,300
Mr. Legher		340,252[3]	510,377[3]
	3/12/2015						53,032[7]	434,862
	3/12/2015			19,887	79,549	119,324		652,302
	8/7/2015[4]			64,081	128,161	128,161		785,627
Mr. Benjamin		513,300[3]	769,950[3]
	3/12/2015						64,820[7]	531,524
	3/12/2015			24,307	97,229	145,844		797,278
	8/7/2015[4]			55,824	111,648	111,648		684,402

1	This column reflects the Performance RSUs granted under our 2015-2017 long-term incentive program, granted as one-time 2015 performance-based retention awards and, for Mr. Scully, granted as a special sign-on award of Performance RSUs with a value of $1,000,000 (equal to a target award of 121,951 Performance RSUs) on the day his employment with the Company commenced. Performance RSUs will be settled in cash rather than shares as necessary to comply with applicable limits under our stock incentive plan(s). Please refer to the “Compensation Discussion and Analysis” for additional information.

2	Please refer to Footnote 1 under the Summary Compensation Table for additional information.

3	Amounts represent possible cash payouts under the 2015 annual incentive program. Amounts shown for Mr. Legher have been converted from Colombian pesos to U.S. dollars based on the December 31, 2015 currency exchange rates.

4	See page 48 for more information about the one-time 2015 performance-based retention awards.

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5	Amounts represent possible cash payouts as part of Ms. McCoy’s one-time 2015 performance-based retention award (subject to a threshold of $161,180). See page 48 for more details.

6	These Service-based RSUs vest one-third on each of the first, second and third anniversaries of the grant date. Dividend equivalents are paid in cash on these Service-based RSUs annually to the extent the Company pays any dividends on its common stock.

7	These Service-based RSUs vest 100% after three years of service on the anniversary of the grant date. Dividend equivalents are paid in cash on these Service-based RSUs annually to the extent the Company pays any dividends on its common stock.

8	Amounts represent possible cash payouts under the 2015-2017 long-term incentive program (subject to a threshold of $36,000).

The material factors necessary for an understanding of the compensation for our named executive officers are described under the “Compensation Discussion and Analysis” and “Potential Payments Upon Termination of Employment, Including After a Change in Control” sections and the corresponding footnotes to the tables. In addition, most of our U.S.-based named executive officers have an employment agreement that identifies, where applicable, his or her position and generally provides, among other things, for (i) at-will employment, (ii) an annual base salary, (iii) eligibility to receive annual cash bonuses and long-term incentive awards, (iv) sign-on compensation, and (v) eligibility to receive perquisites and to participate in benefit plans generally available to our senior executives. When she joined the company in 2012, Ms. McCoy received cash sign-on compensation of (i) a deferred cash award of $850,000, vesting and becoming payable on the fifth anniversary of her start date in April 2017 with interest compounded annually at 3.25% provided she remains in our employ on the payment date, and (ii) a bonus of $1,910,000 subject to repayment if she does not remain in our employ for five years, which repayment obligation ceases at the rate of 20% for each year of employment provided that, in the event of certain qualifying terminations of employment as described under “Potential Payments Upon Termination of Employment, Including after a Change in Control,” these sign-on compensation awards would become nonforfeitable. To help offset a significant amount of value in unvested equity and other benefits forfeited when he left his previous employer in 2015, Mr. Scully received (i) a cash sign-on bonus of $1,000,000, (ii) a special award of 489,596 Service-based RSUs, and (iii) a special award of Performance RSUs with a value of $1,000,000 (equal to a target award of 121,951 Performance RSUs) on the day his employment with the Company commenced. Mr. Legher has an international assignment contract covering his current assignment in Brazil. During 2015, Mr. Legher was entitled to international assignment benefits, such as housing allowances, together with related tax equalization benefits, under our relocation policies and the terms of his international assignment contract.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding outstanding equity awards as of December 31, 2015 for the named executive officers. All dollar values are based on $4.05, the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ms. McCoy	80,000[1]	324,000	65,343[2]	264,639
			234,756[3]	950,763
			338,930[4]	1,372,667
Mr. Scully	489,596[5]	1,982,864	30,488[3]	123,475
	117,073[6]	474,146	43,903[3]	177,805
			130,506[4]	528,549
Mr. Loughran	6,567[7]	26,596	1,960[2]	7,939
	10,455[8]	42,343
	10,000[9]	40,500
	40,976[6]	165,953
Mr. Acosta	40,299[7]	163,211	10,922[2]	44,233
	58,248[8]	235,904	40,610[3]	164,469
	108,293[6]	438,587	186,509[4]	755,361
Mr. Legher	17,726[7]	71,790	5,087[2]	20,602
	27,130[8]	109,877	19,887[3]	80,543
	67,889[8]	274,950	128,161[4]	519,052
	53,032[6]	214,780

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	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Benjamin	24,876[7]	100,748	6,568[2]	26,601
	35,031[8]	141,876	24,307[3]	98,444
	64,820[6]	262,521	111,648[4]	452,174

1	These Service-based RSUs vest in equal annual installments on April 23, 2016 and April 23, 2017. Dividend equivalents are paid in cash on these Service-based RSUs annually to the extent the Company pays any dividends on its common stock.

2	These Performance RSUs are tied to the achievement of goals for the 2014-2016 performance period. Amounts reflect the threshold number of shares that could be earned as of the end of the performance period. Assuming the performance conditions are satisfied, Performance RSUs vest on December 31, 2016 and settle on March 13, 2017. Dividend equivalents are not paid on Performance RSUs.

3	These Performance RSUs are tied to the achievement of goals for the 2015-2017 performance period. Amounts reflect the threshold number of shares that could be earned as of the end of the performance period. Assuming the performance conditions are satisfied, Performance RSUs vest and settle on March 12, 2018. Dividend equivalents are not paid on Performance RSUs.

4	These Performance RSUs, granted as one-time 2015 performance-based retention awards, vest 50% on August 7, 2016 and 50% on December 30, 2016. Amounts reflect the target number of shares that could be earned as of the end of the performance period. Dividend equivalents are not paid on Performance RSUs.

5	These Service-based RSUs vest in equal installments on March 9, 2016, March 9, 2017 and March 9, 2018. Dividend equivalents are paid in cash on these Service-based RSUs annually to the extent the Company pays any dividends on its common stock.

6	These Service-based RSUs vest 100% on March 12, 2018. Dividend equivalents are paid in cash on these Service-based RSUs annually to the extent the Company pays any dividends on its common stock.

7	These Service-based RSUs vested 100% on March 15, 2016. Dividend equivalents are paid in cash on these Service-based RSUs annually to the extent the Company pays any dividends on its common stock.

8	These Service-based RSUs vest 100% on March 13, 2017. Dividend equivalents are paid in cash on these Service-based RSUs annually to the extent the Company pays any dividends on its common stock.

9	These Service-based RSUs vest 100% on October 15, 2016. Dividend equivalents are paid in cash on these Service-based RSUs annually to the extent the Company pays any dividends on its common stock.

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OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding stock option exercises and the vesting of restricted stock unit awards during 2015 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ms. McCoy	—	—	40,000	359,600
Mr. Scully	—	—	—	—
Mr. Loughran	—	—	4,253	38,277
Mr. Acosta	—	—	—	—
Mr. Legher	—	—	20,000	118,000
Mr. Benjamin	—	—	—	—

PENSION BENEFITS

The following table presents information on our defined benefit pension plans and supplemental benefit restoration plan as of December 31, 2015 for our named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Ms. McCoy	Avon Products, Inc. Personal Retirement Account Plan (“PRA”)[2]	3.750	68,201	0
	Benefit Restoration Pension Plan (“BRP”)[2]	3.750	652,280	0
Mr. Scully	N/A3
Mr. Loughran	PRA[2]	11.500	200,636	0
	BRP[2]	11.500	102,580	0
Mr. Acosta	PRA[2]	4.083	66,051	0
	BRP[2]	4.083	218,560	0
Mr. Legher	N/A3
Mr. Benjamin	PRA[2]	3.333	67,988	0
	BRP[2]	3.333	161,517	0

1	The amounts in this column represent the present values of the accumulated benefits based on an assumed retirement age equal to the earliest date the named executive officer may retire without any benefit reductions. The named executive officers listed as members of the PRA and BRP participate in the cash balance benefit formula, which have no actuarial reductions for early retirement. Therefore the assumed retirement age is 65 for these participants.

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2	For all participating named executive officers, the present value of the accrued cash balance benefits are equal to the cash balance benefits as of December 31, 2015, projected to the normal retirement age of 65, based on an interest crediting rate of 5.00% per annum for the PRA and BRP for the portion of the balance attributable to pay credits earned before December 31, 2014, and on an interest crediting rate of 2.95% per annum for the PRA and an interest crediting rate of 2.70% per annum for the BRP, in each case for the portion of the balance attributable to pay credits earned after December 31, 2014. Amounts are then discounted back to December 31, 2015 at a rate of 4.20% per annum for the PRA and 3.95% per annum for the BRP. Due to the difference between the assumed interest crediting rates and the relevant accounting discount rates, the December 31, 2015 actual cash balance accounts are less than the amounts disclosed in the table above, except for Mr. Benjamin who is past age 65, as a result of which his present value of benefits is equal to his cash balance. On December 31, 2015, the actual cash balance account balances were as follows:

	PRA	BRP
Ms. McCoy	65,989	628,808
Mr. Scully	N/A	N/A
Mr. Loughran	182,010	93,749
Mr. Acosta	60,910	196,886
Mr. Legher	N/A	N/A
Mr. Benjamin	67,988	162,443

As of December 31, 2015, Ms. McCoy is vested in the PRA and the BRP. Pursuant to her employment agreement, Ms. McCoy’s BRP balance includes an additional 2% accrual above and below the Social Security Taxable Wage Base over the current basic credits table set forth below under the “Avon Products, Inc. Personal Retirement Account Plan” section. BRP benefits are generally paid 80% lump sum and 20% in 60 consecutive monthly installments. Mr. Loughran, Mr. Acosta and Mr. Benjamin are vested in the PRA and the BRP. PRA benefits may be paid in various forms and no officer has yet elected the form of payment. Messrs. Scully and Legher are not eligible to participate in the PRA or BRP.

3	Mr. Scully and Mr. Legher do not participate in any defined benefit retirement plans that are sponsored, maintained or established by us or to which we contribute.

Avon Products, Inc. Personal Retirement Account Plan

The Avon Products, Inc. Personal Retirement Account Plan (“PRA”) is a U.S. tax-qualified defined benefit pension plan that is generally available to our eligible employees who have completed one year of service. Named executive officers participate in the cash balance benefit accrual formula of the PRA, which generally provides a retirement benefit equal to the value of the participant’s hypothetical account balance. The hypothetical account balance is credited with an interest credit and a basic credit as of the last day of each month. For balances as of December 31, 2015, the interest credit is 1/12 of the annual rate of interest on Treasury securities for the month of November of the prior year (but not less than 5%). For balances as a result of pay credits earned on or after January 1, 2016, the interest credit is 1/12 of the annual rate of interest on Treasury securities for the month of November of the prior year (but not less than 1.6%). The basic credit is an employer contribution based upon a percentage of eligible compensation earned. The percentage of eligible compensation differs depending upon the number of points a participant has earned. Points are determined by adding the participant’s vesting service and attained age as of the last day of the prior plan year. Basic credits are determined as follows:

Participant Points	Percentage of Compensation Up to Social Security Wage Base*	Percentage of Compensation Over Social Security Wage Base*
<30	3.0%	4.50%
30-39	3.5%	5.25%
40-49	4.0%	6.00%
50-59	4.5%	6.75%
60-69	5.0%	7.50%
70-79	5.5%	8.25%
80-89	6.0%	9.00%
90 or more	6.5%	9.75%
* $118,500 in 2015

Compensation is generally defined as salary and annual bonus (not in excess of the target bonus amount), subject to the maximum permitted under Internal Revenue Code regulations. Long-term equity compensation is not included.

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A participant must complete three years of service in order to be vested in the PRA. Participants may receive PRA benefits upon request as soon as practicable after termination of employment or at the end of the salary continuation period for those employees receiving severance benefits. Benefits may be paid, at the request of a participant, as a lump sum or annuity or various forms of joint and survivor annuities. None of our named executive officers have selected the form of payment of their PRA benefits.

The PRA has been closed to employees hired on or after January 1, 2015.

Benefit Restoration Pension Plan of Avon Products, Inc.

The Benefit Restoration Pension Plan of Avon Products, Inc. (“BRP”) is a nonqualified defined benefit pension plan available to a select group of management or highly compensated employees whose benefits under the PRA are limited by the Internal Revenue Code maximum benefit limit. The BRP was established to provide participants in the PRA with the retirement benefits to which they were entitled under the PRA but may not be paid as a result of Internal Revenue Code limits.

Generally, the same definitions under the PRA for compensation, average final compensation and service apply to the BRP, except that the compensation and benefit limits under the Internal Revenue Code for qualified plans are disregarded. The same benefit accrual formulas also apply (except for Ms. McCoy). Pursuant to Ms. McCoy’s employment agreement, the basic credits under the BRP cash balance benefit formula for Ms. McCoy are increased by 2% both above and below the Social Security Taxable Wage Base. Generally, a participant must complete three years of service to become 100% vested under the BRP.

If a participant receives salary continuation, the salary continuation period is credited to the participant at the time of the termination to match the service crediting rules of the PRA. In addition, if a participant under the Company’s Change in Control Policy is terminated after a change in control, such participant would be credited with an additional two years of service and age at the time of the termination of employment, except for Ms. McCoy who would be credited with three years of service and age, pursuant to her employment agreement. In order to determine the BRP benefit, the hypothetical amount payable under the PRA is subtracted from the amount calculated under the BRP and the BRP pays out the excess. Benefits are paid from our general assets. The BRP benefit generally will be paid 80% in a lump sum cash payment and 20% in 60 monthly installments. Certain key employees may be subject to a six month delay in payments under Section 409A of the Internal Revenue Code.

The BRP is not available to employees hired on or after January 1, 2015.

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NONQUALIFIED DEFERRED COMPENSATION

The following table provides information relating to compensation by our named executive officers under our nonqualified Deferred Compensation Plan (“DCP”).

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals/ Distributions Last FYE ($)	Aggregate Balance at Last FYE ($)
Ms. McCoy	0	0	0	0	0
Mr. Scully	0	7,197	56	0	7,254
Mr. Loughran	0	0	13,858	23,828	483,293
Mr. Acosta	31,103	23,327	2,356	0	106,928
Mr. Legher[4]	N/A	N/A	N/A	N/A	N/A
Mr. Benjamin	0	0	0	0	0

1	Amounts deferred under this column are included in the “Salary” column in the Summary Compensation Table.

2	Reflects employer contributions to the excess 401(k) plan, which are included in the “All Other Compensation” column in the Summary Compensation Table.

3	There are no amounts in this column that are reported in the Summary Compensation Table.

4	Mr. Legher is not eligible to participate in the DCP.

Avon Products, Inc. Deferred Compensation Plan

The following sources of compensation may be deferred into the DCP:

•	Base Salary—up to 50% of annual salary

•	Annual Bonus—all or part of the annual bonus payable under our annual incentive plans

•	Excess 401(k) Plan Deferrals—up to 25% of the portion of base salary in excess of the maximum compensation limit under our 401(k) Plan ($265,000 for 2015). In addition, we contribute an amount equal to the employer contributions we would have made to the 401(k) Plan if IRS limits did not apply

In general, participants must make their deferral elections prior to the year in which they perform services for which the compensation is being deferred.

Investment of Deferred Compensation

Deferred compensation amounts are hypothetically invested in one or more of three investment choices as selected by the participant:

•	Fixed Rate Fund—credited each month with imputed interest at an annual rate that we establish. We determine the rate annually, and for 2015, the rate was set at 3.50%, which is 120% of the long-term federal rate as of November 2014.

•	Standard & Poor’s 500 Stock Index Fund

•	Avon Stock Unit Fund—hypothetically invested in Avon stock with dividends credited (to the extent Avon pays any dividends on its common stock)

Plan Accounts and Distributions

Payments under the DCP are made from our general assets. Participants may allocate deferred compensation to (i) a Retirement/Termination Account, which provides for distributions after termination of employment, or (ii) up to two In-Service Accounts, which provide for distributions during continued employment. Participants are fully vested in their DCP accounts. Retirement/Termination Accounts are distributed upon retirement or other termination of employment in a lump sum or up to 15 annual installments, as elected at the time of the initial deferral election. Changing the distribution elections for Retirement/Termination Accounts will delay distributions for at least five years from the original distribution date. All In-Service Accounts are payable in a lump sum or in up to five annual installments, as irrevocably elected at the time of initial deferral election. In the event of death prior to full distribution of the accounts, the undistributed amounts will be paid to the participant’s beneficiary. Accounts are also distributable upon a change in control event pursuant to Section 409A.

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POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT, INCLUDING

AFTER A CHANGE IN CONTROL

We have entered into individual agreements and maintain certain plans and arrangements that provide for payments to our named executive officers upon termination of employment, including after a change in control as set forth below.

Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination

CEO

In the event that we terminate Ms. McCoy’s employment other than for cause or disability, she would generally be entitled to receive substantially the same severance payments and benefits afforded to other senior officers described under “Non-CEO” below, except that Ms. McCoy would be entitled to immediate vesting of her unvested sign-on Service-based RSUs and payment of her deferred cash sign-on award plus interest at 3.25% compounded annually. Ms. McCoy also participates in the BRP and, pursuant to her employment agreement, her cash balance benefit includes an additional 2% accrual above and below the Social Security Taxable Wage Base over the current basic credits table. Ms. McCoy would also be entitled to the same payments and benefits if she terminated her employment for good reason (as defined in her agreement).

Non-CEO

In the event that we terminate the employment of any of our currently employed U.S.-based named executive officers that are covered by our severance plan other than for cause or disability, we would continue to pay his or her base salary at the rate in effect on the termination date for 24 months, except that the first payment (equivalent to seven months at such rate) generally would not occur until the seventh month following the date of termination, unless certain exceptions permitted by Internal Revenue Code Section 409A apply.

For Mr. Loughran, we would continue to pay his base salary at the rate in effect on the termination date for 15 months, subject generally to the same six month delay as described above. Pursuant to his employment agreement with the Company, Mr. Benjamin is not currently covered by our severance plan.

Each currently employed U.S.-based named executive officer covered by our severance plan would also be entitled to continuing coverage under our applicable group health plan(s) and applicable group life and accident plan(s) during the salary continuation period. In addition, we would generally continue to provide any of them with certain of the perquisites he or she currently receives as described in the Summary Compensation Table for the following periods, as applicable: three months of a transportation or car allowance, home security until the end of his or her annual contract in effect, and an executive health exam for up to three months after termination. In addition, we would generally provide career transition and development services to any of them for twelve months following termination of employment.

In the event of involuntary termination without cause, a pro rata portion of Service-based RSUs would vest and be settled in accordance with the terms of the individual award agreements. Mr. Scully would be entitled to immediate vesting of his unvested sign-on Service-based RSUs. If termination occurs during the year of the grant, all Performance RSUs would be forfeited. If termination is on or after January 1 of the year following the grant, a pro rata portion of their Performance RSUs would vest and settle in accordance with the terms of the individual award agreements, provided that the applicable performance goals have been satisfied.

A named executive officer who is involuntarily terminated without cause on or after August 1 under the annual incentive program would be entitled to a prorated award provided that the applicable performance goals have been satisfied.

The U.S.-based named executive officers’ accrued benefits under the PRA accrue interest credits for additional years of service during his or her salary continuation period and they are credited with additional years of service credit under the BRP at termination for the salary continuation period.

Terminated employees are required to sign a release of all claims in order to receive severance benefits. The severance benefits are also subject to non-competition and non-solicitation covenants for the salary continuation period and non-disparagement, cooperation, and confidentiality provisions that, if violated, would cause forfeiture of the remaining benefits.

Mr. Legher would be eligible to receive 12 months of base salary as severance (inclusive of any mandatory termination benefits in Colombia and/or Brazil). Mr. Legher is covered under national health programs and no contributions would be required by us after termination of employment.

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Disability

In the event of qualifying disability, a U.S.-based named executive officer would be entitled to receive benefits under our disability plans, which provide, effective as of November 1, 2015, for the following income replacement benefits: under the short term disability program, 100% of eligible base pay for up to 8 weeks, then 70% of eligible pay for the remaining 17 weeks; and 50% of eligible base pay (up to the IRS limits) thereafter under the long-term disability program for the duration of his or her qualifying disability until age 65 (or if the disability occurred after age 60, for up to five years, but in no event less than 1 year). In addition, each U.S.-based named executive officer would generally continue to be covered by our applicable group health plan(s) and applicable group life and accident plan(s) and would continue to be eligible for perquisites during the disability period. Mr. Legher would receive lump sum benefits under a disability program for our Colombian employees equal to 18 times his monthly salary and under FONAVON (an organization formed by our employees in Colombia that functions as a savings fund to enable participants to obtain cost-efficient loans and insurance, including disability benefits, to which we contribute match contributions while he is employed) in an amount equal to 38 times the monthly legal minimum wage.

In the event of separation from service due to disability, all Service-based RSUs would vest and be settled, in accordance with the terms of the individual award agreements. All Performance RSUs would be prorated and paid on the original settlement date, provided that the performance goals have been satisfied. Ms. McCoy’s deferred cash sign-on award would immediately vest and be payable and would include 29 months of interest at 3.25% compounded annually on April 23rd of each year. Ms. McCoy would retain her cash sign-on awards.

All of our named executive officers who are currently participants in the PRA and BRP would continue to participate in those plans for up to 29 months while disabled.

Retirement

Mr. Benjamin is currently the only named executive officer who is retirement-eligible for purposes of our incentive compensation plans. All other named executive officers are not presently retirement-eligible and, therefore, would forfeit any cash or equity incentive compensation upon retirement. All retention restricted stock units, which are generally special equity grants, would be forfeited upon retirement. For a named executive officer who is retirement-eligible, (i) if retirement is prior to January 1 of the year following the grant, a pro rata portion of his or her Service-based, non-retention RSUs would vest and be settled, in accordance with the terms of the individual award agreements, while all Performance RSUs would be forfeited; or (ii) if retirement is after January 1 of the year following the grant, all of his or her non-retention Service-based RSUs would vest and be settled, in accordance with the terms of the individual award agreements and a pro rata portion of Performance RSUs would vest provided that the performance goals have been satisfied.

A retirement-eligible named executive officer would be entitled to a prorated annual cash incentive award, provided that the applicable performance goals have been satisfied. Cash sign-on awards that have not vested would be forfeited and repaid to the Company.

Death

In the event of a named executive officer’s death, his or her beneficiary generally would be entitled to death and life insurance benefits. All U.S.-based named executive officers will receive benefits pursuant to our applicable group life and accident plan(s). For Mr. Legher, death benefits will be payable under a life insurance program for our Colombian employees and under FONAVON.

All of a named executive officer’s Service-based RSUs would vest and be settled, in accordance with the terms of the individual award agreements. Performance RSUs would be prorated, provided that the performance goals have been satisfied. Under our annual incentive program, a participating named executive officer who dies during the performance period is entitled to a prorated award provided that the performance goals have been satisfied. In addition, Ms. McCoy’s deferred cash sign-on award and deferred sign-on Service-based RSUs would immediately vest and be payable and Ms. McCoy would retain her cash sign-on awards.

Change in Control—Involuntary Termination of Employment (Other Than For Cause or Disability) or Constructive Termination

Our Amended and Restated Change in Control Policy has been designed based on competitive practice, with the objective of attracting senior-level executives and motivating and retaining them in the event of a potential change in control. Generally, we believe that having change in control provisions will help ensure that, in the event of a potential change in control, members of senior management can act in the best interests of all the shareholders without concern for the uncertainty and distraction that would result from the effects a change in control could have on their personal situations. All of our current named executive officers are covered under our policy, except for Mr. Loughran.

The policy provides for payments to be made to covered executives upon a “double trigger,” (i.e., in the event of an involuntary termination without cause or termination by a covered executive for good reason within two years after a change in control), which reflects shareholder input and considerations. A covered executive is generally entitled to receive two times the sum of base salary and target annual incentive bonus, and continued participation in our medical/welfare benefit plans for two years, plus two additional years of service and age credits under our BRP. Ms. McCoy would be entitled to receive three times the sum of base salary and target annual incentive bonus, and continued participation in our medical/welfare benefit plans for three years, plus three additional years of service and age credits under our BRP.

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“Change in control” is defined generally in the policy as an event that would be considered a change in control under Section 409A of the Internal Revenue Code and the regulations issued thereunder and which includes:

•	the acquisition by a person or group of persons of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•	a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•	a sale of a substantial portion of the Company’s assets (40% or more of the total gross fair market value) within a 12-month period unless the recipient of the assets is (i) a subsidiary 50% or more of the total value or voting power of which is owned by the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity of which at least 50% of the total value or voting power is owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for common stock.

In the event of a change in control, the 2013 and 2010 Stock Incentive Plans provide for unvested awards that are assumed or otherwise replaced in the change in control to become fully vested and payable upon a “double trigger”. If the awards are no longer payable in our stock, and are not assumed or replaced in the change in control transaction, the awards become fully vested and payable upon the change in control. Awards subject to the achievement of performance goals will be fully vested and valued as if the performance goals had been achieved at target.

None of our named executive officers is entitled to reimbursement or gross-up of any parachute payment excise tax that might be incurred under Section 280G of the Internal Revenue Code as a result of payments made in connection with a change in control.

Potential Payments Upon Termination or Change in Control Table

The following table sets forth the estimated incremental payments and benefits that would be payable upon termination of employment or a change in control, assuming that the triggering event occurred on December 31, 2015 for each of our named executive officers. These amounts exclude earned amounts, such as accrued amounts under compensation and benefits plans described previously in this proxy statement (for example, defined benefit pension benefits and supplemental benefits), which are not contingent upon a termination or a change in control. Although the Performance RSUs granted under our long-term incentive program in 2014 and 2015 would have vested pro-rata upon the events described in columns footnoted as 1 through 4 in the table below, they are not included in these amounts as payment is subject to attainment of performance goals. The valuation of equity awards is based upon a stock price of $4.05 on December 31, 2015.

Name	Involuntary or Constructive Termination ($)[1]	Disability ($)[2]	Retirement ($)[3]	Death ($)[4]	Change in Control ($)[5]	Involuntary or Constructive Termination Following a Change of Control ($)[6]
Ms. McCoy	4,059,622	6,635,951	0	1,677,725	0	14,918,904
Mr. Scully	2,424,315	7,686,292	0	2,712,465	0	7,024,830
Mr. Loughran	701,093	3,153,553	0	348,796	0	977,246
Mr. Acosta	2,073,470	6,704,335	0	996,656	0	4,763,458
Mr. Legher[7]	793,321	1,315,375	0	1,315,375	0	3,098,574
Mr. Benjamin	281,383	913,894	404,397	637,389	0	3,596,077

1	We would pay a cash severance amount over a two-year period of $2,400,000 for Ms. McCoy, $1,600,000 for Mr. Scully, and $1,524,000 for Mr. Acosta. We would pay cash severance for Mr. Legher equal to twelve months of his base salary (which would be inclusive of any mandatory termination benefits in Colombia and/or Brazil), which we estimate would be $362,481. We would pay a cash severance amount over a fifteen-month period of $548,972 for Mr. Loughran. Ms. McCoy’s deferred cash award of $850,000 would also be paid (interest on such cash award compounded annually at 3.25% not reflected). The value of continued coverage for a two-year period under our applicable group health plan(s) is $32,854 for Ms. McCoy, $35,564 for Mr. Scully, $20,628 for Mr. Loughran, and $32,854 for Mr. Acosta based on current costs and assuming an annual 2016 health care trend rate of 8.00%, an annual dental trend rate of 5.00% and a discount rate of 4.25%. Mr. Legher is covered under national health programs and no contributions would be required by us after termination of employment.

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The value of continued coverage under our applicable group life and accident plan(s) for a two-year period is $293 for Ms. McCoy, Mr. Scully, and Mr. Acosta and $180 for Mr. Loughran, in each case assuming a discount rate of 4.25%. The value of the perquisites that we would continue to provide is $30,000 for Ms. McCoy, $22,750 for Mr. Loughran and $27,750 for Mr. Acosta. For Ms. McCoy, Mr. Scully, Mr. Loughran, and Mr. Acosta, we currently estimate we would pay approximately $18,750 for outplacement services for the 12-month period following termination of employment. In certain instances we may extend outplacement services for up to 12 additional (or, for Mr. Loughran, 6 additional) one-month extensions at an estimated cost of $1,050 per month. Mr. Legher is not eligible for outplacement services because he is not based in the U.S. Pursuant to his employment agreement with the Company, Mr. Benjamin is not currently covered by our severance plan, so he would not be entitled to a cash severance amount, continued coverage under our applicable group health plan(s) or our applicable group life and accident plan(s), continued perquisites or outplacement services upon involuntary termination. The value of Service-based RSUs that would immediately vest is $324,000 for Ms. McCoy, $614,252 for Mr. Scully, $89,813 for Mr. Loughran, $247,258 for Mr. Acosta, $278,177 for Mr. Legher and $148,391 for Mr. Benjamin. The value of Performance RSUs granted as one-time 2015 performance-based retention awards that would immediately vest is $403,725 for Ms. McCoy, $155,456 for Mr. Scully, $222,165 for Mr. Acosta, $152,662 for Mr. Legher, and $132,992 for Mr. Benjamin.

2	Assuming continuation of disability payments until age 65 for all named executive officers, the present value of disability payments is $4,603,002 for Ms. McCoy, $5,073,827 for Mr. Scully, $2,785,580 for Mr. Loughran, $5,637,789 for Mr. Acosta, and $339,673 for Mr. Benjamin based on a discount rate of 2.23%. Mr. Legher would receive a lump sum of $563,106 representing disability benefit provided by Avon and FONAVON (FONAVON is an organization formed by our employees in Colombia that functions as a savings fund to enable participants to obtain cost-efficient loans and insurance, including life and disability benefits; our obligation to match contributions to FONAVON ceases upon termination of employment). Assuming each of the following named executive officers commences his or her benefit immediately, the present value of the additional pension benefits earned under the PRA and BRP while on disability for up to 29 months is $455,224 for Ms. McCoy, $119,177 for Mr. Loughran, $169,890 for Mr. Acosta and $36,832 for Mr. Benjamin, assuming a discount rate and a lump sum rate of 4.20% for the PRA and 3.95% for the BRP. Ms. McCoy will also be paid her deferred cash award of $850,000 (interest on such cash award compounded annually at 3.25% not reflected). The value of Service-based RSUs that would immediately vest is $324,000 for Ms. McCoy, $2,457,009 for Mr. Scully, $248,796 for Mr. Loughran, $674,491 for Mr. Acosta, $599,607 for Mr. Legher, and $404,397 for Mr. Benjamin.

The value of Performance RSUs granted as one-time 2015 performance-based retention awards that would immediately vest is $403,725 for Ms. McCoy, $155,456 for Mr. Scully, $222,165 for Mr. Acosta, $152,662 for Mr. Legher, and $132,992 for Mr. Benjamin.

3	For purposes of our equity incentive compensation plans, Mr. Benjamin is the only named executive officer who was retirement -eligible as of December 31, 2015. Therefore, Ms. McCoy and Messrs. Scully, Loughran, Acosta and Legher would have forfeited their outstanding equity awards if they had retired as of December 31, 2015. The amount shown in the table above for Mr. Benjamin is the value of Service-based RSUs that would immediately vest had he retired on December 31, 2015.

4	Upon the death of any U.S.-based named executive officer, death benefits in the amount of $100,000 would be paid pursuant to our applicable group life and accident plan(s). Upon Mr. Legher’s death, death benefits in the amount of $563,106 would be paid representing natural death benefits provided by Avon and FONAVON (death benefits may be higher upon an accidental death). Ms. McCoy’s deferred cash award of $850,000 would be paid upon her death (interest on such cash award compounded annually at 3.25% not reflected). The value of Service-based RSUs that would immediately vest is $324,000 for Ms. McCoy, $2,457,009 for Mr. Scully, $248,796 for Mr. Loughran, $674,491 for Mr. Acosta, $599,607 for Mr. Legher and $404,397 for Mr. Benjamin. The value of Performance RSUs granted as one-time 2015 performance-based retention awards that would immediately vest is $403,725 for Ms. McCoy, $155,456 for Mr. Scully, $222,165 for Mr. Acosta, $152,662 for Mr. Legher, and $132,992 for Mr. Benjamin.

5	Our change in control policy provides for payments to be made to covered executives upon a “double trigger” as described above. Therefore, we have assumed for the purposes of this column that unvested awards under our stock incentive plans have been assumed or otherwise replaced by the acquirer or surviving entity upon a change in control and that no second trigger has occurred.

6	Our named executive officers, except for Mr. Loughran, would receive benefits pursuant to our double trigger change in control policy. Ms. McCoy would receive $9,000,000, which consists of 300% of the sum of the target annual cash bonus and base salary. Ms. McCoy’s deferred cash award of $850,000 would be paid (interest on such cash award compounded annually at 3.25% not reflected). Mr. Scully, Mr. Acosta, Mr. Legher and Mr. Benjamin would receive payments of $3,200,000, $2,743,920, $1,710,195 and $2,395,400, respectively, which consist of 200% of the sum of the target annual cash bonus and base salary. These payments would be made in a lump sum. For Mr. Scully, Mr. Loughran, Mr. Acosta, and Mr. Legher, see footnote 1 above for the estimated values of continued coverage under our applicable group health plan(s) and for the two-year period following an involuntary termination. Mr. Benjamin is entitled to continued coverage under our applicable group health plan(s) and applicable group life and accident plan(s), in each case for the two-year period following a double trigger change in control, the value of which is $10,358 and $293, respectively.

Ms. McCoy is entitled to continued coverage under our applicable group health plan(s) and applicable group life and accident plan(s), in each case for the three-year period following a double trigger change in control, the value of which is $50,129 and $448,

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respectively. Given that Mr. Loughran is not covered by our change in control policy, we have assumed in this column that upon an involuntary termination of employment following a change in control, his non-equity award payments and benefits would be the same regardless of the change in control. For purposes of awards under our stock incentive plan, we have assumed for the purposes of this column that unvested awards have been assumed or otherwise replaced by the acquirer or surviving entity upon a change in control so that they would vest and be payable upon involuntary or constructive termination of employment that occurs within two years following a change in control. The value of Service-based RSUs that would immediately vest is $324,000 for Ms. McCoy, $2,457,009 for Mr. Scully, $248,796 for Mr. Loughran, $674,491 for Mr. Acosta, $599,607 for Mr. Legher and $404,397 for Mr. Benjamin. The value of the Performance RSUs granted under our long-term incentive program in 2014 and 2015 that would vest at target regardless of performance is $3,241,071 for Ms. McCoy, $803,415 for Mr. Scully, $21,171 for Mr. Loughran (in addition to $96,000 in performance-based cash), $556,539 for Mr. Acosta, $269,721 for Mr. Legher and $333,455 for Mr. Benjamin. The Performance RSUs would be settled on the original settlement date, which is three years following the grant date (March 2017 and March 2018 for Performance RSUs granted in March 2014 and March 2015, respectively). The value of Performance RSUs granted as one-time 2015 performance-based retention awards that would immediately vest is $1,372,667 for Ms. McCoy, $1,331,964 for Mr. Scully, $755,361 for Mr. Acosta, $519,052 for Mr. Legher, and $452,174 for Mr. Benjamin. The cash payout as part of Ms. McCoy’s one-time 2015 performance-based retention award would immediately vest at $80,590.

7	For Mr. Legher, in calculating the dollar equivalent for amounts that would be delivered in Colombian Pesos, amounts have been converted to U.S. Dollars based on the December 31, 2015 currency exchange rates.

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PROPOSAL 2—ANNUAL VOTE TO APPROVE

EXECUTIVE COMPENSATION

We are asking shareholders to approve our annual advisory resolution on the compensation of our named executive officers (“NEOs”) as described in the Executive Compensation section of this Proxy Statement. The Compensation Discussion and Analysis, beginning on page 32, describes our executive compensation programs and decisions made by the Compensation and Management Development Committee of the Board of Directors (the “Committee”) in detail.

Avon’s 2015 executive compensation programs were designed based on feedback we received from our shareholders and our strategic and financial goals. The Committee believes that aligning payouts with our performance outcomes for shareholders is critical, as is securing the right talent to lead our efforts. Accordingly, the targets under our annual and long-term incentives represent rigorous performance expectations and are aligned with our immediate and long-term financial and strategic goals.

In 2015, given our presence in emerging markets, we continued to face challenges given macroeconomic headwinds from foreign currency fluctuations, and we worked hard to mitigate this impact. Despite these challenges, we delivered underlying constant-dollar growth in our international business and grew Active Representatives during the year. During 2015, we conducted an exhaustive review of strategic options to drive greater shareholder value and unlock the value of our international growth markets. A significant part of this review was to find a strong solution for our North America business. After a thorough due diligence process, on December 17, 2015, we announced a strategic partnership with Cerberus Capital Management, L.P., as described in more detail on page 32.

Our compensation package for our NEOs strongly ties to our strategic and financial goals and is focused on pay for performance. Key elements of our 2015 compensation program include the following:

•      Performance-Based Structure. 89% of target CEO pay was “at risk” based on company performance and 76% of average target for all other NEO pay was “at risk”.

•      CEO Compensation. The compensation that Ms. McCoy has realized for the last three years was significantly less than her granted pay opportunity. In addition, 100% of her 2015 long-term incentive award was granted in performance-based restricted stock units.

•      Below Target Realized Value. Rigorous targets are set for our incentive plans so that pay realized by our executives continues to be strongly aligned with our performance and growth. For the 2013-2015 long-term incentive awards, while the financial funding score was 80% of target, the average NEO realized value was 16% of target.

•      Modified Peer Group. Our peer group was modified to be more aligned with our business.

•      Focus on Reducing Shareholder Dilution. We shifted a portion of long-term compensation awards to cash for those below senior officers.

•      Added a TSR Component: We added a total shareholder return (TSR) component to our performance-based restricted stock unit awards whereby payouts cannot exceed target unless absolute TSR is positive.

In 2016, we are committed to continuing to improve the alignment of our pay programs with shareholders, while balancing the need to retain a strong leadership team. The Committee believes the changes made to our compensation programs for 2016 will further improve the alignment between executive compensation and the interests of shareholders, and support our financial and transformation goals. Changes for this year have continued to focus on limiting shareholder dilution and assessing our executives’ pay against a better aligned peer group in line with Avon’s business following the carve-out of the North America business as part of the Cerberus transaction.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Board recommends a vote in favor of the following advisory resolution:

RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission under Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies, and practices described in this Proxy Statement. Although the vote is non-binding, the Committee will review and consider the voting results in connection with evaluating and structuring our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS that you vote FOR approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

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PROPOSAL 3—APPROVAL OF THE 2016 OMNIBUS INCENTIVE PLAN

The Board of Directors has Adopted and Recommends a Vote “FOR” Approval of the

Avon Products, Inc. 2016 Omnibus Incentive Plan

Executive Summary of Proposal and Selected Plan Information

Introduction:

On April 5, 2016, upon the recommendation of the Compensation and Management Development Committee, the Board approved the Avon Products, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”), subject to shareholder approval at the 2016 Annual Meeting. The 2016 Plan will replace and supersede the Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”). The 2013 Plan is the only Avon compensation plan under which equity-based compensation may currently be awarded to our executives, directors and other employees. Equity awards are also currently outstanding under the Company’s 2010 Stock Incentive Plan and 2005 Stock Incentive Plan (such plans, together, with the 2013 Plan, the “Prior Plans”). Awards currently outstanding under the 2013 Plan and other Prior Plans will remain outstanding under the applicable Prior Plan in accordance with their terms.

As of December 31, 2015, the 2013 Plan had approximately 21,200,000 shares available for future grants. If the 2016 Plan is not approved by our shareholders, no awards will be made under the 2016 Plan, but we will not have enough shares to grant an appropriate level of equity awards in the next annual award cycle in 2017.

We believe that the adoption of the 2016 Plan is necessary in order to allow Avon to continue to utilize equity awards, including performance awards to attract, retain and motivate employees and to further align the interests of our employees with those of Avon’s shareholders. We also are requesting shareholder approval of the material terms of the 2016 Plan, including performance measures and individual award limits, in order to allow awards granted under the 2016 Plan which are intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) to be exempt from the tax deduction limits of Section 162(m) if they meet the other requirements of Section 162(m).

If the 2016 Plan is approved by our shareholders, the 2016 Plan will become effective on May 26, 2016 (the “Effective Date”). If our shareholders do not approve the 2016 Plan, the 2013 Plan will remain in effect in its current form.

Proposed Share Reserve:

A total of 48,000,000 shares of common stock may be subject to awards granted under the 2016 Plan, less one (1) share for every one (1) share that was subject to an option or stock appreciation right granted after December 31, 2015 under the 2013 Plan and 2.4 shares for every one (1) share that was subject to an award other than an option or stock appreciation right granted after December 31, 2015 under the 2013 Plan. Any shares that are subject to options or stock appreciation rights shall be counted against this limit as one (1) share for every one (1) share granted, and any shares that are subject to awards other than options or stock appreciation rights shall be counted against this limit as 2.4 shares for every one (1) share granted.

The proposed share reserve is subject to adjustment for certain events as more fully described below.

Impact on Dilution and Expected Duration:

Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request very carefully in the context of the need to motivate, retain and ensure our leadership team is focused on our strategic and long-term growth priorities. Particularly at this time of transition, equity is an important component of a compensation program that aligns with our strategy of achieving long-term, sustainable growth. The total potential voting power dilution as a result of the proposed share reserve is 14.3%[1]. Our Board believes that the increase in shares of common stock available for issuance represents a reasonable amount of potential equity dilution given our strategic and long-term growth priorities.

Based on our historical share usage, we currently expect the proposed share reserve will enable us to make equity awards for the next 3 years.

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Governance Highlights of 2016 Plan:	The 2016 Plan incorporates certain compensation governance provisions that reflect best and prevalent practices. These include:

•  Minimum vesting period of one year from the date of grant for options and stock appreciation rights, subject to certain limited exceptions;

•  Minimum 100% fair market value exercise price for options and stock appreciation rights;

•  No repricing of options or stock appreciation rights and no cash buyout of underwater options and stock appreciation rights without shareholder approval;

•  No “liberal” share recycling of options and stock appreciation rights;

•  No dividends or dividend equivalents on unearned performance awards;

•  No dividend equivalents on options or stock appreciation rights;

•  No evergreen provision;

•  No “liberal” change in control definition;

•  “Double-trigger” vesting for change in control benefits;

•  No excise tax gross-up on change in control benefits; and

•  Clawback provisions.

Date of Plan Expiration:	The 2016 Plan will terminate on May 26, 2026, unless terminated earlier by the Board, but awards granted prior to such date may extend beyond that date.

[1]	As shown in the table below under “Dilution”, total potential voting power dilution is calculated as (equity awards outstanding + shares available for grant + additional requested shares) / (common stock outstanding + equity awards outstanding + shares available for grant + additional requested shares), each calculated as of December 31, 2015.

Burn Rate

The following table sets forth information regarding awards granted, the burn rate for each of the last three fiscal years and the average burn rate over the last three years under the 2013 Plan and our 2010 Stock Incentive Plan. The burn rate has been calculated as the quotient of (i) the sum of (x) all stock options/stock appreciation rights (“SARs”) granted in such year and (y) service-based restricted stock units (“Service-based RSUs”) granted, and the number of performance-based restricted stock units (“Performance RSUs”) earned in such year, divided by (ii) the weighted average number of shares of common stock outstanding at the end of such year. The Service-based RSUs and Performance RSUs are adjusted using a multiplier of 2.0 options per share, based on the methodology used by Institutional Shareholder Services (“ISS”) and the Company’s 3-year average volatility.

BURN RATE (Shares in thousands)
	Year Ended December 31,
	2015	2014	2013	3-Year Average
Options/SARs granted	0	0	0
Service-based RSUs granted	3,428	3,212	2,323
Performance RSUs earned	2,314	0	0
Weighted average shares of common stock outstanding	435,200	434,500	433,400
Burn rate (1)	2.64%	1.48%	1.07%	1.73%

(1)	Burn rate is calculated as (options granted + restricted stock/RSUs granted + Performance RSUs earned) / weighted average shares outstanding. All restricted stock/RSUs granted and Performance RSUs earned are adjusted using a multiplier of 2.0 options per share (based on the ISS methodology and the Company’s 3-year average volatility of December 31, 2015).

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Dilution

As of December 31, 2015, our capital structure consists of 435.2 million weighted average shares of common stock outstanding and no shares of preferred stock (however, as of March 1, 2016, we do have outstanding Series C preferred stock). The table below represents our potential voting power dilution levels based on our common stock outstanding and our request of 26,800,000 incremental shares that may be made subject to awards pursuant to the 2016 Plan. Our Board believes that the requested shares of common stock under the 2016 Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity incentives, an important component of our overall compensation program.

This conclusion is based, in part, on advice received from Semler Brossy based on an analysis of the equity grant practices of companies within our industry classification and with a market capitalization that is similar to ours.

Potential Voting Power Dilution with 26.8 Million Additional Shares:		Potential Voting Power Dilution
Equity awards outstanding as of December 31, 2015(1) (2)	24,818,730

Shares available for grant under the 2013 Plan as of December 31, 2015	21,200,000

Additional requested shares	26,800,000	5.3%(3)

Total Potential Voting Power Dilution	72,818,730	14.3%(4)

(1)	Includes 80,000 outstanding Service-based RSUs granted to our Chief Executive Officer in April 2012 as an outside-the-plan employment inducement award, which will not be settled under the Plan or the predecessor plan. Also includes 489,596 outstanding Service-based RSUs and 121,951 outstanding performance-based RSUs granted to our Chief Financial Officer in March of 2015 as an outside-the-plan employment inducement award, which will not be settled under the Plan or the predecessor plan.

(2)	The amounts included for Performance RSU awards are based on target performance for 2013, 2014 and 2015 awards that are payable only upon the satisfaction of performance measures. Amounts exclude 209,815 SARs and 329,733 Service-based RSUs and Performance RSU, which will settle only in cash in accordance with local law requirements.

(3)	Potential voting power dilution attributable to the additional requested shares is calculated as (additional requested shares) / (common stock outstanding + equity awards outstanding + shares available for grant + additional requested shares) as of December 31, 2015.

(4)	Total potential voting power dilution is calculated as (equity awards outstanding + shares available for grant + additional requested shares) / (common stock outstanding + equity awards outstanding + shares available for grant + additional requested shares) as of December 31, 2015.

Summary of the 2016 Plan

The following is a summary of certain material features of the 2016 Plan, which is qualified in its entirety by reference to the complete terms of the 2016 Plan attached as Appendix B. The closing price of a share of our common stock on the New York Stock Exchange on April 6, 2016 was $4.85. The total number of shares of common stock that may be delivered pursuant to awards granted under the 2016 Plan is 48,000,000 (which is inclusive of, and not additional to, shares available for grant under the 2013 Plan as of December 31, 2015), less one (1) share for every one (1) share that was subject to an option or stock appreciation right granted after December 31, 2015 under the 2013 Plan and 2.4 shares for every one (1) share that was subject to an award other than an option or stock appreciation right granted after December 31, 2015 under the 2013 Plan. The 2016 Plan provides for the grant of options intended to qualify as incentive stock options under Section 422 of the Code, nonqualified stock options, SARs, restricted share awards, restricted stock units (“RSUs”), performance awards and other stock-based awards. The terms and conditions of each award, as determined by the Committee, will be set forth in a written award agreement.

Purpose

The purpose of the 2016 Plan is to:

•	Encourage share ownership and align compensation with performance results and shareholder interests;

•	Promote decision-making that is consistent with long-term Company and shareholder goals; and

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•	Provide competitive incentive compensation sufficient to attract, retain and motivate key employees and directors of the Company.

Although the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders in granting equity awards.

Eligible Participants

Key employees and non-employee directors are eligible participants (the “Participants”). A key employee is any person, including an officer, employed by us or any of our subsidiaries who is or is expected to be responsible for the management, growth or protection of some aspect of the business or who makes, or is expected to make, a contribution to the Company or its subsidiaries. Currently, the 9 non-employee directors and approximately 425 key employees would potentially be eligible to receive awards under the 2016 Plan. The Committee may grant one or more awards to any Participant designated by it to receive an award.

Plan Administration

The 2016 Plan will be administered by the Compensation and Management Development Committee or such other committee appointed by the Board to administer the Plan, (i) each member of which must be “independent” under the rules of the New York Stock Exchange, (ii) at least two members of which must satisfy the criteria for being an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and (iii) at least two members of which must satisfy the criteria for being a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); however, the Board or the Nominating and Corporate Governance Committee of the Board will administer the 2016 Plan with respect to awards to non-employee directors (the applicable committee is referred to herein as the “Committee”). The Committee will have full and complete authority, in its sole and absolute discretion, to (i) exercise all of the powers granted to it under the 2016 Plan, (ii) construe, interpret and implement the 2016 Plan and any related document, (iii) prescribe, amend and rescind rules relating to the 2016 Plan, (iv) make all determinations necessary or advisable in administering the 2016 Plan, and (v) correct any defect, supply any omission and reconcile any inconsistency in the 2016 Plan. The Committee may delegate the approval of certain transactions to subcommittees consisting solely of members of the Committee who are “outside directors” for purposes of Section 162(m) of the Code or “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

With respect to key employees (other than certain senior officers), the Committee may delegate authority to a member of the Board (or committee thereof) or an executive officer to select Participants and make grants, subject to terms and conditions determined by the Committee. For example, the Committee typically establishes the aggregate number of shares that may be subject to annual and off-cycle equity grants and the terms and conditions of such awards, and has delegated to Ms. McCoy as director the authority to determine the Participants and the number of shares subject to each award.

Available Shares

Subject to certain adjustments set forth in the 2016 Plan, a total of 48,000,000 shares, less one (1) share for every one (1) share that was subject to an option or stock appreciation right granted after December 31, 2015 under the 2013 Plan and 2.4 shares for every one (1) share that was subject to an award other than an option or stock appreciation right granted after December 31, 2015 under the 2013 Plan may be made subject to awards under the 2016 Plan, and shall consist of authorized but unissued shares of common stock or shares held in treasury. Any shares of Stock that are subject to options or stock appreciation rights shall be counted against this limit as one (1) share for every one (1) share granted, and any shares that are subject to Awards other than options or stock appreciation rights shall be counted against this limit as 2.4 shares for every one (1) share granted. In addition, the maximum number of shares under the Plan that may be made subject to Incentive Stock Options is 48,000,000.

If (i) any shares of stock subject to an award are forfeited, an award expires or an award is settled for cash (in whole or in part), or (ii) after December 31, 2015 any shares of stock subject to an award under any Prior Plan are forfeited, an award under any Prior Plan expires or is settled for cash (in whole or in part), then in each such case the shares of stock subject to such award or an award under any Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares available for awards under the 2016 Plan. In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right or, after December 31, 2015, an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares of stock by the Company, the shares so tendered or withheld shall be added to the shares available for awards under the 2016 Plan.

Any shares of stock that again become available for awards under the 2016 Plan shall be added as (i) one (1) share for every one (1) share subject to options or stock appreciation rights, and (ii) as 2.4 shares for every one (1) share subject to awards other than options or stock appreciation rights.

Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under the 2016 Plan: (i) shares tendered by the Participant or withheld by the Company in payment of the purchase price of an option or, after December 31, 2015, an option under any Prior Plan, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to options or stock appreciation rights or, after December 31, 2015, options or stock appreciation rights under any Prior Plan, (iii) shares subject to a stock appreciation right or, after December 31, 2015, a stock appreciation right under any Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the

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Company on the open market or otherwise using cash proceeds from the exercise of options or, after December 31, 2015, options under any Prior Plan. Awards that will be mandatorily settled in cash shall not count against the authorized share limit.

In the event that the Company or its subsidiaries makes an acquisition or is a party to a merger or consolidation and the Company assumes the options or other awards consistent with the purpose of the 2016 Plan of the entity acquired, merged or consolidated which are administered pursuant to the Plan, shares of stock subject to the assumed options or other awards shall not count as part of the total number of shares of stock that may be made subject to awards under the Plan.

Equitable Adjustments

In the event any change in or affecting our outstanding shares of common stock occurs by reason of a stock dividend, spinoff or split, merger or consolidation, recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or any extraordinary dividend in cash, securities or other property, the Board of Directors will make appropriate adjustments to the 2016 Plan and/or to outstanding awards, which may include changes in the number of remaining shares under the 2016 Plan, the number of remaining shares (or other property) subject to outstanding awards, and the maximum number of shares that may be granted or delivered to any single Participant. Such equitable adjustments as they relate to outstanding awards will be required to ensure that the intrinsic value of each outstanding award immediately after any of the aforementioned changes in, or affecting the shares of common stock, is equal to the intrinsic value of each outstanding award immediately prior to any of the aforementioned changes.

Participant Limits

Subject to certain adjustments set forth in the 2016 Plan, the following limits will apply to awards of the specified type granted to any one Participant in any single fiscal year:

•	Appreciation Awards—Options and Stock Appreciation Rights: 2,500,000 shares;

•	Full Value Awards—Restricted Stock, Stock Units, Performance Awards and/or Other Stock-Based Awards that are denominated in shares of common stock: 2,500,000 shares; and

•	Cash Awards—Performance Awards that are denominated in cash: $10,000,000.

In applying the foregoing limits, (a) all awards of the specified type granted to the same Participant in the same fiscal year will be aggregated and made subject to one limit; (b) the limits applicable to options and stock appreciation rights refer to the number of shares of stock subject to those awards; (c) the share limit on full-value awards refers to the maximum number of shares of common stock that may be delivered assuming a maximum payout; and (d) the dollar limit on cash awards refers to the maximum dollar amount payable under an award or awards assuming a maximum payout.

Notwithstanding anything to the contrary, the maximum number of shares of common stock subject to awards granted during a single fiscal year to any non-employee director shall not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such Awards for financial reporting purposes).

Minimum Vesting Requirement

Except with respect to 5% of the shares of common stock available for awards under the 2016 Plan, no option or stock appreciation right award will become exercisable or otherwise nonforfeitable unless such award has been outstanding for a minimum period of one year from its date of grant

The Committee reserves general discretion to accelerate vesting of awards including in case of death, disability, retirement, termination without cause or a change in control.

Awards

The 2016 Plan authorizes grants of a variety of awards described below. The Committee, or the Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors with respect to non-employee directors, determines the terms and conditions of each award at the time of grant, including whether payment of awards may be subject to the achievement of performance goals, consistent with the provisions of the 2016 Plan.

Stock Units

•	A stock unit entitles a Participant to receive, at a specified future date, shares of common stock or an amount equal to the fair market value of a specified number of shares of common stock.

•	Stock units may be subject to service or performance conditions.

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•	Payments in respect of stock units may be made in shares, cash or a combination of both, in the Committee’s discretion.

•	A Participant may be credited with dividend equivalents, i.e., an amount equal to the cash or stock dividends or other distributions that would be paid on shares covered by an award if such shares were issued and outstanding on the dividend record date.

•	No dividend equivalents are paid on unvested shares subject to performance conditions.

Stock Options/SARs

•	A stock option entitles a Participant to purchase a specified number of shares of common stock at a specified exercise price, subject to such terms and conditions as the Committee may determine.

•	Stock options may be subject to service or performance conditions.

•	A SAR entitles a Participant to receive a payment measured by the excess of the fair market value of a specified number of shares of common stock on the date on which the Participant exercises the SAR over a specified grant price, subject to such terms and conditions as the Committee may determine.

•	The applicable exercise or grant price may not be less than 100% of the fair market value of the shares at the date of grant, unless granted through the assumption or substitution of awards previously granted to individuals who become employees of the Company through a corporate transaction.

•	Stock options and SARs generally terminate after ten years from the date of grant.

•	At the time of exercise, the option price must be paid in full in cash or, if the award agreement or award program provides, by delivery of shares or in a cashless exercise through a broker or similar arrangement, depending on the terms of the award.

•	Incentive stock options are subject to additional limitations set forth in the 2016 Plan and the Code.

Restricted Stock

•	Restricted stock awards are shares of common stock that are issued to a Participant subject to transfer and other restrictions as the Committee may determine, such as the continued employment of the Participant and, in some instances, performance conditions, and in each case may be forfeited if the prescribed conditions are not met.

•	During the restricted period, shares of restricted stock are non-transferable but have all the attributes of outstanding shares of common stock; however, dividends and any other distributions on the shares may be accumulated, with or without interest, or reinvested in additional shares during the restricted period, depending on the terms of the award.

•	Once shares of restricted stock are no longer subject to forfeiture, the shares and any withheld dividends will be delivered to the Participant.

Performance Awards

•	The 2016 Plan also provides for the grant of cash and equity-based performance awards.

•	Performance awards may be settled in shares of common stock (including shares of restricted stock) or cash or a combination thereof.

•	The award agreement relating to a performance award will provide, in the manner determined by the Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period.

•	Any dividends or dividend equivalents with respect to a performance award will be subject to the same restrictions as such performance award.

Dividend Equivalents

•	May be granted in tandem with another award or as a separate award, but may not be granted in connection with stock options/SARs.

•	May be paid simultaneously with the Company’s dividend, annually or at such other times in accordance with rules and procedures that the Committee may establish.

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•	Dividend equivalents may be withheld until the lapsing of any restrictions thereon or until the vesting, exercise, payment, settlement or other lapse of restrictions on the award to which the dividend equivalents relate.

Other Stock-Based Awards

•	Other types of stock-based awards may also be granted so long as they are consistent with the purpose of the 2016 Plan.

•	Special terms may apply for awards to Participants who are foreign nationals, or who are employed outside of the United States, as the Committee considers necessary or appropriate to accommodate differences in local law, tax policy or custom.

Performance Measures

The Committee may grant awards that will be paid solely on the attainment of certain performance goals established by the Committee based on the performance criteria set forth in the 2016 Plan. It is intended that awards that are paid based on the achievement of performance goals may be exempt from the $1 million deduction limit on compensation under Section 162(m), but the Committee may elect to provide for non-deductible awards under the 2016 Plan.

Within the first 90 days of a performance period (or any shorter period prescribed by Section 162(m)), the Committee is required to establish the terms and conditions for the payment of awards subject to performance goals which are intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m), including the eligible Participants, the performance measures (and any required adjustments) and the level of achievement of the performance measure that must be satisfied as a condition of payment. The Committee may reduce, but not increase, the amount of any such award in its sole discretion. After the end of a performance period, the Committee will certify if the performance measures have been attained.

The performance measures are one or more of the following objective criteria on a consolidated basis, on the basis of a subsidiary, business unit or geographically based unit or relative to one or more peer group companies or indices, which can be expressed either in terms of specified levels of, rates of change or relative changes in, one or more of the following measures: (a) share price; (b) earnings per share, diluted or basic; (c) return to shareholders (including dividends); (d) revenues; (e) sales by category or brand; (f) active representatives; (g) sales representatives; (h) ending representatives; (i) units sold; (j) customers; (k) sales representative productivity; (l) earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; (m) operating income or operating profit; (n) net income; (o) gross margin; (p) operating margin; (q) economic profit; (r) cash flows from operations, free cash flow, cash flow return on capital, working capital; (s) market share; (t) inventory levels; (u) inventory days outstanding; (v) order fill rate; (w) size of line in total or by category or type; (x) advertising, brand and product innovation; (y) research and development; (z) costs; (aa) capital expenditures; (bb) working capital; (cc) accounts receivable; (dd) days sales outstanding; (ee) period overhead; (ff) sales representative satisfaction; or (gg) return on investment, assets, equity or capital (total or invested).

The preceding criteria shall be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to adjustments as may be specified by the Committee including for (a) discontinued operations; (b) acquisitions and mergers; (c) divestitures, including exits of markets and/or categories; (d) cumulative effect of changes in accounting rules and methods and tax laws; (e) impairment or disposal losses; (f) restructuring costs; (g) pension expense or contribution in excess of operating budget; (h) business losses from economic, political and legal changes; (i) retained and uninsured losses from natural disaster or catastrophe; (j) currency fluctuations or devaluations; (k) significant litigation or claim judgments or settlements; (l) debt refinancing costs or gains, including related bank and legal fees and costs to unwind existing structure; (m) other extraordinary, unusual, infrequently occurring and/or nonrecurring events; (n) an event either not directly related to the operations of the Company, subsidiary, division, business segment or business unit or not within the reasonable control of management; or (o) a change in the fiscal year of the Company.

Clawback

Awards and shares of stock issued pursuant to the 2016 Plan are subject to forfeiture in the event that a Participant engages in misconduct, including (i) a serious violation of our Code of Conduct or (ii) a violation of law within the scope of employment with the Company. The Board of Directors has adopted an additional clawback policy that applies to incentive awards made to certain Participants, including our named executive officers. Under the policy, in the event of a financial restatement, material incorrect calculations of performance metrics or misconduct, the Committee is authorized to recover awards.

In addition, in the event a Participant violates noncompetition, nonsolicitation, or nondisclosure obligations specified in an award agreement, all awards and shares issued to the Participant will be forfeited.

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Repricings Prohibited

Repricings of stock options and SARs are not permitted without shareholder approval. A “repricing” means reducing the exercise price or grant price, canceling the award and granting replacement awards at a time when the option or SAR price is equal to or more than the market value of the underlying stock, or repurchasing the award for cash at a time when the exercise price or grant price is equal to or more than the fair market value of the underlying stock, in each case other than in the context of an equitable adjustment or a change in control.

Change in Control

In the event of a change in control, the 2016 Plan provides for unvested awards that are assumed or otherwise replaced in the change in control to become fully vested and payable upon a “double trigger,” i.e., upon certain terminations of employment without “cause” or for “good reason” within two years after a change in control. “Change in control” is defined generally as an event that would be considered a change in control under Section 409A of the Code and the 409A regulations and which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•	a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or

•	a sale of a substantial portion of the Company’s assets (40% or more of the total gross fair market value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary 50% or more of the total value or voting power of which is owned by the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity of which at least 50% of the total value or voting power is owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for common stock.

In addition, the 2016 Plan provides that unvested awards that are not assumed or otherwise replaced in the change in control become fully vested and paid upon a change in control. In such case, awards subject to the achievement of performance goals will be fully vested and paid as if the performance goals had been achieved at target.

Amendments and Termination

The Board of Directors may at any time amend, suspend or terminate the 2016 Plan. However, it may not, unless otherwise provided under the 2016 Plan, without the approval of shareholders:

•	Increase the number of shares available for awards under the 2016 Plan;

•	Change the class of eligible Participants;

•	Reduce the basis upon which the minimum stock option exercise price or SAR grant price is determined;

•	Extend the period within which awards may be granted beyond the tenth anniversary of the date of shareholder approval;

•	Provide for a stock option or SAR to be exercisable more than ten years from the date of grant;

•	Amend the Plan to eliminate the prohibition on repricing; or

•	Amend the Plan without shareholder approval if shareholder approval is required by applicable law

Under these provisions, shareholder approval would not necessarily be required for all possible amendments that might increase the costs of the 2016 Plan. In addition, the Board of Directors may not, without the consent of the person affected, make any amendments that would impair the rights of a Participant other than as provided in the terms of an award, except to the extent provided in the 2016 Plan or in the award agreement or award program.

Term of Plan

No awards may be made under the 2016 Plan after the tenth anniversary of the date that the Plan is approved by shareholders.

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New Plan Benefits

The benefits and amounts that will be received by or allocated to participants under the 2016 Plan are not yet determinable because the types and amounts of awards and selection of participants are subject to the Committee’s future determination.

Tax Matters

The following is a brief summary of the principal United States federal income tax consequences of awards under the 2016 Plan. This summary is based on the law as in effect on April 6, 2016. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

Stock Awards. The tax consequences of stock awards under the 2016 Plan are generally as follows: (i) a recipient of a restricted stock award generally must recognize as ordinary income the value of any shares at the time the restrictions lapse plus the amount of dividends to which the Participant then becomes entitled; although the holder of a restricted stock award may make a “Section 83(b) election” if permitted by the Company, in which case the value of shares would be taxable at grant at ordinary income tax rates; (ii) a recipient of a stock unit award will generally recognize ordinary income at the time of payment equal to the value of the underlying shares or cash paid; and (iii) a recipient of an unrestricted stock award generally must recognize as ordinary income the value of the shares at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the Participant recognized ordinary income, subject to the limitations of Section 162(m). If the Participant is an employee, such ordinary income generally would be subject to withholding and employment taxes.

Non-Qualified Stock Options. The grant of a non-qualified stock option (i.e., a stock option that is not an incentive stock option) will not result in any immediate tax consequences to the Company or the Participant. Upon the exercise of a non-qualified stock option, the Participant will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the exercise price and the fair market value of the shares of common stock acquired at the time of exercise. If the non-qualified stock option were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. The foregoing summary assumes that any shares acquired upon exercise of a non-qualified option are not subject to a substantial risk of forfeiture. Any gain or loss upon a subsequent sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on how long the shares have been held.

Incentive Stock Options. The grant of an incentive stock option will not result in any immediate tax consequences to the Company or the Participant. In addition, a Participant will not recognize ordinary income, and we will not be entitled to any deduction, upon the exercise of an incentive stock option while the Participant is an employee or within three months following termination of employment (longer, in the case of disability or death). In such event, the excess of the fair market value of the shares acquired over the exercise price will be includible only in the Participant’s alternative minimum taxable income for the year of exercise for purposes of the alternative minimum tax. If the Participant does not dispose of the shares acquired within one year after their receipt (and within two years after the option was granted), gain or loss recognized on the subsequent disposition of the shares will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of taxable ordinary income. In the event of an earlier disposition, the Participant will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price; or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Any additional gain to the Participant will be treated as capital gain, long-term or short-term, depending on how long the shares have been held. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the Participant recognizes such ordinary income. A Participant’s stock options otherwise qualifying as incentive stock options would be treated for tax purposes as non-qualified options to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Stock Appreciation Rights. The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to the Company or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares received will constitute taxable ordinary income to the grantee. We will be entitled to a deduction in the same amount and at the same time. If the SAR were granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes.

Dividend Equivalents. Dividend equivalents generally will be taxed at ordinary income rates when paid. In most instances, they will be treated as additional compensation that the Company may be able to deduct at that time, subject to the limitations of Section 162(m).

Withholding. Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an award. Under the 2016 Plan, the amount of withholding to be paid in respect of non-qualified options exercised through the cashless method in which all shares are sold immediately after exercise will be determined by reference to the price at which the shares are sold.

Section 162(m). Section 162(m) generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (i.e., the CEO and any of the three other most highly paid executive officers except the CFO) to no more than $1 million. Amounts payable upon exercise of stock options and SARs, which were granted at an exercise price of not less than fair market value at their date of grant, as well as amounts payable solely upon satisfaction of performance objectives pursuant to a

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Section 162(m) compliant plan, are generally exempt from the $1 million deduction limitation. It is possible that performance-based compensation that is intended to be exempt from the deduction limitation may not meet the requirements to qualify for such exemption.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options and SARs granted on shares of common stock with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options and SARs that would be awarded under the 2016 Plan are intended to be eligible for this exception.

THE BOARD OF DIRECTORS RECOMMENDS that you vote FOR the 2016 Plan.

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EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights[1]	Number of Securities Remaining Available for future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))[2]
	(a)	(b)	(c)
Equity compensation plans approved by security holders	24,127,183[3]	$28.70	21,199,997
Equity compensation plans not approved by security holders	691,547[4]	N/A	0
Total	24,818,730[5]	$28.70	21,199,997

1	This reflects the weighted-average exercise price of stock options outstanding at December 31, 2015. Outstanding Service-based restricted stock units (“RSUs”) and Performance RSUs are not included as such awards do not have an exercise price. Outstanding stock appreciation rights (“SARs”) are not included as such awards settle in cash only.

2	Amounts reflect the shares available for future issuance under the Amended and Restated 2013 Stock Incentive Plan, determined as follows: (i) grants of stock options or SARs reduce the total shares available by each share subject to such an award and (ii) grants of any award of restricted stock, stock units and other stock-based awards (other than stock options and SARs) reduce the total shares available by 3.13 multiplied by each share subject to such an award.

3	These include outstanding awards under the Company’s 2005 Stock Incentive Plan, 2010 Stock Incentive Plan, and Amended and Restated 2013 Stock Incentive Plan. Amounts include shares underlying stock option awards, Service-based RSU awards and Performance RSU awards. The amounts included for Performance RSUs are based on target performance for 2013, 2014 and 2015 and may be awarded only upon satisfaction of performance measures. Amounts exclude 209,815 SARs and 329,733 Service-based RSUs and Performance RSUs, which will settle only in cash in accordance with local law requirements

4	Includes 80,000 outstanding Service-based RSUs granted to our Chief Executive Officer in April 2012 as an outside-the-plan employment inducement award, which will not be settled under the Plan or the predecessor plan. Also includes 489,596 outstanding Service-based RSUs and 121,951 outstanding Performance RSUs granted to our Chief Financial Officer in March of 2015 as an outside-the-plan employment inducement award, which will not be settled under the Plan or the predecessor plan.

5	As of December 31, 2015, the Company had the following equity awards outstanding: 11,648,000 options outstanding with a weighted average exercise price of $28.70 and a weighted average remaining term of 2.9 years, 6,591,596 Service-based RSUs, and 6,579,134 Performance RSUs.

Subject to shareholder approval and as outlined in “Proposal 3—Approval of the 2016 Omnibus Incentive Plan,” the number of shares of our common stock that may be issued with respect to awards granted under the 2016 Omnibus Incentive Plan on or after December 31, 2015 is 48,000,000, subject to decrease and increase as described above under “Available Shares.” The 48,000,000 shares is inclusive of, and not incremental to, the 21,200,000 shares of common stock remaining available for future grants under the Amended and Restated 2013 Plan as of December 31, 2015. Upon the adoption of the 2016 Omnibus Incentive Plan by shareholders, options and awards may no longer be granted under the 2013 Plan.

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AUDIT COMMITTEE REPORT

The Audit Committee (“Committee”) is composed of four non-employee directors (through the date of this Report) and operates under a written charter adopted by the Board of Directors and last amended on December 10, 2014. The charter is available on Avon’s website at www.avoninvestor.com. The Committee reviews the charter and calendar annually and, together with the Board, amends the charter as appropriate to reflect the evolving role of the Committee. The Committee fulfilled its duties and responsibilities for 2015, as outlined in the charter, which include:

•	reviewing with management and the independent registered public accounting firm major issues regarding accounting principles and financial statement presentations;

•	reviewing with management and the independent registered public accounting firm the Company’s annual audited and quarterly consolidated financial statements and earnings press releases;

•	the appointment, compensation, retention, and oversight of the independent registered public accounting firm;

•	approving all audit services and all permitted non-audit services of the independent registered public accounting firm;

•	reviewing with management and the independent registered public accounting firm the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	oversight of the performance of the internal audit function;

•	oversight of compliance with legal and regulatory requirements, including reports to the Committee regarding the receipt, retention, and treatment of financial reporting and other compliance matters; and

•	oversight of risk management practices.

The Board has determined (through the date of this Report) that three of the Committee members (Mr. Noski, Mr. Cornwell and Ms. Hailey) are “audit committee financial experts” under the rules of the Securities and Exchange Commission (“SEC”) and that all of the Committee members are independent and financially literate under the listing standards of the New York Stock Exchange (“NYSE”). Further information regarding the composition and qualifications of the Committee following the investment in Avon by an affiliate of Cerberus Capital Management, L.P. is set forth under “Information Concerning the Board of Directors – Board Committees” on page 15.

Management has responsibility for the financial statements and the reporting process, including maintaining effective disclosure controls and procedures. Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of the Company’s internal control over financial reporting.

The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the annual financial statements prepared by management and providing their opinions, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles and as to the effectiveness of the Company’s internal control over financial reporting. In addition, PwC’s responsibility is to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and whether effective internal control over financial reporting was maintained in all material respects. It is not the duty of the Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In this context, the Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2015, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and PwC’s opinion regarding the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with management and PwC the matters required to be discussed by the rules of the NYSE, the SEC and the charter of the Committee, including the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees) issued by the Public Company Accounting Oversight Board (“PCAOB”). The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC its independence, including any relationships that may impact their objectivity and independence.

The Committee recognizes the importance of maintaining the independence of PwC. Consistent with its charter, the Committee has evaluated PwC’s qualifications, performance, and independence, including that of the lead audit partner. As part of the auditor engagement process, the Committee also considers whether to rotate the independent registered public accounting firm and leads the selection of the engagement audit partner, working with PwC, with input from management as more fully described in “Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm” on page 83. The Committee has established a policy pursuant to which all services, audit and non-audit, provided by PwC must be pre-approved by the Committee or one or more of its members.

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This policy prohibits PwC from providing non-audit services such as bookkeeping or financial systems design and implementation. The Company’s pre-approval policy is more fully described in Proposal 4 on page 83. The Committee has concluded that the provision of the non-audit services described in that section was compatible with maintaining the independence of PwC. In addition, the Committee discussed with PwC the overall scope and plans for their audit and reviewed the terms of PwC’s engagement letter. The Committee also reviewed the Company’s internal audit plan. The Committee meets periodically and reviews with the internal auditor and PwC, with and without members of management present, the results of their respective examinations, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the review and discussions described in this report, the members of the Committee recommended to the Board that the audited financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for 2015 filed with the SEC.

Audit Committee
Charles H. Noski, Chair
W. Don Cornwell
V. Ann Hailey Nancy Killefer February 29, 2016

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PROPOSAL 4— RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2016. PwC began auditing our accounts in 1989. If the appointment of PwC as our independent registered public accounting firm for the year 2016 is not ratified by shareholders, the Audit Committee will reconsider its appointment. A member of PwC will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires. In determining whether to reappoint PwC as our independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the breadth of experience and length of time PwC has been engaged, historical and recent performance on the Company’s audit, familiarity with our global operations and businesses, PwC’s independence, and an assessment of the professional qualifications and past performance of the lead audit partner and auditing team of PwC. Following this evaluation, the Audit Committee concluded that the selection of PwC as the independent registered public accounting firm for 2016 is in the best interest of the Company and its shareholders.

A new lead audit partner is designated at least every five years. In line with this, a new lead audit partner was designated for 2015. The process for selection of the Company’s lead audit partner involved interviews between the candidate and several members of the Audit Committee, including the Chair, and Avon financial management, as well as discussion by the full Committee and with management.

The Audit Committee has established a policy for the pre-approval of all audit and non-audit services by PwC, and the corresponding fees, which (i) strictly disallows any service that would be a prohibited service; (ii) allows audit, audit-related, and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allows other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee with subsequent approval by the Audit Committee. The Audit Committee has reviewed and approved the amount of fees paid to PwC for audit, audit-related, tax and other services, and concluded that the provision of services by PwC is compatible with the maintenance of their independence.

The following table sets forth the aggregate fees for professional services rendered for us by PwC, as of and for the fiscal years ended December 31, 2015 and December 31, 2014.

	2015	2014
	(in millions)
Audit Fees	$7.4	$8.3
Audit-Related Fees	0.1	0.1
Tax Fees	0.0	0.0
All Other Fees	0.0	0.0
Total	$7.5	$8.4

Audit Fees. These amounts represent the aggregate fees for professional services rendered by PwC for the audit of our annual financial statements for the fiscal years ended December 31, 2015 and December 31, 2014, the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and services related to statutory and regulatory filings and engagements for such fiscal years. For fiscal 2015, includes $0.4 million for which we anticipate reimbursement by the recently separated North America business.

Audit-Related Fees. These amounts represent the aggregate fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. For fiscal 2015 and 2014, the amount represents fees for audits of pension plans and other consultations regarding statutory reporting standards.

Tax Fees. There were no such amounts for tax services rendered by PwC in each of the last two fiscal years.

All Other Fees. These amounts represent the aggregate fees for other services rendered by PwC not included in any of the foregoing categories. For fiscal 2015 and 2014, all other fees were less than $50,000.

THE BOARD OF DIRECTORS RECOMMENDS that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2016.

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SOLICITING MATERIAL

The Compensation and Management Development Committee Report and the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 thereof. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference.

SOLICITATION OF PROXIES

We are making this solicitation of proxies on behalf of our Board of Directors and will pay the solicitation costs. Our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, we have retained Innisfree M&A Incorporated at a fee estimated to be approximately $20,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. We will reimburse brokers, fiduciaries, custodians, and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

If you are a shareholder and you wish to bring an item of business before the 2017 Annual Meeting (other than a proxy access nomination, which is described below), you must notify our Corporate Secretary in writing, at the address set forth in the Notice of Annual Meeting of Shareholders, after January 26, 2017 and on or before February 25, 2017. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2017 Annual Meeting, your proposal must be received by our Corporate Secretary on or before December 16, 2016. Your notice must pertain to a proper matter for shareholder action and must comply with our By-Laws and with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

In order to be properly brought before the 2017 Annual Meeting, a shareholder’s notice of nomination of one or more director candidates to be included in our Proxy Statement and proxy card pursuant to Section 14(b) of our By-Laws (a “proxy access nomination”) must be received by our Corporate Secretary in writing, at the address set forth in the Notice of Annual Meeting of Shareholders, no earlier than November 16, 2016 and no later than the close of business on December 16, 2016 (i.e., no earlier than the close of business on the 150th day and no later than the close of business on the 120th day prior to the first anniversary of the date our definitive Proxy Statement was first released to shareholders in connection with the preceding year’s annual meeting of shareholders). If the date of the 2017 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting is first made by the Company. To be in proper form, a shareholder’s notice for a proxy access nomination must include the information about the nominee or nominees specified in, and must otherwise comply with, our By-Laws.

A copy of the By-Law procedures is available upon written request to our Corporate Secretary.

INFORMATION REQUESTS

If you make a written request to the Investor Relations Department at Avon Products, Inc., 777 Third Avenue, New York, NY 10017 by mail or by fax to (646) 606-3302 (telephone number 212-282-5320), we will provide without charge a copy of our Annual Report on Form 10-K for 2015, as filed with the Securities and Exchange Commission. Our Annual Report on Form 10-K for 2015 is also available without charge on our investor website (www.avoninvestor.com).

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

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APPENDIX A

GAAP to Non-GAAP Reconciliation—Revenue % Change Excluding Liz Earle

	Twelve Months Ended December 31, 2015
		Constant $ revenue
		Year-over-Year Impact of:
	Revenue % change	C$ revenue % change	Liz Earle divestiture	C$ revenue % change, excluding Liz Earle divestiture
Total Avon	(19)%	2%	1 pt	3%

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APPENDIX B

AVON PRODUCTS, INC.

2016 OMNIBUS INCENTIVE PLAN

Section 1.  Purpose.

The purpose of the 2016 Omnibus Incentive Plan is to: (i) encourage share ownership and align compensation with performance results and shareholder interests, (ii) promote decision-making that is consistent with the long-term goals of the Corporation and its shareholders and (iii) provide competitive incentive compensation sufficient to attract, motivate and retain Key Employees and non-employee directors of the Corporation.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the respective meanings specified below.

a.    “Award” means an award granted pursuant to Section 4.

b.    “Award Agreement” means a document described in Section 6, setting forth the terms and conditions applicable to an Award granted to the applicable Participant.

c.    “Award Program” means a written program established by the Board of Directors, pursuant to which Awards are awarded under the Plan to non-employee directors under terms, conditions and restrictions set forth in such written program.

d.    “Board of Directors” or “Board” means the Board of Directors of the Corporation, as it may be comprised from time to time.

e.    “Cause” means, unless otherwise provided in an Award Agreement, the Participant’s:

(i)       continued failure to perform substantially his or her duties with the Corporation (other than any such failure resulting from a documented disability as defined by applicable law);

(ii)      willful failure to perform substantially his or her duties with the Corporation, or other willful conduct that is materially injurious to the Corporation, monetarily or otherwise;

(iii)     personal dishonesty in the performance of his or her duties;

(iv)     breach of fiduciary duty involving personal profit;

(v)      commission or conviction of a felony or a misdemeanor, or the entering of a plea of guilty or nolo contendere with respect to a felony or a misdemeanor (unless the Corporation determines that considering such circumstances is prohibited by applicable law);

(vi)     willful or significant violation of any Corporation rule or procedure, including without limitation, absenteeism, violation of safety rules or insubordination; or

(vii)    violation of the Corporation’s Code of Conduct;

provided, however, that if a Participant is party to an employment agreement with the Corporation that includes a definition of “Cause”, “Cause” shall have the meaning set forth in such agreement, unless otherwise provided therein. All determinations of whether any of the events above have occurred and/or whether “Cause” shall have occurred will be determined by the Committee in its sole discretion.

f.    “Change in Control” means any of the following:

(i)       any one person or more than one person acting as a group acquires ownership of shares of the Corporation that, together with the shares of the Corporation held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Corporation; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the shares of the Corporation, the acquisition of additional shares by the same person or persons shall not constitute a Change in Control under this clause (i) or clause (ii) of this definition. An increase in the percentage of shares of the Corporation owned by any one person or persons acting as a group as a result of a transaction in which the Corporation acquires its own shares in exchange for property will be treated as an acquisition of shares of the Corporation by such person or persons for purposes of this clause (i);

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(ii)      any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of shares of the Corporation having 30% or more of the total voting power of the shares of the Corporation; provided, however, that if any one person or more than one person acting as a group so acquires 30% or more of the total voting power of the shares of the Corporation, the acquisition of additional control of the Corporation by the same person or persons shall not constitute a Change in Control under clause (i) or (ii) of this definition;

(iii)     a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of such appointment or election; or

(iv)     any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions; provided, however, that a transfer of assets by the Corporation shall not be treated as a Change in Control if the assets are transferred to (A) a shareholder of the Corporation immediately before the asset transfer in exchange for or with respect to shares of the Corporation, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation, (C) a person or more than one person acting as a group that owns, directly or indirectly, shares of the Corporation having 50% or more of the total value or total voting power of all outstanding shares of the Corporation or (D) an entity, at least 50% of the total value or voting power of which is owned by a person or persons described in clause (C) above; and provided, further, that for purposes of clauses (A), (B), (C) and (D) above, a person’s status is determined immediately after the transfer of the assets. For purposes of this clause (iv), gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Solely with respect to any Award that constitutes “deferred compensation” subject to Code Section 409A and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Corporation as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Code Section 409A, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

g.    “Change in Control Good Reason” means, unless otherwise provided in an Award Agreement, employment agreement or a severance policy applicable to the relevant Participant, any of the following:

(i)       a material diminution in the Participant’s base compensation; or

(ii)      a material change in the geographic location at which the Participant must perform services.

For purposes of this definition, a Participant shall not be deemed to have incurred a termination of employment for a Change in Control Good Reason unless:

(i)       the condition constituting a Change in Control Good Reason occurs during the period commencing with the date of the Change in Control and ending on the second anniversary of the date of the Change in Control; and

(ii)      the Participant provides written notice to the Corporation of the existence of the condition constituting a Change in Control Good Reason within ninety (90) days of the initial existence of the condition constituting a Change in Control Good Reason and the Corporation or one of its affiliates is given thirty (30) days to cure such condition.

h.    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

i.    “Committee” means the Compensation and Management Development Committee of the Board or such other committee appointed by the Board to administer the Plan, (i) each member of which must be “independent” under the rules of the New York Stock Exchange, (ii) at least two members of which must satisfy the criteria for being an “outside director” for purposes of Code Section 162(m) and (iii) at least two members of which must satisfy the criteria for being a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act; provided that, with respect to Awards to non-employee directors under an Award Program, “Committee” means the Board or the Nominating and Corporate Governance Committee of the Board.

j.    “Corporation” means Avon Products, Inc. and any successor thereto.

k.    “Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

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l.    “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Corporation or, if applicable, any Subsidiary for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, “Disability” shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of a Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates. Subject to the approval of the Committee, a different definition of Disability may be applicable to a Participant employed outside of the United States of America who is subject to local disability laws and programs.

m.    “Eligible Person” means any Key Employee and any non-employee director of the Corporation.

n.    “Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

o.    “Fair Market Value” means the closing price of a share of Stock on the New York Stock Exchange, Inc. composite tape (or if the Stock is not then traded on the New York Stock Exchange, on the stock exchanges or over-the- counter market on which the Stock is principally trading) on the date of measurement and if there were no trades on the measurement date, on the day on which a trade occurred next preceding such measurement date; provided, however, that if the measurement date is a Sunday and the following Monday is a day on which trades occur, the closing price of a share of Stock on such Monday shall be used.

p.    “Incentive Stock Option” means an Option (or an option to purchase Stock granted pursuant to any other plan of the Corporation or a Subsidiary) intended to comply with Code Section 422.

q.    “Key Employee” means any person, including an officer, in the employment of the Corporation or a Subsidiary who, in the opinion of the Committee, is or is expected to be responsible for the management, growth or protection of some part or aspect of the business of the Corporation and its Subsidiaries or who makes, or is expected to make, a contribution to the Corporation and its Subsidiaries.

r.    “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

s.    “Option” means an option to purchase Stock granted pursuant to Section 4a.

t.    “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Corporation or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

u.    “Participant” means any Eligible Person who has been granted an Award.

v.    “Performance Award” means any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Section 4e.

w.    “Performance Cash” shall mean any cash incentive payment, granted pursuant to Section 4e payable to the applicable Participant upon the achievement of such performance goals as the Committee shall establish.

x.    “Performance Measures” means the criteria established by the Committee, on a consolidated basis, on the basis of a Subsidiary, business unit or geographically based unit or relative to one or more peer group companies or indices, which can be expressed either in terms of specified levels of, rates of change or relative changes in, one or more of the following performance measures: (a) share price; (b) earnings per share, diluted or basic; (c) return to shareholders (including dividends); (d) revenues; (e) sales by category or brand; (f) active representatives; (g) sales representatives; (h) ending representatives; (i) units sold; (j) customers; (k) sales representative productivity; (l) earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis ; (m) operating income or operating profit; (n) net income; (o) gross margin; (p) operating margin; (q) economic profit; (r) cash flows from operations, free cash flow, cash flow return on capital, working capital; (s) market share; (t) inventory levels; (u) inventory days outstanding; (v) order fill rate; (w) size of line in total or by category or type; (x) advertising, brand and product innovation; (y) research and development; (z) costs; (aa) capital expenditures; (bb) working capital; (cc) accounts receivable; (dd) days sales outstanding; (ee) period overhead; (ff) sales representative satisfaction; or (gg) return on investment, assets, equity or capital (total or invested).

The preceding criteria shall be determined in accordance with generally accepted accounting principles to the extent applicable or be subject to adjustments as may be specified by the Committee including for (a) discontinued operations; (b) acquisitions and mergers; (c) divestitures, including exits of markets and/or categories; (d) cumulative effect of changes in accounting rules and methods and tax laws; (e) impairment or disposal losses; (f) restructuring costs; (g) pension expense or contribution in excess of operating budget; (h) business losses from economic, political and legal changes; (i) retained and uninsured losses from natural disaster or catastrophe; (j) currency fluctuations or devaluations; (k) significant litigation or claim judgments or settlements; (l) debt refinancing costs or gains, including related bank and legal fees and costs to unwind existing

B-3

structure; (m) other extraordinary, unusual, infrequently occurring and/or nonrecurring events; (n) an event either not directly related to the operations of the Corporation, Subsidiary, division, business segment or business unit or not within the reasonable control of management; or (o) a change in the fiscal year of the Corporation (the “Performance Measure Adjustments”).

To the extent an Award is determined by the Committee to be subject to Section 4h, the Committee shall, within the first ninety (90) days of a Performance Period (or, within any other maximum period allowed under Code Section 162(m)), define in an objective fashion the manner of calculating the Performance Measures it selects to use for such Performance Period, including any adjustments which shall be applied in accordance with the preceding paragraph.

y.    “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

z.    “Performance Share” shall mean any grant pursuant to Section 4e of a share of Stock or unit valued by reference to a designated number of shares of Stock, which may be issued or paid to the applicable Participant upon achievement of such performance goals as the Committee shall establish.

aa.  “Performance Unit” shall mean any grant pursuant to Section 4e of a unit valued by reference to a designated amount of cash or property other than shares of Stock, which value may be paid to the applicable Participant upon achievement of such performance goals as the Committee shall establish.

bb.  “Plan” means this 2016 Omnibus Incentive Plan as adopted by the Corporation, as amended from time to time.

cc.  “Prior Plan” means the Corporation’s 2013 Stock Incentive Plan, 2010 Stock Incentive Plan and 2005 Stock Incentive Plan, in each case as amended from time to time.

dd.  “Restricted Stock” means an Award granted pursuant to Section 4c.

ee.  “Retirement” means a Participant’s Separation from Service with the Corporation or a Subsidiary on or after (i) the Participant’s attainment of his 55th birthday and completion of ten years of service with the Corporation or a Subsidiary; (ii) the Participant’s attainment of his 60th birthday and the completion of five years of service with the Corporation or Subsidiary; (iii) the Participant’s 65th birthday; or (iv) the date the Participant is eligible for early or normal retirement under any retirement plan of the Corporation or a Subsidiary that applies to such Participant. Subject to the approval of the Committee, a different definition of Retirement may be applicable to a Participant employed outside of the United States of America who is subject to local retirement laws and programs.

ff.    “SAR” means a stock appreciation right granted pursuant to Section 4b.

gg.  “Separation from Service” has the meaning set forth in Code Section 409A.

hh.  “Stock” means shares of common stock, par value $.25 per share, of the Corporation or any security of the Corporation issued in substitution, exchange or lieu thereof.

ii.    “Stock Units” means an Award granted pursuant to Section 4d.

jj.    “Subsidiary” means (i) any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity; and (ii) any corporation or other entity in which the Corporation has a significant equity interest and which the Committee has determined to be considered a Subsidiary for purposes of the Plan. Notwithstanding the foregoing, with respect to an Award that is subject to the rules of Code Section 409A, for purposes of determining whether an Eligible Person has had a Separation from Service under Section 10f, a Subsidiary means any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity.

Section 3.  Eligibility.

The Committee may grant one or more Awards to any Eligible Person designated by it to receive an Award.

Section 4.  Awards.

The Committee may grant any one or more of the following types of Awards, and any such Award may be granted singly, in combination or in tandem:

a.    Options. An Option is an option to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine, including any performance measures that must be satisfied as a condition to vesting or payment, consistent with the provisions of the Plan, including the following:

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(i)       The exercise price of an Option shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Corporation as a result of a merger, consolidation, acquisition or other corporate transaction involving the Corporation. No Option may be exercisable more than 10 years after the date the Option is granted. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) the exercise of the Option is prohibited by applicable law, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition.

(ii)      The exercise price of an Option shall be paid in full upon exercise in any form or manner authorized by the Committee in an Award Agreement or Award Program, including, but not limited to, cash or, if the Award Agreement or Award Program provides, (A) by delivery to the Corporation of shares of Stock held by the Participant (which may include an attestation of ownership of such shares of Stock); or (B) in a cashless exercise through a broker, by withholding shares of Stock for which the Option is exercisable valued at the Fair Market Value on the date of exercise or similar arrangement. Any Stock accepted in payment of the exercise price of an Option shall be valued at its Fair Market Value on the date of exercise.

(iii)     No fractional shares of Stock will be issued or accepted. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Option as it deems desirable.

(iv)     Incentive Stock Options shall be subject to the following additional provisions:

A.    No grant of Incentive Stock Options to any one Eligible Person shall cover a number of shares of Stock whose aggregate Fair Market Value (determined on the date the Option is granted), together with the aggregate Fair Market Value (determined on the respective date of grant of any Incentive Stock Option) of the shares of Stock covered by any Incentive Stock Options which have been previously granted under the Plan or any other plan of the Corporation or any Subsidiary and which are exercisable for the first time during the same calendar year, exceeds $100,000 (or such other amount as may be fixed as the maximum amount permitted by Code Section 422(d)); provided, however, that if the limitation is exceeded, the Incentive Stock Options in excess of such limitation shall be treated as Non-Qualified Stock Options.

B.    No Incentive Stock Option may be granted to an Eligible Person who on the date of grant is not an employee of the Corporation or a corporation that is a subsidiary of the Corporation within the meaning of Code Section 424(f).

C.    Incentive Stock Options granted to an Eligible Person who is an Over 10% Owner shall have an exercise price that is at least 110% of the Fair Market Value on the date the Option is granted and shall not be exercisable more than 5 years after the date the Incentive Stock Options are granted.

(v)      Subject to Sections 6 and 9, unless otherwise determined by the Committee or provided for in the Award Agreement or Award Program, upon a Participant’s Separation from Service with the Corporation or a Subsidiary for any reason, all unvested Options and SARs shall be forfeited by the Participant.

b.    Stock Appreciation Rights (SARs). A SAR is the right to receive a payment measured by the excess of the Fair Market Value of a specified number of shares of Stock on the date on which the Participant exercises the SAR over the grant price of the SAR determined by the Committee. The grant price of a SAR shall not be less than 100% of the Fair Market Value of the Stock on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Corporation as a result of a merger, consolidation, acquisition or other corporate transaction involving the Corporation. SARs may be (i) freestanding SARs or (ii) tandem SARs granted in conjunction with an Option, either at the time of grant of the Option or at a later date, and exercisable at the Participant’s election instead of all or any part of the related Option. To the extent an Option is exercised in whole or in part, any tandem SAR granted in conjunction with such Option (or part thereof) shall terminate and cease to be exercisable. To the extent a tandem SAR is exercised in whole or in part, the Option (or part thereof) in conjunction with which such tandem SAR was granted shall terminate and cease to be exercisable. The payment to which the Participant is entitled on exercise of a SAR may be in cash, in Stock valued at Fair Market Value on the date of exercise or partly in cash and partly in Stock, as provided in the Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine. No SAR may be exercisable more than 10 years after the date the SAR is granted. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR the exercise of the SAR is prohibited by applicable law, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition. At the time of the grant, the Committee shall determine, consistent with the provisions of the Plan, the factors which will govern the SARs, including, at the discretion of the Committee, any performance measures that must be satisfied as a condition of vesting or payment.

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c.    Restricted Stock.

(i)       Restricted Stock is an Award of Stock that is issued to a Participant subject to restrictions on transfer (including forfeiture) and such other restrictions on incidents of ownership as the Committee may determine. At the time of the grant, the Committee shall determine, consistent with the provisions of the Plan, the factors which will govern the Restricted Stock, including, at the discretion of the Committee, any performance measures that must be satisfied as a condition to vesting or payment. Subject to the specified restrictions, the Participant as owner of those shares of Restricted Stock shall have the rights of the holder thereof, except that the Committee may provide at the time of the Award that any dividends or other distributions paid with respect to that Stock while subject to those restrictions shall be accumulated, with or without interest, or reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Corporation’s sole discretion, shall be held in book entry form subject to the Corporation’s instructions or shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Corporation until the restrictions on those shares of Restricted Stock lapse.

(ii) Subject to Sections 6 and 9, unless otherwise determined by the Committee or provided for in an Award Agreement or Award Program, upon a Participant’s Separation from Service with the Corporation or a Subsidiary for any reason during the applicable restriction period, all unvested shares of Restricted Stock shall be forfeited by the Participant.

d.    Stock Units.

(i)       A Stock Unit is an Award that entitles the Participant to receive at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of stock at the end of a specified period. Stock Units containing performance measures or other restrictions, including but not limited to the continued employment or service of the Participant with the Corporation or a Subsidiary during a restricted period set forth in an Award Agreement, may be designated as Restricted Stock Units.

(ii)      Payment in respect of Stock Units may be made by the Corporation in cash, in Stock valued at Fair Market Value on the date of settlement or partly in cash and partly in Stock, as provided in the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

(iii)     Subject to Sections 6 and 9, unless otherwise determined by the Committee or provided for in an Award Agreement or Award Program, upon a Participant’s Separation from Service with the Corporation or a Subsidiary for any reason during the applicable restriction period, all unvested Restricted Stock Units shall be forfeited by the Participant.

e.    Performance Awards.

(i)       Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the performance measures or such other criteria as determined by the Committee in its discretion and set forth in an Award Agreement.

(ii)      The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Performance Awards may be paid in cash, shares of Stock, other property, or any combination thereof, in the sole discretion of the Committee. The amount of the Award to be distributed shall be conclusively determined by the Committee.

(iii)     Subject to Sections 6 and 9, unless otherwise determined by the Committee or provided for in an Award Agreement or Award Program, upon a Participant’s Separation from Service with the Corporation or a Subsidiary for any reason during the applicable performance period, all unvested Performance Awards shall be forfeited by the Participant.

f.    Other Stock-Based Awards. The Committee may grant other Awards under the Plan pursuant to which shares of Stock are or may in the future be acquired. Such other Awards may be granted alone, in addition to or in tandem with any Award of any type granted under the Plan and must be consistent with the purpose of the Plan. At the time of the grant, the Committee shall determine the factors which will govern the Other Stock-Based Awards, including, at the discretion of the Committee, any performance measures that must be satisfied as a condition to payment.

g.    Dividend Equivalents. Any Awards (other than Awards of Options, SARs or Restricted Stock) under the Plan may, in the discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Stock, the Participant may be credited with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of Stock covered by such Award had such covered shares been issued and

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outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment and payment contingencies of such dividend equivalents, as it deems are appropriate or necessary. Dividend equivalents shall not be paid with respect to forfeitable Performance Awards, but may be accumulated and paid upon payment of the vested Performance Awards (subject to the attainment of performance goals).

h.    Code Section 162(m) Provisions.

(i)       Notwithstanding any other provision of the Plan, if the Committee determines, at the time a Restricted Stock Award, a Stock Unit Award, a Performance Award or an Other Stock-Based Award is granted to a Participant, that such Participant is or may be, in respect of the tax year in which the Corporation would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may, but need not, provide that this Section 4h is applicable to such Award; provided that the limits under Section 4(h)(iii) below shall be applicable to all Participants with respect to each fiscal year (whether or not a Covered Employee with respect to the applicable tax year).

(ii)      Any Award (other than Options and SARs) to which this Section 4h applies shall be earned only upon the attainment of a specified level of one or more Performance Measures established by the Committee within the time limits described in the last paragraph of the definition of “Performance Measures.”

(iii)     Subject to adjustment as provided in Section 9, the following limits will apply to Awards of the specified type granted to any one Participant in any single fiscal year:

(x)    Appreciation Awards — Options and SARs: 2,500,000 shares;

(y)    Full Value Awards — Restricted Stock, Stock Units, Performance Awards and/or Other Stock-Based Awards that are denominated in shares of Stock: 2,500,000 shares; and

(z)    Cash Awards — Performance Awards that are denominated in cash: $10,000,000.

In applying the foregoing limits, (a) all Awards of the specified type granted to the same Participant in the same fiscal year will be aggregated and made subject to the applicable limit; (b) the limits applicable to Options and Share Appreciation Rights refer to the number of shares of Stock subject to those Awards; (c) the share limit under clause (y) refers to the maximum number of shares of Stock that may be delivered under an Award or Awards of the type specified in clause (y) assuming a maximum payout; and (d) the dollar limit under clause (z) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (z) assuming a maximum payout.

(iii)     Notwithstanding any provision of the Plan, with respect to any Award that is subject to this Section 4h, (i) the Committee may adjust downwards, but not upwards, the amount payable pursuant to the Award on account of the attainment of the applicable Performance Measures, (ii) the Committee may not waive the achievement of the applicable Performance Measures except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances, and (iii) the Committee must certify, in writing, the level of the attainment of the applicable Performance Measures before payment in respect of the Award is made.

(iv)     The Committee shall have the power to impose such other restrictions on Awards subject to this Section 4h as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m).

(v)      Notwithstanding anything in the Plan to the contrary, (i) if the Committee determines that a Participant who has been granted an Award designated as subject to this Section 4h is not (or is no longer) a Covered Employee, the terms and conditions of such Award may be modified without regard to any restrictions or limitations set forth in this Section 4h (but subject otherwise to the provisions of Section 7 of the Plan), and (ii) the Committee may, in its sole discretion, make such post-grant adjustments to Awards originally designated as subject to this Section 4h in a manner which could or would cause such Awards to cease to satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m); provided that no such adjustment may increase the amount of compensation payable that would otherwise be due upon the attainment of the applicable Performance Measure.

i.    Treatment of Awards upon Separation from Service. Subject to Sections 6 and 9, any Award held by a Participant who has incurred a Separation from Service with the Corporation or a Subsidiary may be cancelled, accelerated, paid or continued, as provided in the Plan or the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Separation from Service or such other factors as the Committee determines are relevant to its decision to continue the Award.

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j.    Clawback/Forfeiture of Shares. Notwithstanding any vesting schedule set forth in any Award Agreement or Award Program, in the event that the Committee determines that a Participant violated a noncompetition, nondisclosure or nonsolicitation agreement as set forth in the Award Agreement or Award Program, all Awards and shares of Stock issued to the Participant pursuant to the Plan shall be forfeited. In addition, Awards and shares of Stock issued pursuant to the Plan are also subject to forfeiture and/or recoupment in the event that a Participant has engaged in misconduct, including (i) a serious violation of the Corporation’s Code of Conduct or (ii) a violation of law within the scope of employment with the Corporation. In all of the above circumstances, the Committee may require the cancellation of outstanding Awards and/or reimbursement of any gains realized on the exercise, settlement, vesting or sale of equity awards held by a Participant, provided, however, that the Corporation shall return to the Participant the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder; and provided, further, that if the Participant no longer holds shares of Stock issued to such Participant pursuant to the Plan, the Participant shall pay to the Corporation the excess of the Fair Market Value of any such shares of Stock on the date such shares of Stock were issued to the Participant pursuant to the Plan over any consideration paid by the Participant in exchange for such shares of Stock. For those Participants who are subject to the Corporation’s Compensation Recoupment Policy, Awards and shares of Stock issued to such Participants pursuant to the Plan are also subject to the Compensation Recoupment Policy.

k.    Repricings. Repricing of Options and SARs shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its exercise price or grant price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; (C) canceling an Option or SAR at a time when its exercise price or grant price is equal to or more than the fair market value of the underlying stock in exchange for another Option, SAR, Restricted Stock or other equity award; and (D) repurchasing for cash an Option or SAR at a time when its exercise price or grant price is equal to or more than the fair market value of the underlying stock, unless the change, other action or cancellation, exchange or repurchase occurs in connection with an event set forth in Section 9. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

Section 5.  Stock Available under Plan.

a.    Subject to the adjustment provisions of Section 9, the total number of shares of Stock that may be made subject to Awards under the Plan is 48,000,000 shares of Stock, less one (1) share for every one (1) share that was subject to an option or stock appreciation right granted after December 31, 2015 under any Prior Plan and 2.4 shares for every one (1) share that was subject to an award other than an option or stock appreciation right granted after December 31, 2015 under any Prior Plan. Any shares of Stock that are subject to Options or SARs shall be counted against this limit as one (1) share for every one (1) share granted, and any shares of Stock that are subject to Awards other than Options or SARs shall be counted against this limit as 2.4 shares for every one (1) Share granted. In addition, the maximum number of shares under the Plan that may be made subject to Incentive Stock Options is 48,000,000. After the effective date of the Plan (as provided in Section 10o), no awards may be granted under any Prior Plan, but awards outstanding thereunder as of such effective date shall remain outstanding in accordance with their existing terms.

b.    If (i) any shares of Stock subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2015 any shares of Stock subject to an award under any Prior Plan are forfeited, an award under any Prior Plan expires or is settled for cash (in whole or in part), then in each such case the shares of Stock subject to such Award or award under any Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares available for Awards under the Plan, in accordance with Section 5d below. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after December 31, 2015, an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of shares of Stock (either actually or by attestation) or by the withholding of shares of Stock by the Corporation, the shares so tendered or withheld shall be added to the shares available for Awards under the Plan in accordance with Section 5d below. Awards that will be mandatorily settled solely in cash shall not reduce the shares authorized for grant under paragraph (a) of this Section.

c.    Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under paragraph (a) of this Section: (i) shares tendered by the Participant or withheld by the Corporation in payment of the purchase price of an Option or, after December 31, 2015, an option under any Prior Plan, (ii) shares tendered by the Participant or withheld by the Corporation to satisfy any tax withholding obligation with respect to Options or SARs or, after December 31, 2015, options or stock appreciation rights under any Prior Plan, (iii) shares subject to a SAR or, after December 31, 2015, a stock appreciation right under any Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Corporation on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2015, options under any Prior Plan.

d.    Any shares of Stock that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) share for every one (1) share subject to Options or SARs granted under the Plan or options or stock appreciation rights granted under any Prior Plan, and (ii) as 2.4 shares for every one (1) share subject to Awards other than Options or SARs granted under the Plan or awards other than options or stock appreciation rights granted under any Prior Plan.

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e.    In the event that the Corporation or its Subsidiaries makes an acquisition or is a party to a merger or consolidation and the Corporation assumes the options or other awards consistent with the purpose of the Plan of the entity acquired, merged or consolidated which are administered pursuant to the Plan, shares of Stock subject to the assumed options or other awards shall not count as part of the total number of shares of Stock that may be made subject to Awards under the Plan. Additionally, in the event that an entity acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Corporation and its Subsidiaries prior to such acquisition or combination.

f.    Any shares of Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

g.    Notwithstanding anything to the contrary, the maximum number of shares of Stock subject to Awards granted during a single fiscal year to any non-employee director, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

Section 6.  Award Agreements and Award Programs.

Each Award under the Plan shall be evidenced by an Award Agreement (and/or any related administrative guidelines) or Award Program. Each Award Agreement or Award Program shall set forth the terms and conditions applicable to the Award, including but not limited to provisions for (i) the time at which the Award becomes exercisable or otherwise becomes nonforfeitable; (ii) the treatment of the Award in the event of the termination of a Participant’s status as an Eligible Person; and (iii) any special provisions applicable in the event of an occurrence of a Change in Control, as determined by the Committee consistent with the provisions of the Plan. Notwithstanding any other provision of this Plan to the contrary, except with respect to 5% of the shares of Stock that may be made subject to Awards under the Plan, no Options or SARs shall become exercisable or otherwise nonforfeitable unless the Option or SAR has been outstanding for a minimum period of one year from its date of grant; provided that the Committee shall have discretion to accelerate the exercisability or nonforfeitability of any Award including (i) upon the death, Disability, Retirement or Separation from Service without Cause of the Participant or (ii) as otherwise specified in Section 9 of the Plan.

Section 7.  Amendment and Termination.

a.    The Board of Directors shall have the power to amend the Plan, including the power to change the amount of the aggregate Fair Market Value of the shares of Stock subject to Incentive Stock Options first exercisable in any calendar year under Section 4a(iv)(A) to the extent provided in Code Section 422, or any successor provision. It shall not, however, except as otherwise provided in the Plan, without approval of the shareholders of the Corporation, increase the maximum number of shares of Stock available for Awards under the Plan, nor change the class of Eligible Persons, nor reduce the basis upon which the minimum Option exercise price or SAR grant price is determined, nor amend Section 4k, nor extend the period within which Awards under the Plan may be granted, nor provide for an Option or SAR that is exercisable more than ten years from the date it is granted, nor otherwise amend the Plan without shareholder approval if shareholder approval is required by applicable law. The Board of Directors shall have no power to change the terms of any Award theretofore granted under the Plan so as to materially impair the rights of a Participant without the consent of the Participant whose rights would be affected by such change except to the extent, if any, provided in the Plan or in the Award Agreement or Award Program.

b.    The Board of Directors may suspend or terminate the Plan at any time. No such suspension or termination shall affect Awards then in effect.

Section 8.  Administration.

a.    The Plan and all Awards shall be administered by the Committee. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Eligible Persons who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. The Committee may delegate the approval of certain transactions to subcommittees consisting solely of members of the Committee who are (i) “outside directors” for purposes of Code Section 162(m) or (ii) “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

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b.    The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

c.    The Corporation shall pay all reasonable expenses of administering the Plan, including but not limited to the payment of professional fees.

d.    It is the intent of the Corporation that the Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be officers or directors of the Corporation subject to Section 16 of the Exchange Act, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act. If any provision of the Plan, any Award Agreement or any Award Program would otherwise frustrate or conflict with the intent expressed in this Section 8d, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as to such officers, directors or Covered Employees, as applicable.

e.    The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

f.    The Committee may delegate to a director (or committee thereof) or an executive officer of the Corporation the right to designate Key Employees (other than the delegate, Covered Employees and directors and officers of the Corporation subject to Section 16 of the Exchange Act) to be granted Awards and the number of shares of Stock or other amount subject to Awards granted to each such Key Employee, subject to the terms and conditions of the Plan and such other terms and conditions that may be determined by the Committee.

Section 9.  Adjustment Provisions.

a.    In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, spinoff, merger or consolidation (whether or not the Corporation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, outstanding Awards, Award Agreements and Award Programs and make such equitable adjustments and take actions thereunder as applicable under the circumstances. Such equitable adjustments as they relate to outstanding Awards shall be required to ensure that the intrinsic value of each outstanding award immediately after any of the aforementioned changes in, or affecting the shares of Stock, is equal to the intrinsic value of each outstanding Award immediately prior to any of the aforementioned changes. Such amendments, adjustments and actions shall include, as applicable, (i) changes in the number of shares of Stock (or amount of other property) then remaining subject to the Plan, (ii) the number of shares of Stock then remaining subject to Awards of Stock and Stock Units (including Restricted Stock, Restricted Stock Units and Performance Awards) or subject to Awards of Options and SARs under the Plan and the Option or SAR exercise price per share of Stock (or other property), (iii) the maximum number of shares that may be granted or delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, and (iv) the terms of any outstanding Award, including, without limitation, any applicable performance measures.

b.    The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in its capital or business structure, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

c.    In the event of a Change in Control, upon an agreement or agreements approved by the Board of Directors with the prospective new owner of the Corporation, or the surviving entity of any merger or other business combination, the new owner or surviving entity, as the case may be, shall adopt and assume the Plan and maintain it with respect to all outstanding Awards, adopt outstanding Award Agreements and Award Programs, and continue in effect their respective terms. The adoption and assumption may provide for the substitution of shares of the new owner or surviving entity or its parent company for Stock underlying the Awards; provided, however, that equitable adjustments shall be made to reflect the relative value of the Stock prior to and following the Change in Control. The new owner of the Corporation or the surviving entity of any merger or other business combination or its parent company shall comply with any agreement or agreements to grant new stock-based awards in substitution for unexercised Awards granted by the Plan. For the avoidance of doubt, each such assumed or substituted award under this Section 9c shall (i) have a value not less than the value as of the time of the Change in Control of the Awards that they are replacing and (ii) provide rights and entitlements substantially equivalent to or more favorable than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule.

d.    Except as otherwise provided in a Participant’s employment agreement with the Corporation or in an Award Agreement or Award Program, if (i) a Change in Control occurs and (ii) all Awards that are outstanding continue to be

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exercisable for, or payable in, Stock (or cash, in the case of any outstanding cash-denominated Awards) or have been assumed or substituted with comparable awards by the new owner or surviving entity of the Corporation or its parent company, and (iii) within two years of such Change in Control a Participant incurs a Separation from Service as provided in Code Section 409A due to (A) death or Disability, (B) the Participant incurring a Change in Control Good Reason, or (C) involuntary Separation from Service by the Corporation other than for Cause, then (w) any Options and SARs, and assumed or substituted awards of options and stock appreciation rights, will become vested and exercisable, (x) all restrictions on Restricted Stock and any assumed or substituted awards of restricted stock will lapse, (y) all Stock Units and Other Stock-Based awards (and assumed or substituted stock unit and other stock-based awards) will become fully vested and shall (unless otherwise provided by the Committee to avoid tax penalties under Section 409A or similar legal penalty) be paid out on the payment date set forth in the terms thereof, and (z) all Performance Awards and assumed or substituted performance awards will become fully vested and shall (unless otherwise provided by the Committee to avoid tax penalties under Section 409A or similar legal penalty) be paid out on the payment date set forth in the terms thereof, but the payout shall be calculated as if the applicable performance measures had been achieved at target.

e.    Except as otherwise provided in a Participant’s employment agreement with the Corporation or in an Award Agreement or Award Program, if (i) a Change in Control occurs and (ii) Awards that are outstanding have not been assumed or substituted with comparable awards by the new owner or surviving entity of the Corporation or its parent company and Stock is not available into which the Awards may be exercised or for delivery in satisfaction of the Awards, then awards shall be fully vested and paid on the basis of the Fair Market Value of the Stock on the effective date of the Change in Control (the “Cash-out Price”) as follows: (A) for Options, the spread, if any, between the Cash-out Price and the exercise price of the Option multiplied by the number of shares of Stock payable in respect of such Awards, (B) for SARs, the spread, if any between the Cash-out Price and the grant price of the SAR, (C) for Stock Units and Other Stock-Based Awards, the Cash-out Price to be paid within 60 days after the Change in Control, (D) for Stock-denominated Performance Awards, the Cash-out Price to be paid within 60 days after the Change in Control (unless otherwise provided by the Committee to avoid tax penalties under Section 409A or similar legal penalty), multiplied by a number of shares of Stock payable in respect of such Awards, which number of shares of Stock shall be calculated as if the applicable performance measures had been achieved at target, and (E) for cash-denominated Performance Awards, the cash amount to be paid within 60 days after the Change in Control (unless otherwise provided by the Committee to avoid tax penalties under Section 409A or similar legal penalty), with the value calculated as if the applicable performance measures had been achieved at target. Any outstanding Options or SARs with an exercise price that is less than the Fair Market Value of the Stock on the effective date of the Change in Control shall be cancelled.

f.    To the extent that any Award is subject to Code Section 409A and is payable upon a Separation from Service, then, notwithstanding any other provision in the Plan to the contrary, the Award will not be paid to the Participant during the six-month period immediately following the Participant’s Separation from Service if the Participant is then deemed to be a “specified employee” (as that term is defined in Code Section 409A and determined pursuant to procedures and elections made by the Corporation). The Award shall instead be paid, unless another payment date is provided pursuant to other provisions of the Plan, on the first day of the seventh month following such Separation from Service. This Section 9f will cease to be applicable in the event of and following the Participant’s death.

Section 10.  Miscellaneous.

a.    Transferability.  Except as otherwise provided by the Committee, no Award shall be transferable or assignable except (i) by will or by the laws of descent and distribution or (ii) with respect to Non-Qualified Stock Options, pursuant to a domestic relations order or by gift to a family member of the Participant to the extent permitted in the applicable Award Agreement or Award Program, or as approved by the Committee; provided, however, that under no circumstances shall an Award be transferable or assignable for value or consideration to the Participant. During the lifetime of the Participant, an Option shall be exercisable only by the Participant unless it has been transferred pursuant to a domestic relations order or by gift to a family member of the Participant, in which case it shall be exercisable only by such transferee and in accordance with the applicable Award Agreement. For the purpose of this provision, a “family member” shall have the meaning set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended.

b.    Other Payments or Awards.  Nothing contained in the Plan shall be deemed in any way to limit or restrict the Corporation or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

c.    Payments to Other Persons.  If payments are legally required to be made to any person other than the person to whom any amount is made available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability of the Corporation and its Subsidiaries hereunder.

d.    Unfunded Plan.  The Plan shall be unfunded. No provision of the Plan, any Award Agreement or any Award Program shall require the Corporation or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Corporation or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation or a Subsidiary.

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e.    Limits of Liability.  Any liability of the Corporation or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement or Award Program applicable to such Award. Neither the Corporation or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

f.    Rights of Eligible Persons.  Status as an Eligible Person shall not be construed as a commitment that any Award shall be made under the Plan to such Eligible Person or to Eligible Persons generally. Nothing contained in the Plan, in any Award Agreement or in any Award Program shall confer upon any Eligible Person or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause. A transfer of an Eligible Person from the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another, duly authorized by the Corporation, shall not be deemed a Separation from Service or other termination of employment or other service.

g.    No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Corporation or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. Such actions may include, without limitation, suspension of the vesting or payment relating to any outstanding Awards pending the outcome of an internal or external investigation involving a Participant or any cancellation or recoupment of an Award or shares of Stock pursuant to Section 4j above. No employee, Participant or other person shall have any claim against the Corporation or any of its subsidiaries or Affiliates as a result of any such action.

h.    Nothing in this Plan precludes an award being made in part pursuant to this Plan and in part (or in part under some circumstances) as a cash award pursuant to the Avon Products, Inc. 2013-2017 Executive Incentive Plan or any successor thereto.

i.    Rights as a Shareholder.  A Participant shall have no rights as a shareholder with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 4g or 9, no adjustment to an Award shall be made for dividends or other rights, unless the Award Agreement or the Award Program specifically requires such adjustment.

j.    Withholding.  The Corporation shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign governments. Whenever the Corporation proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting or payment of any Award of Stock, the Corporation shall have the right to require the recipient to remit to the Corporation an amount sufficient to satisfy any United States federal, state, local or foreign withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting or payment of such Award of Stock. Unless otherwise provided by the Committee, a Participant may pay the withholding tax in cash, or may elect to have the number of shares of Stock such Participant is to receive reduced by the nearest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the exercise or delivery date, is sufficient to satisfy the applicable United States federal, state, local or foreign withholding taxes arising from the exercise or payment of an Award (such withholding to be at a rate as will not cause adverse accounting consequences for the Corporation and is permitted under applicable withholding rules of the relevant taxing authority).

k.    Foreign Participants.  In order to facilitate the making of any Award under the Plan, the Committee may provide for such special terms for Awards to Participants who are nationals and/or tax residents of a jurisdiction other than the United States of America, or who are employed outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom of a jurisdiction outside of the United States of America.

l.    Invalidity.  If any term or provision contained herein, in any Award Agreement or in any Award Program shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

m.  Applicable Law.  The Plan, the Award Agreements, the Award Programs and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof.

n.    Compliance with Laws.  Notwithstanding anything contained herein, in any Award Agreement or in any Award Program to the contrary, the Corporation shall not be required to sell, issue or deliver shares of Stock hereunder or thereunder if the sale, issuance or delivery thereof would constitute a violation by the Participant or the Corporation of any provisions of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance the Corporation may require such agreements or undertakings, if any, as the Corporation may deem necessary or advisable to assure compliance with any such law or regulation, including but not limited to Code Section 409A. To the extent that any Award under this Plan is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m) or is

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subject to Code Section 409A, any provision, application or interpretation of the Plan shall be in a manner that complies with Code Section 162(m) or Code Section 409A, as applicable, as determined by the Board in its sole discretion.

o.    Effective Date and Term.  The Plan was adopted by the Board of Directors on April 5, 2016 and shall become effective on May 26, 2016, which is the date the Plan is approved by the shareholders of the Corporation, and no Award may be awarded under the Plan after the tenth anniversary of such effective date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy card, you may choose one of the voting methods outlined below to vote.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 A.M. New York Time, on May 26, 2016 (except as otherwise set forth on the reverse side of this card.)
Vote by Internet
• Go to www.envisionreports.com/avp
• Or scan the QR code with your smartphone.
• Follow the steps outlined on the secure website.
Vote by telephone

• Within the USA, US territories & Canada, call toll free 1-800-652-VOTE
(8683) on a touch tone telephone.  There is NO CHARGE to you for the call.

• Outside the USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals
The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of Directors:	01 - W. Don Cornwell	02 - Nancy Killefer	03 - Susan J. Kropf	04 - Helen McCluskey
		05 - Sheri McCoy	06 - Charles H. Noski	07 - Cathy D. Ross

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.
		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote to approve executive compensation.	☐	☐	☐	3.	Approval of 2016 Omnibus Incentive Plan.	☐	☐	☐
4.	Ratification of the appointment of independent registered public accounting firm.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon’s 2016 Annual Meeting Proxy Statement and the Annual Report.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST SIGN ABOVE.

Admission Ticket

(If you plan to attend the Annual Meeting, bring this Admission Ticket with you)

Avon Products, Inc. Annual Meeting of Shareholders

Thursday, May 26, 2016 at 9:00 A.M.

W New York Hotel

541 Lexington Avenue

New York, NY 10022

Great Room 2

For transportation directions, please go to:

http://www.avoncompany.com/investor/annualmeeting/directions.pdf

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2016.

Our Proxy Statement for the 2016 Annual Meeting of Shareholders and the Annual Report to

Shareholders for the fiscal year ended December 31, 2015 are available at

www.edocumentview.com/avp

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Avon Products, Inc.

Proxy Card Solicited on Behalf of the Board of Directors and

Voting Instruction Card to Great-West Trust Company, LLC, Trustee

The undersigned hereby appoints Jeff Benjamin and Ginny Edwards, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares”) owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 26, 2016, and at any adjournment or postponement thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to Great-West Trust Company, LLC, Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Personal Savings Account Plan which are entitled to be voted at the aforesaid Annual Meeting and at any adjournment or postponement thereof, as instructed on the reverse side of this card. Unless your card is received by May 23, 2016, and unless you have specified your instructions, your Shares cannot be voted by the Trustee.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

■

All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1), FOR the advisory vote to approve executive compensation (Proposal 2), FOR the Approval of 2016 Omnibus Incentive Plan (Proposal 3) and FOR the ratification of the appointment of independent registered public accounting firm (Proposal 4).

■ Shares allocated under the Avon Personal Savings Account Plan WILL NOT BE VOTED.

C	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.